Exhibit 2.14

SUPPLEMENTAL AGREEMENT
dated 12 NOVEMBER 2021
between
WPP CP LLC
WPP FINANCE CO. LIMITED
and
WPP CP FINANCE PLC
as Borrowers

WPP PLC
WPP JUBILEE LIMITED
and
WPP 2005 LIMITED
as Guarantors

and
CITBANK EUROPE PLC, UK BRANCH
as Facility Agent

relating to a US $2,500,000,000 Revolving Credit Facility Agreement
(including US $1,200,000,000 Swingline Facility) dated 15 March 2019 as supplemented, amended and/or amended and restated from time to time

Allen & Overy LLP
0016432-0000687 UKO1: 2007405173.1

CONTENTS
Clause    Page
Schedule

Conditions precedent	4
Amended Facilities Agreement	5

Signatories    1

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THIS AGREEMENT is dated 12 November 2021 and made
BETWEEN:
(1)WPP PLC of Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, incorporated under the laws of Jersey with registered number 111714 as Parent, as guarantor and as Obligors’ Agent (the Obligors’ Agent);
(2)WPP FINANCE CO. LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 03953038 as borrower;
(3)WPP CP LLC of 3411 Silverside Road, Rodney Building #104, City of Wilmington, County of New Castle, DE 19810 incorporated under the laws of the State of Delaware with registered number 5463455 as borrower;
(4)WPP CP FINANCE PLC of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 05785385 as borrower;
(5)WPP 2005 LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 01003653 as guarantor;
(6)WPP JUBILEE LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 08286875 as guarantor; and
(7)CITIBANK EUROPE PLC, UK BRANCH of Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, England as agent of the other Finance Parties under and as defined in the Facilities Agreement defined below (the Facility Agent).
BACKGROUND
(A)This Agreement is supplemental to and amends a US $2,500,000,000 revolving credit facility agreement (including US $1,200,000,000 swingline facility) dated 15 March 2019 between, among others, the Obligors’ Agent as parent and guarantor and the Facility Agent (the Facilities Agreement).
(B)The Lenders (as defined in the Facilities Agreement) have consented to the amendments to the Facilities Agreement contemplated by this Agreement. Accordingly, the Facility Agent is authorised to execute this Agreement on behalf of the Finance Parties.
IT IS AGREED as follows:
1.INTERPRETATION
1.1Definitions
In this Agreement:

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Amended Facilities Agreement means the Facilities Agreement as amended and restated by this Agreement.
Effective Date means the date on which the Facility Agent issues the notification referred to in Clause 2(b) below or such other date as the Obligors’ Agent and the Facility Agent (acting on behalf of all the Lenders) may agree.
1.2Construction
(a)Capitalised terms defined in the Facilities Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.
(b)The provisions of clause 1.3 (Construction) of the Amended Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Facilities Agreement are to be construed as references to this Agreement.
(c)Unless expressly provided to the contrary in this Agreement, nothing in the Contracts (Rights of Third Parties) Act 1999 confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement.
2.AMENDMENTS
(a)The Facilities Agreement will be amended with effect from the Effective Date so that it shall be read and construed for all purposes in the form set out in Schedule 2 (Amended Facilities Agreement).
(b)The Facilities Agreement will not be amended by this Agreement unless the Facility Agent notifies the Obligors’ Agent and the Lenders that it has received all of the documents set out in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Facility Agent on or prior to the Effective Date. The Facility Agent shall give this notification as soon as reasonably practicable.
(c)If the Facility Agent fails to give the notification under paragraph (b) above by 30 November 2021, the Facilities Agreement will not be amended in the manner contemplated by this Agreement.
3.REPRESENTATIONS
(a)Each Obligor confirms to each Finance Party that on the date of this Agreement and on the Effective Date, the representations and warranties contained in sub-clauses 12.1.1 (Status), 12.1.2 (Powers and authorisations), 12.1.3 (Non-Violation) and 12.1.8 (No Default), 12.1.11 (Anti-terrorism and sanctions laws) and 12.1.12 (Investment Company Act) of Clause 12.1 (On Signing) of the Facilities Agreement:
(i)are true; and
(ii)would also be true if references to the Financing Documents are construed as references to this Agreement and the Amended Facilities Agreement.

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(b)In each case, each such representation shall be deemed to be made by reference to the facts and circumstances then existing and, in the case of the confirmation made on the date of this Agreement, as if the Effective Date had occurred.
4.CONSENTS
On the Effective Date, each Obligor:
(a)confirms its acceptance of the Amended Facilities Agreement;
(b)agrees that it is bound as an Obligor by the terms of the Amended Facilities Agreement; and
(c)(if a Guarantor) confirms that its guarantee:
(i)continues in full force and effect on the terms of the Amended Facilities Agreement; and
(ii)extends to the obligations of the Obligors under the Financing Documents (including the Amended Facilities Agreement), in each case, subject to any limitations set out in clause 18.12 (U.S. Guarantee Limitations – Fraudulent Conveyance) and clause 18.13 (Guarantee Limitation – Deemed Dividends) of the Amended Facilities Agreement.
5.MISCELLANEOUS
(a)Each of this Agreement and the Amended Facilities Agreement is a Financing Document.
(b)Subject to the terms of this Agreement, the Facilities Agreement will remain in full force and effect.
6.INCORPORATION OF TERMS
The provisions of clause 26.3 (Rights Cumulative: Waivers), clause 26.7 (Notices), clause 26.11 (Invalidity of any Provision) and clause 26.14 (Submission of jurisdiction) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and references in those clauses to "this Agreement" or the "Financing Documents" are references to this Agreement.
7.COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
8.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
CONDITIONS PRECEDENT
1.The Obligors
(a)A copy of the constitutional documents of each Obligor or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(b)A copy of a resolution of the board of directors of each Obligor (or, in the case of the Obligors’ Agent, a committee of its board of directors):
(i)approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;
(ii)authorising a specified person or persons to execute this Agreement on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with, this Agreement.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(e)A copy of a good standing certificate with respect to each U.S. Obligor issued as of a recent date by Secretary of State or other appropriate official of each U.S. Obligor's jurisdiction of incorporation or organisation.
2.Legal opinions
(a)An opinion of Ogier (Jersey) LLP, Jersey counsel to the Lenders, substantially in the form distributed to the Lenders prior to the date of this Agreement.
(b)An opinion of Clifford Chance LLP, English counsel to the Lenders, substantially in the form distributed to the Lenders prior to the date of this Agreement.
(c)An opinion of Allen & Overy LLP, U.S. counsel to WPP CP LLC, substantially in the form distributed to the Lenders prior to the date of this Agreement.
(d)A secretary’s certificate from the Obligors' Agent addressed to Ogier (Jersey) LLP in respect of their legal opinion.

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3.Other documents and evidence
(a)A copy of the WPP 2020 sustainability report.
(b)Evidence that there are no Advances outstanding as at the Effective Date.
(c)Evidence that the fees, costs and expenses then due from the Obligors under the Facilities Agreement have been paid.

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Schedule 2
AMENDED FACILITIES AGREEMENT

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ORIGINALLY DATED 15 MARCH 2019 as amended and restated by a supplemental agreement dated 12 November 2021
WPP CP LLC
WPP FINANCE CO. LIMITED
AND
WPP CP FINANCE PLC
AS BORROWERS
WPP PLC
WPP JUBILEE LIMITED
AND
WPP 2005 LIMITED

AS GUARANTORS
CITIBANK EUROPE PLC, UK BRANCH
AS FACILITY AGENT
CITIBANK, N.A.
AS SWINGLINE AGENT

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY
(PREVIOUSLY KNOWN AS BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY)
BARCLAYS BANK PLC
BNP PARIBAS
CITIGROUP GLOBAL MARKETS LIMITED
COMMERZBANK AG, LONDON BRANCH
GOLDMAN SACHS BANK USA
HSBC BANK PLC
ING BANK N.V., LONDON BRANCH
J.P. MORGAN SECURITIES PLC
NATIONAL WESTMINSTER BANK PLC
SUMITOMO MITSUI BANKING CORPORATION
WELLS FARGO BANK N.A., LONDON BRANCH
AS BOOKRUNNERS
AND
THE LENDERS REFERRED TO HEREIN

U.S.$2,500,000,000 REVOLVING CREDIT FACILITY AGREEMENT (INCLUDING U.S.$1,200,000,000 SWINGLINE FACILITY)
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CONTENTS
Clause	Page

0016432-0000687 UKO1: 2007405253.1	- i-

0016432-0000687 UKO1: 2007405253.1	- ii-

THIS AGREEMENT is originally dated 15 March 2019 and is as amended and restated by the Supplemental Agreement,
BETWEEN:
(1)WPP PLC of Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, incorporated under the laws of Jersey with registered number 111714 as parent and guarantor (the "Parent");
(2)WPP FINANCE CO. LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 3953038 as borrower ("WPP Finance");
(3)WPP CP LLC of 3411 Silverside Road, Rodney Building #104, City of Wilmington, County of New Castle, DE 19810 incorporated under the laws of the State of Delaware with registered number 5463455 as borrower ("WPP CP LLC");
(4)WPP CP FINANCE PLC of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 05785385 as borrower ("WPP CP Finance");
(5)WPP 2005 LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 01003653 as guarantor ("WPP 2005");
(6)WPP JUBILEE LIMITED of Sea Containers House, 18 Upper Ground, London SE1 9GL, England, incorporated under the laws of England and Wales with registered number 08286875 as guarantor ("WPP Jubilee");
(7)CITIBANK EUROPE PLC, UK BRANCH of Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, England (the "Facility Agent");
(8)CITIBANK, N.A. of 1615 Brett Road, New Castle, DE 19720, USA as swingline agent (the "Swingline Agent");
(9)BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY (previously known as Bank of America Merrill Lynch International Designated Activity Company) of 2 Park Place, Hatch Street, Dublin 2, Ireland; BARCLAYS BANK PLC of 1 Churchill Place, London, E14 5HP, England; BNP PARIBAS of 10 Harewood Avenue, London NW1 6AA, England; CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England; COMMERZBANK AG, LONDON BRANCH of 30 Gresham Street, London EC2V 7PG, England; GOLDMAN SACHS BANK USA of 200 West Street, New York, New York 10282, HSBC BANK PLC of 8 Canada Square, London E14 5HQ, England; ING BANK N.V., LONDON BRANCH of 8-10 Moorgate, London, EC2R 6DA, England; J.P. MORGAN SECURITIES PLC of 25 Bank Street, Canary Wharf, London E14 5JP, England, NATIONAL WESTMINSTER BANK PLC of 250 Bishopsgate, London EC2M 4AA, England; SUMITOMO MITSUI BANKING CORPORATION of 99 Queen Victoria Street, London EC4V 4EH, England; and WELLS FARGO BANK N.A., LONDON BRANCH of 33 King William Street, London EC4R 9AT, England; DANSKE BANK A/S of 2-12 Holmens Kanal, DK-1092 Copenhagen K, Denmark; INTESA SANPAOLO S.P.A. of 90 Queen Street, London EC4N 1SA, England, and NORDEA BANK ABP, FILIAL I SVERIGE of Corporate & Investment Banking, H320, Smålandsgaten 17, SE-105 71 Stockholm, Sweden; (as "Mandated Lead Arrangers"); and
(10)THE BANKS AND FINANCIAL INSTITUTIONS listed in Part I and Part II of Schedule 1 (Lenders and Commitments) as Lenders.

IT IS AGREED AS FOLLOWS:
1.INTERPRETATION
1.1Definitions
In this Agreement each of the following expressions has, except where the context otherwise requires, the meaning shown opposite it.
"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A3 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency.
"Accession Notice" means in respect of a proposed Additional Obligor, a notice substantially in the form set out in Schedule 4 (Form of Accession Notice) duly completed and signed on behalf of the proposed Additional Obligor and the Obligors' Agent.
"Additional Business Day" means any day specified as such in the applicable Compounded Rate Terms.
"Additional Obligor" means an additional Borrower or an additional Guarantor, pursuant, in each case, to Clause 3.7 (Accession of Additional Obligors).
"Advance" means a Revolving Facility Advance or a Swingline Advance.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agent's Spot Rate of Exchange" means the spot rate of exchange determined by the Facility Agent for the purchase with one currency of any other relevant currency in the London foreign exchange market at or about 11.00 a.m. on the date of the relevant Request for delivery two Business Days later, the Facility Agent's certificate of such rate being conclusive in the absence of manifest error.
"Agent" means the Facility Agent or the Swingline Agent and the term "Agents" shall mean both of them.
"Alternative Currency" means:
(a)euro;
(b)sterling;
(c)Japanese Yen;
(d)Swiss francs; and
(e)any other currency (other than U.S. Dollars) approved by all the Lenders, provided that in the case of (c), (d) and (e), such currency is freely transferable and immediately convertible into U.S. Dollars and available in the wholesale market for that currency on the Business Day before the proposed Drawing Date and the Drawing Date for that Utilisation (and, in the case of (e), the Agent (acting on the instructions of the Majority Lenders) and the Obligors' Agent have agreed Compounded Rate Terms (or other appropriate terms in respect of an interest rate benchmark) in respect of Advances in the relevant currency).

"Anti-Corruption Laws" means the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
"Anti-Terrorism Law and Sanctions Law" means each of:
(f)Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the "Executive Order");
(g)the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the "USA Patriot Act");
(h)the Money Laundering Control Act of 1986, Public Law 99-570;
(i)any sanctions administered or enforced by the United States Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, "Sanctions"); and
(j)any similar law in the United States of America, the European Union or the United Kingdom.
"Applicable Accounting Principles" means accounting principles and practices as used in the Original Financial Statements with, for the avoidance of doubt, the classification of finance leases and operating leases and the treatment of income and expenditure in connection thereto being as per the accounting principles and practices in force as at the date of the Original Financial Statements.
"Availability Period" means the period commencing on the date of this Agreement and ending at the close of business in New York on the Final Drawing Date.
"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:
(k)the Dollar Amount of its participation in any outstanding Advances under that Facility; and
(l)in relation to any proposed Utilisation, the Dollar Amount of its participation in any Advances that are due to be made under that Facility on or before the proposed Drawing Date, other than that Lender's participation in any Advance under that Facility that is due to be repaid or prepaid on or before the proposed Drawing Date.
"Back to Back Loan" means any loan or other financial accommodation made available to a member of the Group to the extent that the creditor has recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Group placed, as part of a related transaction, with that creditor (or an affiliate of that creditor) or a financial institution approved by that creditor on the basis that the deposit be available, directly or indirectly, so as to reduce the economic exposure of the creditor to the Group, when looking at the related transactions together, to a net amount.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(m)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(n)in relation to the United Kingdom, the UK Bail-in Legislation.
"Basel III" has the meaning given to such term in paragraph (b) of sub-clause 14.2.2 of Clause 14.2 (Increased Costs).
"Borrower" means WPP CP LLC, WPP Finance, WPP CP Finance and any additional Borrower as shall accede to this Agreement as a Borrower pursuant to Clause 3.7 (Accession of Additional Obligors) or be substituted under Clause 3.9 (Substitution of Borrowers), in each case so long as they remain or are required to remain Borrowers and, as the context requires, together the "Borrowers".
“Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 or DTTP2A duly completed and filed by the relevant Borrower, which:
(o)where it relates to a UK Treaty Lender that is a Lender at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part I of Schedule 1 (Lenders and Commitments), and
(i)where the Borrower is a Borrower at the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date of the date of this Agreement; or
(ii)where the Borrower became a Borrower after the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower became a Borrower; or
(b)where it relates to a UK Treaty Lender that is a New Lender or Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Increase Confirmation, and
(i)where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date or Increase Date; or
(ii)where the Borrower became a Borrower after the relevant Transfer Date or Increase Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower became a Borrower.
"Break Costs" means the amount (if any) by which:
(a)the interest (exclusive of Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Term Rate Advance or a related Unpaid Sum to the last day of the current Interest Period in respect of that Term Rate Advance or related Unpaid Sum, had the principal amount or relevant Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or relevant Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open in London for the transaction of business of the nature required by this Agreement and:
(c)in relation to a day on which a payment is to be made in a currency other than euros in the place of the principal domestic market of the currency of such payment;
(d)which is (in relation to any fixing date for euros), a TARGET Day; and
(e)in relation to:
(i)any date for payment or purchase of an amount relating to a Compounded Rate Advance; or
(ii)the determination of the first day or the last day of an Interest Period for a Compounded Rate Advance, or otherwise in relation to the determination of the length of such an Interest Period, which is an Additional Business Day relating to that Compounded Rate Advance or Unpaid Sum.
"Central Bank Rate" has the meaning given to that term in the applicable Compounded Rate Terms.
"Central Bank Rate Adjustment" has the meaning given to that term in the applicable Compounded Rate Terms.
"Code" means the City Code on Takeovers and Mergers.
"Commitment" means a Revolving Facility Commitment or a Swingline Commitment.
"Compounded Rate Advance" means any Revolving Facility Advance or, if applicable, Unpaid Sum, which is not a Term Rate Advance.
"Compounded Rate Currency" means U.S. Dollars or any Alternative Currency other than euro.
"Compounded Rate Interest Payment" means the aggregate amount of interest that:
(a)is, or is scheduled to become, payable under any Financing Document; and
(b)relates to a Compounded Rate Advance.
"Compounded Rate Supplement" means, in relation to any Compounded Rate Currency, a document which:
(a)is agreed in writing by the Obligors’ Agent, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);
(b)specifies for that Compounded Rate Currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and
(c)has been made available to the Obligors’ Agent and each Finance Party.
"Compounded Rate Terms" means in relation to:
(d)a Compounded Rate Currency;
(e)a Compounded Rate Advance or related Unpaid Sum in a Compounded Rate Currency;

(f)an Interest Period for a Compounded Rate Advance or Unpaid Sum in a Compounded Rate Currency (or other period for the accrual of commission or fees in a Compounded Rate Currency); or
(g)any term of this Agreement relating to the determination of a rate of interest in relation to a Compounded Rate Advance or Unpaid Sum in a Compounded Rate Currency,
the terms set out for that currency in Schedule 10 (Compounded Rate Terms) or in any Compounded Rate Supplement.
"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Advance, the percentage rate per annum which is the aggregate of:
(h)the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(i)the applicable Credit Adjustment Spread.
"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:
(j)is agreed in writing by the Obligors’ Agent, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);
(k)specifies a calculation methodology for that rate; and
(l)has been made available to the Obligors’ Agent and each Finance Party.
"Confidential Information" means all information relating to the Parent, any Obligor, the Group, the Financing Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Financing Documents or a Facility from either:
(m)any member of the Group or any of its advisers; or
(n)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24 (Confidentiality); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form recommended by the Loan Market Association from time to time or in any other form agreed between the Parent and the Facility Agent.
"Credit Adjustment Spread" means, in respect of any Compounded Rate Advance, any rate which is either:
(a)specified as such in the applicable Compounded Rate Terms;
(b)determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the applicable Compounded Rate Terms; or
(c)otherwise agreed between the Facility Agent (acting on the instructions of all of the Lenders) and the Obligors' Agent.
"Credit Rating" means the rating by each of S&P and Moody's for the long-term unsecured and non-credit enhanced debt obligations of the Parent.
"CTA" means the Corporation Tax Act 2009.
"CTA 2010" means the Corporation Tax Act 2010.
"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Advance, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 11 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
"Daily Rate" means the rate specified as such in the applicable Compounded Rate Terms.
"Defaulting Lender" means any Lender:
(d)which has failed to make its participation in an Advance available or has notified the Facility Agent or the Swingline Agent (as appropriate) that it will not make its participation in an Advance available by the Drawing Date of that Advance in accordance with Clause 3.1 (Participation in Revolving Facility Advances) or sub-clause 6.4.1 of Clause 6.4 (Swingline Lenders' participation);
(e)which has otherwise rescinded or repudiated a Financing Document; or
(f)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five Business Days of its due date; or

(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Financing Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Financing Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Financing Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Dollar Amount" means:
(a)in relation to any Advance or other amount denominated in U.S. Dollars, its principal amount; or
(b)in relation to any Advance in an Alternative Currency, the Dollar Equivalent of the principal amount of such Advance determined on the date on which a Request is received by the Facility Agent.
"Dollar Equivalent" means in relation to any amount denominated in any currency other than U.S. Dollars, the equivalent thereof in U.S. Dollars as determined by the Facility Agent on the basis of the Agent's Spot Rate of Exchange on the date of determination.
"Drawing Date" means a Business Day upon which any Advance is to be made available.
"Dutch FSA" means the Financial Supervision Act (Wet op het financieel toezicht) including any regulations issued pursuant thereto.
"Dutch Undisclosed Administration" means, in relation to a Lender, the appointment of a "silent administrator" (stille bewindvoerder) pursuant to the Dutch FSA.
"Earn-out Payment" means any payment made or to be made to a former shareholder in a Subsidiary pursuant to arrangements made in connection with the acquisition of such Subsidiary by any member of the Group and related to the performance of that Subsidiary, including any payment in respect of loan notes issued to such former shareholder in connection with the said acquisition but excluding payments under Employee Incentive Plans.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Eligible Company" means any of the Borrowers and any other wholly owned Subsidiary which is approved by the Facility Agent (acting on the instructions of the all the Lenders).
"Employee Incentive Plan" means any arrangement entered into by any member of the Group (other than Earn-out Payments) for the payment for services, acquisition or purchase of shares, warrants or other equity linked instruments of any kind (or options for any of the foregoing) or similar arrangements with any person (or any entity on behalf of or ultimately for the benefit of that person) primarily for the purpose of incentivising or compensating that person for services to any member of the Group in the nature of services of employment.
"Environmental KPI" means Environmental KPI 1 or Environmental KPI 2.
"Environmental KPI 1" means the absolute scope 1 & 2 emissions generated by the Group in any Sustainability Performance Period as measured in tCO2e (or such other environmental key performance indicator as may be agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent).
"Environmental KPI 2" means the amount of electricity purchased by the Group in any Sustainability Performance Period which is from renewable sources expressed as a percentage of the total amount of electricity purchased by the Group in that Sustainability Performance Period (or such other environmental key performance indicator as may be agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent).
"Environmental KPI Targets" means, in respect of each Environmental KPI, the performance target for each relevant Sustainability Performance Period as set out in the table below (or as may otherwise be agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent):

Environmental KPI	Target for Financial Year Ending 31 December 2022	Target for Financial Year Ending 31 December 2023	Target for Financial Year Ending 31 December 2024	Target for Financial Year Ending 31 December 2025
Environmental KPI 1 (tCO2e)	50,799.07	38,537.22	26,275.38	14,013.54
Environmental KPI 2 (%)	79	86	93	100

"ERISA" means the US Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means, with respect to any Obligor, any person treated as a single employer with any Obligor for the purpose of section 414(b), (c), (m) or (o) of the United States Internal Revenue Code of 1986, as amended or treated as under common control with an Obligor under Section 4001(a)(14) of ERISA.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"EURIBOR" means, in relation to any Term Rate Advance in euro:
(c)the applicable Screen Rate as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for euro and for a period equal in length to the Interest Period of that Term Rate Advance; or

(d)as otherwise determined pursuant to Clause 14.5 (Unavailability of Screen Rate for Term Rate Advances or No RFR for Compounded Rate Advances denominated in Japanese Yen), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
"euro" and "EUR" mean the single currency unit of the Participating Member States.
"Event of Default" means any of the events mentioned in Clause 16.1 (Events of Default).
"Existing Facility" means the facility made available pursuant to the U.S. $2,500,000,000 revolving credit facility agreement dated 30 November 2011 as amended and restated pursuant to amendment and restatement agreements dated 14 December 2012, 25 April 2013 and 18 July 2014 and as amended pursuant to an amendment letter dated 5 February 2016 between, amongst others, WPP PLC as parent and guarantor and Citibank International plc as facility agent.
"Facility" means the Revolving Facility or the Swingline Facility (as a sub-limit of the Revolving Facility).
"Facility Agent" means Citibank Europe plc, UK Branch or any successor as facility agent of the Lenders under the Financing Documents.
"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:
(e)sections 1471 to 1474 of the Revenue Code or any associated regulations;
(f)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(g)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(h)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Revenue Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 July 2014; or
(i)in relation to a "passthru payment" described in section 1471(d)(7) of the Revenue Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Financing Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letters between, amongst others, the Facility Agent and/or Swingline Agent and/or a Lender and an Obligor setting out any of the fees referred to in Clause 21 (Fees and Expenses) or under any other Financing Document.
"Final Drawing Date" means the date falling seven days prior to the Final Maturity Date.
"Final Maturity Date" means 13 March 2026.
"Financing Documents" means this Agreement, the Accession Notices, any Novation Agreement, any Fee Letters, any Resignation Letter, the Supplemental Agreement, any Compounded Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Facility Agent and the Obligors' Agent in writing.
"Finance Party" means the Facility Agent, the Swingline Agent or a Lender.
"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to sub-clause 14.8.1 (ii) of Clause 14.8 (Cost of funds).
"Group" means the Parent and each of its Subsidiaries from time to time.
"Group Structure Chart" means the abbreviated Group structure chart which sets out the Obligor structure as delivered by the Parent to the Facility Agent pursuant to Clause 4.1 (Conditions to the Facilities).
"Guaranteed Amounts" means any and all amounts whatsoever (including, without limitation, interest accruing in the period after the date on which the resolution is passed or, as the case may be, petition, application or notice is filed initiating a proceeding referred to in sub-clauses 16.1.6 or 16.1.9 of Clause 16.1 (Events of Default), whether or not such interest constitutes a claim which is provable for the purposes of such proceeding) which are to be paid by the Obligors (or any of them) to the Finance Parties (or any of them) under the Financing Documents (provided always that any amounts to be paid by a Borrower shall not constitute Guaranteed Amounts for the purpose of the guarantee given by that company in its capacity as a Guarantor).
"Guarantor" means the Parent, WPP 2005, WPP Jubilee and any other member of the Group which becomes an additional Guarantor in accordance with Clause 3.7 (Accession of Additional Obligors) or Clause 13.17 (Guarantees).
"Holding Company" means in relation to a person, an entity of which that person is a Subsidiary.
"IFRS" means the international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements save that the classification of finance leases and operating leases and the treatment of income and expenditure in connection thereto shall be as per the international accounting standards in force as at the date of the Original Financial Statements.
"Impaired Agent" means an Agent at any time when:
(j)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Financing Documents by the due date for payment;
(k)the Agent otherwise rescinds or repudiates a Financing Document;
(l)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or
(m)an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).
"Increase Date" means the later of:
(a)the date specified as such in the relevant Increase Confirmation; and
(b)the date on which the Facility Agent executes such Increase Confirmation.
"Increase Lender" has the meaning given to that term in sub-paragraph (i) of sub-clause 2.2.1 of Clause 2.2 (Increase).
"Insolvency Event" in relation to an entity means that the entity:
(c)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(d)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(e)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(f)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, in each case other than by way of a Dutch Undisclosed Administration;
(g)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(h)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above; or
(i)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interest Payment Date" means for any Advance, the last day of an Interest Period and for any Interest Period longer than six months the dates falling at six monthly intervals after the first day of such Interest Period and the last day of such Interest Period.

"Interest Period" means for any Advance, the period determined in accordance with sub-clause 5.1.5 of Clause 5.1 (Revolving Facility Advances) or paragraph (f) of sub-clause 6.3.1 of Clause 6.3 (Completion of a Request for Swingline Advances).
"Interpolated Screen Rate" means, in relation to any Term Rate Advance the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(j)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Term Rate Advance; and
(k)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Term Rate Advance, each as at 11.30 a.m. (Brussels time) on the Rate Fixing Day for the currency of that Term Rate Advance.
"ITA" means the Income Tax Act 2007.
"Japanese Yen" and "JPY" denote the lawful currency of Japan.
"Lenders" means the Revolving Facility Lenders and the Swingline Lenders.
"Loan" means the aggregate of Advances outstanding under this Agreement.
"Lookback Period" means the number of days specified as such in the applicable Compounded Rate Terms.
"Majority Lenders" means:
(l)whilst an Event of Default is continuing:
(i)if Advances are outstanding, a Lender or Lenders whose participations in the Advances then outstanding aggregate more than 66 2/3 per cent. of all the Advances then outstanding (where, for the purpose of such calculation, any Advances which have not been made in U.S. Dollars shall be converted into U.S. Dollars at the Agent's Spot Rate of Exchange); or
(ii)if no Advances are outstanding, a Lender or Lenders whose Revolving Facility Commitments represent more than 66 2/3 per cent. in aggregate of the Revolving Facility Total Commitments (or if the Revolving Facility Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Revolving Facility Total Commitments immediately prior to the reduction); or
(b)at any other time, a Lender or Lenders whose Revolving Facility Commitments represent more than 66 2/3 per cent. in aggregate of the Revolving Facility Total Commitments (or, if the Revolving Facility Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Revolving Facility Total Commitments immediately prior to the reduction).
"Majority Swingline Lenders" means a Swingline Lender or Swingline Lenders whose Swingline Commitments represent more than 66 2/3 per cent. in aggregate of the Total Swingline Commitments (or, if the Total Swingline Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Swingline Commitments immediately prior to the reduction).
"Margin" has the meaning given thereto in Clause 9.1 (Margin, Commitment and Utilisation Fees).

"Margin Stock" means margin stock or "margin security" within the meaning of Regulations T, U and X.
"Material Subsidiary" means at any time, a Subsidiary whose revenues or operating profits are at least 5% of the aggregate of the total consolidated revenues or, as the case may be, total consolidated operating profits of all members of the Group. For this purpose:
(c)in the case of a company which itself has subsidiaries, the calculation shall be made by using the consolidated revenues or, as the case may be, consolidated operating profits of it and its subsidiaries;
(d)the calculation of consolidated revenues or, as the case may be, consolidated operating profits shall be made by reference to:
(i)the accounts of the relevant Subsidiary (consolidated where necessary) used for the purpose of the most recent audited consolidated accounts of the Parent; and
(ii)the accounts of each member of the Group used for the purpose of those audited consolidated accounts of the Parent.
"Moody's" means Moody's Investors Service, Inc.
"Notice of Proposed Substitution" means in respect of a proposed substitute Borrower, the notice delivered by the Obligors' Agent to the Facility Agent in the form set out in Schedule 5 (Notice of Proposed Substitution).
"Novation Agreement" means in respect of a proposed substitute Borrower, a novation agreement substantially in the form set out in Schedule 6 (Form of Novation Agreement) duly executed or to be executed by the parties thereto.
"Obligors" means the Guarantors and the Borrowers.
"Obligors' Agent" means the Parent as agent for the Borrowers and the Guarantors and each of them in accordance with Clause 3.5 (Obligors' Agent).
"Original Financial Statements" means the audited consolidated financial statements (including the profit and loss, cash flow statement and balance sheet) of the Parent and its Subsidiaries for the year ended 31 December 2017.
"Outstandings" means, in respect of a Lender, the aggregate Dollar Amount of that Lender's participation in all Advances for the time being outstanding.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Potential Event of Default" means any event which with the giving of notice, expiry of any grace period or satisfaction of any other condition specified in Clause 16.1 (Events of Default) would constitute an Event of Default.
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Financing Document.

"Rate Fixing Day" means, in respect of a Term Rate Advance in euros only, the second TARGET Day before the first day of an Interest Period for that Advance, (unless market practice differs in the Relevant Market for euro, in which case the Rate Fixing Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Rate Fixing Day will be the last of those days)).
"Ratio Certificate" means the certificate referred to in sub-clause 13.6.1(b) of Clause 13.6 (Compliance certificates).
"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.
"Reference Bank Rate" means, in relation to EURIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could fund itself in euro for the relevant period in the European interbank market.
"Reference Banks" means, the principal London offices of such Lenders (or Affiliates of Lenders) as may be appointed as such by the Facility Agent with the approval of both the relevant Lender (or Affiliate of a Lender) and the Obligors' Agent (approval of the Obligors’ Agent not to be unreasonably withheld) and any replacement Lender (or Affiliate of a Lender) nominated under Clause 9.7 (New Reference Bank).
"Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Related Fund", in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Market" means:
(a)subject to paragraph (b) below, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market; and
(b)in relation to a Compounded Rate Currency, the market specified as such in the applicable Compounded Rate Terms.
"Reporting Time" means the relevant time (if any) specified as such in the applicable Compounded Rate Terms.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Request" means a notice of drawing substantially in the form set out in Part I or Part II of Schedule 2 (Requests) duly completed and signed by the Obligors' Agent.
"Resignation Letter" means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means any person or entity:
(c)listed in (i) the "Specially Designated Nationals and Blocked Persons" list maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control, (ii) any list of sanctioned persons or export restricted persons maintained by the U.S. Departments of Commerce or State, or (iii) any Sanctions list maintained by the United Nations Security Council, the European Union or the United Kingdom, including any asset freeze list or investment ban list designating specific persons, entities or bodies under any such Sanctions (collectively, "Listed Persons"); or
(d)owned or controlled by a Listed Person.
"Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.
"Revolving Facility" means the revolving loan facility (including a swingline facility as a sub-limit) made available under this Agreement as described in Clause 2.1 (The Facilities).
"Revolving Facility Advance" means the principal amount of each amount made available to a Borrower hereunder in respect of the Revolving Facility by way of advance or roll-over or (as the context requires) the principal amount thereof for the time being outstanding.
"Revolving Facility Commitment" means:
(e)in relation to a Lender as at the date of this Agreement, the amount in U.S. Dollars opposite its name under the heading "Commitment (in U.S. Dollars)" in Part I of Schedule 1 (Lenders and Commitments) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(f)in relation to any other Lender, the amount in U.S. Dollars of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Revolving Facility Lender" means:
(g)each of the banks and financial institutions listed in Part I of Schedule 1 (Lenders and Commitments) as having a Revolving Facility Commitment; or
(h)any other bank, financial institution, trust, fund or other entity that assumes or acquires a Revolving Facility Commitment in accordance with Clause 2.2 (Increase) or Clause 23.2 (Assignments and transfers by the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
"Revolving Facility Total Commitments" means the aggregate amount of the Revolving Facility Commitments being $2,500,000,000 at the date of this Agreement (which includes the Total Swingline Commitments as a sub-limit of the Revolving Facility Commitments).
"RFR" means the rate specified as such in the applicable Compounded Rate Terms.
"RFR Banking Day" means any day specified as such in the applicable Compounded Rate Terms.
"Sanctions" has the meaning given thereto in the definition of "Anti-Terrorism Law and Sanctions Law" in this Clause 1.1 (Definitions).

"S&P" means S&P Global Ratings, a division of S&P Global Inc..
"Screen Rate" means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on the appropriate page (being currently Thomson Reuters screen page EURIBOR01) on the information service which publishes that rate without taking account of any correction, recalculation or republication of the originally published rate.
"Security Interest" means any mortgage, charge, pledge, lien or other security interest.
"Sharing Lender" has the meaning given thereto in sub-clause 22.2.7 of Clause 22.2 (Pro rata Sharing).
"Shortfall" has the meaning given thereto in sub-clause 7.3.4 of Clause 7.3 (Repayment).
"SMS" means the Sustainalytics management score for the Group in any Sustainability Performance Period as assessed by Sustainalytics, and found in the Group’s annual sustainability report (or such other sustainability management score as may be agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent).
"sterling", "pounds" and "£" mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
"Subsidiary" means a subsidiary for the time being of the Parent and "Subsidiaries" shall refer to all such subsidiaries.
"Supplemental Agreement" means the supplemental agreement dated 12 November 2021 between, amongst others, the Parent and the Facility Agent which amended and restated this Agreement.
"Sustainability Certificate" means a certificate in the form set out in Schedule 12 (Form of Sustainability Compliance Certificate).
"Sustainability Performance Period" means:
(i)the financial year of the Parent; or
(j)any other period agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.
"Sustainability Reporting Date" means 30 June in each calendar year.
"Swingline Advance" means an advance made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that advance.
"Swingline Commitment" means:
(k)in relation to a Swingline Lender as at the date of this Agreement, the amount in U.S. Dollars set opposite its name under the heading "Swingline Commitment" in Part II of Schedule 1 (Lenders and Commitments) and the amount of any other Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(l)in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.
"Swingline Facility" means the dollar swingline advance facility made available under this Agreement as a sub-limit of the Revolving Facility as described in Clause 7 (Swingline Advances).
"Swingline Lender" means:
(m)each of the banks and financial institutions listed in Part II of Schedule 1 (Lenders and Commitments) as a swingline lender; or
(n)any other bank, financial institution, trust, fund or other entity that becomes a "Lender" in respect of a Swingline Commitment or participation in an Advance under the Swingline Facility after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 23.2 (Assignments and transfers by the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
"Swiss francs" and "CHF" denote the lawful currency of Switzerland.
"TARGET2" means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an Advance under a Financing Document is either:
(o)a company resident in the United Kingdom for United Kingdom tax purposes;
(p)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Financing Document, other than a FATCA Deduction.
"Term Rate Advance" means any Revolving Facility Advance or, if applicable, Unpaid Sum, denominated in euro.

"Total Outstandings" means the aggregate amount from time to time of the Outstandings in respect of all the Lenders.
"Total Swingline Commitments" means the aggregate amount of the Swingline Commitments, being $1,200,000,000 at the date of this Agreement.
"Transfer Certificate" means a certificate substantially in the form of Schedule 7 (Form of Transfer Certificate) delivered by a Lender to the Facility Agent pursuant to Clause 23.6 (Procedure for transfer).
"Transfer Date" means, in relation to a transfer, the later of:
(d)the proposed Transfer Date specified in the Transfer Certificate; and
(e)the date on which the Facility Agent executes the Transfer Certificate, and, in relation to an assignment, the date on which such assignment takes effect.
"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"UK Non-Bank Lender" means where a Lender becomes a Party after the date of this Agreement, a Lender which gives a Tax Confirmation in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party.
"UK Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an Advance under a Financing Document and is:
(f)a Lender:
(i)which is a bank (as defined for the purpose of section 879 of the ITA) making an Advance under a Financing Document; or
(ii)in respect of an Advance made under a Financing Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that Advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Advance;
(b)a Lender which is:
(i)a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)a partnership each member of which is:
(A)a company so resident in the United Kingdom; or
(B)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(c)a UK Treaty Lender.
"UK Treaty Lender" means a Lender which:
(d)is treated as a resident of a UK Treaty State for the purposes of a relevant UK Treaty;
(e)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Advance is effectively connected; and
(f)fulfils any other conditions which must be fulfilled under the relevant UK Treaty for residents of that UK Treaty State to obtain full exemption from UK tax on interest, except for this purpose it shall be assumed that any necessary procedural formalities are satisfied.
"UK Treaty State" means a jurisdiction having a double taxation agreement (a "UK Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
"United States Person" means a United States person for U.S. federal income tax purposes.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Financing Documents.
"U.S." means the United States of America.
"U.S. Borrower", "U.S. Subsidiary" and "U.S. Obligor" mean a Borrower, Subsidiary or Obligor, as the case may be, incorporated or organised under the laws of any State in the United States of America.
"U.S. Dollars" and "$" mean the lawful currency of the United States of America.
"U.S. Tax Obligor" means:
(g)a Borrower which is resident for tax purposes in the U.S.; or
(h)an Obligor some or all of whose payments under the Financing Documents are from sources within the U.S. for U.S. federal income tax purposes.
"Utilisation" means a utilisation of the Facilities.
"VAT" means:
(i)any value added tax imposed by the Value Added Tax Act 1994;
(j)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(k)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Withdrawal Act” means the European Union (Withdrawal) Act 2018.
"Write-down and Conversion Powers" means:
(l)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(m)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Financial Definitions
In this Agreement the following expressions have the following meanings:
"Borrowings" means:
(a)moneys borrowed or raised (including, without limitation, amounts advanced under any accounts receivable facility entered into on or after the date of this Agreement (other than in respect of any receivables to the extent that they are sold on a non-recourse basis);
(b)any liability under any bond, bill discounting facility, debenture, note or other similar debt security or under acceptance credit or note purchase facilities, letter of credit, subordinated debt or any amount raised pursuant to an issue of shares which are expressed to be redeemable (in cash or in instruments which would themselves constitute Borrowings) on or prior to the Final Maturity Date;
(c)any liability in respect of the acquisition cost of assets or services to the extent payable more than 120 days before or after the time of acquisition or possession thereof by the party liable but excluding any bona fide performance related cash consideration payable under Employee Incentive Plans or for an acquisition calculated by reference to future profits in accordance with the current practice of the Parent and its Subsidiaries as at the date of this Agreement;
(d)the capital element of rentals payable under finance leases (required to be disclosed in accordance with IFRS) entered into primarily as a method of raising finance or financing the acquisition cost of the asset in question; and
(e)any guarantee or other assurance against financial loss in respect of any indebtedness of the type specified in paragraphs (a) to (d) of this definition (including any obligation to counter-indemnify any person in respect of the provision of any such guarantee (but only to the extent that Borrowings supported thereby are outstanding)), but:
(i)indebtedness owing or shares issued by one member of the Group to another member of the Group shall not be taken into account as Borrowings;

(ii)interest (other than interest which is capitalised and which itself bears interest), acceptance commission and finance charges shall be excluded;
(iii)Trade Debt and Back to Back Loans shall be excluded; and
(iv)no indebtedness shall be taken into account more than once (so that, for example, a guarantee shall be excluded to the extent that the indebtedness guaranteed thereby is taken into account).
"Cash" means, at any time, cash in hand or at bank or cash equivalent instruments to which members of the Group are alone beneficially entitled and for so long as (a) there is no security over that cash or cash equivalent instrument and (b) such cash or such cash equivalent instrument is freely available to be applied in repayment or prepayment of the Facilities;
"Consolidated EBITDA" means in respect of any Financial Period the Relevant Operating Profit of the Group for such Financial Period:
(a)before deducting all depreciation and other amortisation and write-downs, including but not limited to goodwill amortisation and brand write-downs;
(b)before taking into account any Exceptional Items (whether positive or negative);
(c)after deducting any gain over, and adding back any losses under, book value (including related goodwill) arising on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain or loss arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account, whether as an Exceptional Item or otherwise;
(d)excluding the charge to profit represented by the expensing of stock options; and
(e)taking no account of unrealised gains/losses on financial instruments;
and for the purposes of the foregoing no item shall be effectively deducted or credited more than once in this calculation, all as determined on a consolidated basis by reference to the most recent financial statements and certificates delivered pursuant to Clause 13.6 (Compliance certificates);
"Consolidated Total Net Debt" means at any time the aggregate amount of all obligations of the Group for or in respect of Borrowings but deducting the aggregate amount of freely available Cash held by any member of the Group at such time, and so that no amount shall be included or excluded more than once;
"Exceptional Items" means any material items of an unusual or non-recurring nature which represent gains or losses including, without limitation, those arising on:
(f)the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(g)disposals, revaluations or impairment of non-current assets; and
(h)disposals of assets associated with discontinued operations;
"Financial Period" shall refer to each period of 12 months ending on 30th June and 31st December in each year;
"Interest Cover Ratio" for any Financial Period in respect of the Group means the ratio of (a) Consolidated EBITDA to (b) Interest Expense less Interest Receivable;

"Interest Expense" means, in respect of any Financial Period, (a) the amount of interest (or equivalent consideration) accrued (on a consolidated basis) for or by way of interest or equivalent consideration on the Advances and other Borrowings of the Group as a whole including any interest or similar consideration paid or accrued or discounts given in respect of the sale or financing of Group accounts receivables and the amount of payments made under interest rate swap and cap agreements and similar interest rate hedging arrangements made by the Group as a whole (but excluding commitment fees, management fees, banking arrangement fees, actuarial gains and losses, agent's administration and participation fees (including those payable hereunder)) determined in accordance with IFRS, consistently applied less (b) the amount of payments from counterparties under interest rate swap and cap agreements and similar interest rate hedging arrangements receivable or received by the Group in respect of that period;
"Interest Receivable" means, in respect of any Financial Period, interest income accrued during that period on financial deposits and similar assets of the Group on a consolidated basis;
"Relevant Operating Profit" means, in respect of any Financial Period, the consolidated operating profits of the Group, as disclosed in or derived from the published or announced financial results of the Group; and
"Trade Debt" means:
(i)obligations of any member of the Group to pay the purchase price of assets or services purchased by any member of the Group in the ordinary course of business including, without limitation, indebtedness incurred by any member of the Group in respect of any documentary letter of credit, bill of exchange or promissory note issued in respect of any such purchase;
(j)indebtedness incurred by any member of the Group in respect of any bill of exchange or promissory note drawn on or by, or accepted, issued or endorsed by, any member of the Group in the ordinary course of business, including, without limitation, indebtedness in respect of any moneys raised by way of sale, discounting or otherwise in respect of any such bill or note; and
(k)indebtedness incurred by any member of the Group in respect of any guarantee, indemnity, counter-indemnity or other assurance against financial loss or indebtedness of the type specified in paragraph (a) or (b) above, except to the extent that any indebtedness falling within paragraphs (a) to (c) above is treated as borrowings under IFRS, consistently applied.
1.3Construction
1.1.1Except where the context otherwise requires, any reference in this Agreement to:
(a)any of the Financing Documents (including this Agreement) or any other agreement or instrument is to such Financing Document or other agreement or instrument as it may be altered, amended, restated, supplemented, extended or novated from time to time;
(b)the "Facility Agent", the "Swingline Agent", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Financing Documents;
(c)an "agreement" also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

(d)the "assets" of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues);
(e)a "group of Lenders" includes all the Lenders;
(f)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(g)a Lender's "cost of funds" in relation to its participation in an Advance is a reference to the average cost (determined either on an actual or a reasonable notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Advance for a period equal in length to the Interest Period of that Advance;
(h)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) of two or more of the foregoing;
(i)a "month" is to a calendar month;
(j)"subsidiary" has the meaning ascribed thereto by section 1159 of the Companies Act 2006 as amended, modified, replaced or re-enacted from time to time;
(k)words and expressions (including defined words and expressions) importing the singular include the plural and vice versa, those importing the masculine gender include the feminine and vice versa, and references to persons include references to companies and corporations and vice versa;
(l)a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to whom it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(m)a provision of law is a reference to that provision as amended or re-enacted from time to time;
(n)a time of day is (unless this Agreement specifically states otherwise) a reference to London time;
(o)a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Obligors’ Agent; and

(p)a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
1.1.2Any Compounded Rate Supplement relating to a currency overrides anything relating to that currency in:
(a)Schedule 10 (Compounded Rate Terms); or
(b)any earlier Compounded Rate Supplement,
provided that a Compounded Rate Supplement may not effect any reduction in the Margin.
1.1.3A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(a)Schedule 11 (Daily Non-Cumulative Compounded RFR Rate); or
(b)any earlier Compounding Methodology Supplement.
1.1.4The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
1.1.5Headings, sub-headings and the table of contents are for ease of reference only.
1.1.6
(a)Unless expressly provided to the contrary in a Financing Document, nothing in the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement.
(b)Subject to sub-clause 26.4.3 but otherwise notwithstanding any term of any Financing Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.1.7A Potential Event of Default or an Event of Default is "continuing" if it has not been remedied or waived.
2.AMOUNT AND PURPOSE OF THE FACILITIES
1.1The Facilities
Subject to the terms and conditions of this Agreement, the Lenders make available to the Borrowers a U.S. Dollar denominated multicurrency revolving credit facility in a maximum aggregate amount at the date of the Agreement of $2,500,000,000 pursuant to which:
(a)the Revolving Facility Lenders shall, when requested by a Borrower, make cash advances in U.S. Dollars or in Alternative Currencies to that Borrower on a revolving basis during the Availability Period; and
(b)the Swingline Lenders shall, when requested by a Borrower, make to that Borrower Swingline Advances in U.S. Dollars in a maximum aggregate amount at the date of the Agreement of $1,200,000,000 (as a sub-limit of the Revolving Facility) on a revolving basis during the Availability Period.

1.2Increase
1.1.1The Parent may by giving prior notice to the Facility Agent by no later than the date falling 25 Business Days after the effective date of a cancellation of:
(a)the Available Commitments of a Defaulting Lender in accordance with Clause 11.5 (Cancellation of Defaulting Lender); or
(b)the Commitments of a Lender in accordance with Clause 14.1 (Illegality), request that the Revolving Facility Total Commitments be increased (and the Revolving Facility Total Commitments shall be so increased) in an aggregate amount in U.S. Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:
(i)the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Parent (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms in writing its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been a Lender on the date of this Agreement in respect of those Commitments;
(ii)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been a Lender on the date of this Agreement in respect of that part of the increased Commitments which it is to assume;
(iii)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been a Lender on the date of this Agreement in respect of that part of the increased Commitments which it is to assume;
(iv)the Commitments of the other Lenders shall continue in full force and effect; and
(v)any increase in the Revolving Facility Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in sub-clause 2.2.2 below are satisfied.
1.1.2An increase in the Revolving Facility Total Commitments will only be effective on:
(a)the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender (which the Facility Agent shall, subject to paragraph (b) below, execute as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement); and
(b)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary

"know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent and the Increase Lender.
1.1.3Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been a Lender as at the date of this Agreement.
1.1.4Neither the Facility Agent nor any Lender shall have any obligations to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Financing Documents.
1.1.5Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of $1,500 and the Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2 (Increase).
1.1.6Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:
(a)an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(b)the "New Lender" were references to that "Increase Lender"; and
(c)a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
1.3Purpose
The Facilities shall be used:
1.1.1to repay the Existing Facility; and
1.1.2for general corporate purposes.
1.4Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
3.SYNDICATE AND BORROWERS AND GUARANTORS
1.1Participation in Revolving Facility Advances
Subject to the provisions of this Agreement, including Clause 10.2 (Repayment of Revolving Facility Advances), each Revolving Facility Lender shall participate in any Revolving Facility Advance in the proportion which its Revolving Facility Commitment bears to the Revolving Facility Total Commitments up to an aggregate principal Dollar Amount outstanding at any time not exceeding its Revolving Facility Commitment.

1.2Obligations Several
1.1.1The rights and obligations of each Finance Party under the Financing Documents are several. Failure of a Finance Party to perform its obligations under the Financing Documents shall neither:
(a)result in any other Finance Party incurring any liability whatsoever; nor
(b)relieve any Borrower, any Guarantor or any other Finance Party from their respective obligations under the Financing Documents.
1.1.2The aggregate of the amounts due to each Finance Party under the Financing Documents at any time is a separate and independent debt and, save as otherwise provided in this Agreement and in particular subject to the provisions of Clause 16 (Default), each Finance Party shall have the right to protect and enforce its rights under the Financing Documents and it shall not be necessary (except as otherwise provided in the Financing Documents) for any other Finance Party to be joined as an additional party in any proceedings to this end. The rights of each Finance Party include any debt owing to that Finance Party under the Financing Documents and, for the avoidance of doubt, any part of an Advance or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Financing Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to the Finance Party by that Obligor.
1.3Rights of Borrowers
No part of any Facility is reserved for any individual Borrower.
1.4Liability of Borrowers
The obligations of each Borrower hereunder are separate and distinct and notwithstanding anything hereinafter contained no Borrower shall be liable for the obligations of any other Borrower hereunder or for the obligations of the Obligors' Agent hereunder save that (a) this Clause 3.4 (Liability of Borrowers) shall not affect the obligations of any Guarantor and (b) the obligations of the Borrowers pursuant to Clauses 17 (Indemnity) and 21 (Fees and Expenses) shall be joint and several.
1.5Obligors' Agent
Each Obligor irrevocably authorises and instructs the Obligors' Agent separately to give and receive as agent on its behalf all notices and to take such other action (including, without limitation, the giving of consents, the signing of certificates or the acceptance of any proposal) as may be necessary or desirable under or in connection with the Financing Documents and confirms that it will be bound by any action taken by the Obligors' Agent under or in connection with the Financing Documents.
1.6Actions of Obligors' Agent
The respective liabilities of each of the Obligors under the Financing Documents shall not be in any way affected by (a) any irregularity in any act done by or any failure to act by the Obligors' Agent or (b) the Obligors' Agent acting in any respect outside any authority conferred upon it by any Borrower or any Guarantor or (c) the failure by or inability of the Obligors' Agent to inform any Obligor of receipt by it of any notification hereunder or under any of the other Financing Documents.
1.7Accession of Additional Obligors
1.1.1The Obligors' Agent may from time to time deliver to the Facility Agent an Accession Notice in the form of Schedule 4 (Form of Accession Notice) duly completed and executed by the Obligors' Agent and a proposed additional Borrower or, as the case may be, additional Guarantor (which must be a member of the Group if acceding as an additional Guarantor hereunder or wholly owned Subsidiary if acceding as an additional Borrower hereunder).
1.1.2Upon, but not before, the Facility Agent (acting on the instructions of all the Lenders) approving the accession (which approval is only required for a proposed additional Borrower) and notifying the Lenders of receipt of the Accession Notice and the documents specified in Clause 4.2 (Conditions for Additional and Substitute Obligors) in form and substance satisfactory to the Facility Agent (acting reasonably), the proposed additional Borrower or additional Guarantor shall become an additional Borrower or, as the case may be, an additional Guarantor.
1.1.3Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in sub-clause 3.7.2 above, the Lenders authorise the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
1.8Removal of Borrowers
Provided that:
1.1.1no Event of Default or Potential Event of Default is continuing or would result from such discharge (and the Parent has confirmed this is the case); and
1.1.2such Borrower is under no actual or contingent obligations as a Borrower under any Financing Document, any Borrower (other than the Parent) may at the request of the Obligors' Agent cease to be a Borrower hereunder by delivering to the Facility Agent a Resignation Letter which shall discharge the obligations of such Borrower hereunder.
1.9Substitution of Borrowers
Any Borrower (the "Existing Borrower") may be released from its obligations under this Agreement in relation to the Facilities provided that another Eligible Company (the "Substitute Borrower") assumes the obligations in respect thereof of the Existing Borrower and provided further that:
1.1.1any such substitution shall take effect on and from the later of the day upon which the Facility Agent notifies the Obligors' Agent in writing that it is satisfied with the compliance with the matters set out in sub-clauses 3.9.3 and 3.9.4 below of this Clause 3.9 (Substitution of Borrowers) and the date for substitution specified in the relevant Notice of Proposed Substitution;
1.1.2a Notice of Proposed Substitution, substantially in the form of Schedule 5 (Notice of Proposed Substitution) has been delivered by the Obligors' Agent to the Facility Agent not less than 14 days prior to the proposed substitution;
1.1.3the Substitute Borrower enters into a Novation Agreement with the Existing Borrower, the Obligors' Agent and the Facility Agent on behalf of the Lenders in the form of Schedule 6 (Form of Novation Agreement) together with such amendments as the Facility Agent may reasonably require; and
1.1.4the documents referred to in Clause 4.2 (Conditions for Additional and Substitute Obligors) shall have been provided to the Facility Agent.

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in sub-clause 3.9.1 above, the Lenders authorise the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
1.10Legal/Regulatory Restrictions
If at any time any Lender is prohibited either by law or pursuant to any requirement of any central bank or other fiscal, monetary or other authority from making Advances to a Borrower organised under the laws of a particular jurisdiction which shall have been approved as an additional Borrower or a Substitute Borrower (as defined in Clause 3.9 (Substitution of Borrowers)) in accordance with Clause 3.7 (Accession of Additional Obligors) or Clause 3.9 (Substitution of Borrowers) or from having any rights or obligations under this Agreement in respect of Advances to such a Borrower, such Lender shall notify the Facility Agent and the Obligors' Agent prior to the date on which such Borrower accedes to this Agreement, and such Lender will not be obliged to make Advances to such Borrower.
1.11Contractual recognition of bail-in
Notwithstanding any other term of any Financing Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Financing Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
1.1.1any Bail-In Action in relation to any such liability, including (without limitation):
(a)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(b)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(c)a cancellation of any such liability; and
1.1.2a variation of any term of any Financing Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
4.CONDITIONS PRECEDENT
1.1Conditions to the Facilities
No Borrower may deliver a Request unless the Facility Agent has received the following in each case in form and content satisfactory to it (acting reasonably):
1.1.1a certificate in respect of each Obligor signed by an officer or secretary, as the case may be, of the Obligor substantially in the form set out in Schedule 3 (Certificate) and the documents therein referred to;
1.1.2a certificate of the secretary of the Parent confirming that utilisation in full of the Facilities in accordance with its terms would not cause any borrowing and/or guarantee limit on any Obligor to be exceeded;
1.1.3a copy of a good standing certificate with respect to each U.S. Obligor issued as of a recent date by Secretary of State or other appropriate official of each U.S. Obligor's jurisdiction of incorporation or organisation;

1.1.4a copy of an irrevocable notice of prepayment and cancellation of the Existing Facility together with evidence that the Existing Facility has been or will be prepaid in full and irrevocably cancelled on or before the date on which the first Advance is made under this Agreement;
1.1.5a copy of the Original Financial Statements and, if required to be produced by the relevant statutory authority, the latest audited financial statements for each Borrower;
1.1.6evidence that WPP Group U.S. Finance LLC has accepted its appointment as agent for service of process in New York in accordance with sub-clause 26.14.2 of Clause 26.14 (Submission to jurisdiction);
1.1.7an opinion of Ogier, Jersey counsel to the Lenders, substantially in the form distributed to the Lenders prior to the date of this Agreement;
1.1.8an opinion of Clifford Chance LLP, English Counsel to the Lenders, substantially in the form distributed to the Lenders prior to the date of this Agreement; and
1.1.9an opinion of Allen & Overy LLP, U.S. counsel to WPP CP LLC, substantially in the form distributed to the Lenders prior to the date of this Agreement;
1.1.10evidence that the fees, costs and expenses then due from the Obligors pursuant to Clause 9 (Interest and Fees) and Clause 21 (Fees and Expenses) have been paid or will be paid by the first Drawing Date; and
1.1.11the Group Structure Chart.
The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied. Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification, the Lenders authorise the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
1.2Conditions for Additional and Substitute Obligors
A proposed additional or substitute Obligor shall deliver to the Facility Agent the following documents in each case in form and content satisfactory to the Facility Agent (acting reasonably):
1.1.1a certificate signed by the secretary of the Borrower or, as the case may be, the Guarantor substantially in the form set out in Schedule 3 (Certificate) and the documents therein referred to;
1.1.2a certificate of a director of the Obligors' Agent confirming that utilisation in full of the Facilities or, as the case may be, guaranteeing the Facilities in accordance with their terms would not cause any borrowing limit on any Borrower or guaranteeing limit on any Guarantor, as appropriate, to be exceeded;
1.1.3a certificate of a director of the Obligors' Agent confirming that such Obligor is not prohibited by any applicable financial assistance restriction from entering into the Financing Documents or that all necessary action has been taken to enable such Obligor to enter into the Financing Documents and perform its obligations therein;
1.1.4a copy of a good standing certificate with respect to each U.S. Obligor issued as of a recent date by Secretary of State or other appropriate official of each U.S. Obligor's jurisdiction of incorporation or organisation; and

1.1.5an opinion of an independent firm of lawyers in the country of incorporation of the Borrower or, as the case may be, the Guarantor.
1.3Conditions to each Utilisation of the Revolving Facility
Each Utilisation, in whatever form, of the Revolving Facility (other than any Utilisation which, taken together with any repayment on the date of such Utilisation of amounts outstanding under the Revolving Facility in the same currency, will not result in any increase in the amount outstanding thereunder (a "roll-over utilisation")) is subject to the further conditions precedent that both on the date of the relevant Request and on the relevant Drawing Date or date of Utilisation:
1.1.1no Event of Default or Potential Event of Default has occurred and is continuing or would occur as a result of making the Revolving Facility Advance available or permitting the Utilisation; and
1.1.2each of the representations and warranties deemed to be repeated in Clause 12 (Representations and Warranties) remains accurate in all material respects as if given on the Drawing Date or the date of the relevant Utilisation by reference to the facts and circumstances then existing.
Each roll-over utilisation is subject to the further condition precedent that both on the date of the relevant Request and on the date of such roll-over utilisation no Event of Default has occurred or is continuing or would occur as a result of making the Revolving Facility Advance available or permitting the Utilisation.
5.UTILISATION OF THE REVOLVING FACILITY
1.1Revolving Facility Advances
Subject to the terms of this Agreement, any Borrower may on Business Days during the Availability Period draw an Advance under the Revolving Facility (save for the Swingline Facility) by the Obligors' Agent delivering to the Facility Agent no later than noon on the third Business Day prior to the proposed Drawing Date for a Revolving Facility Advance in U.S. Dollars or in an Alternative Currency (other than sterling), and no later than noon on the Business Day prior to the proposed Drawing Date for a Revolving Facility Advance to be in sterling, a duly completed Request in the form set out in Part I of Schedule 2 (Requests), specifying in respect of the proposed Revolving Facility Advance:
1.1.1the Borrower;
1.1.2the proposed Drawing Date, which shall be a Business Day falling on or prior to the Final Drawing Date;
1.1.3the currency of the Revolving Facility Advance (each Request shall request one currency only) which must be U.S. Dollars or an Alternative Currency;
1.1.4the amount of the Revolving Facility Advance which shall be a Dollar Amount of not less than $25,000,000 (or its equivalent in Alternative Currencies), or such other multiple in the currency concerned as the Facility Agent and the Obligors' Agent may agree and which shall not in any event at the time immediately preceding the Revolving Facility Advance exceed the Revolving Facility Total Commitments less the Total Outstandings; and
1.1.5the Interest Period, which may be for a period of:
(a)in the case of a Term Rate Advance, seven days or one, three or six months;
(b)in the case of a Compounded Rate Advance, one, two, three or six months; or

(c)in respect of any Revolving Facility Advance, such other period as has been agreed by the Obligors' Agent in respect of periods not exceeding twelve months, the Facility Agent (acting on the instructions of Lenders in relation to the relevant Revolving Facility Advance whose Revolving Facility Commitments represent more than 66⅔ per cent. in aggregate of the Revolving Facility Total Commitments) and in respect of periods of twelve months or more, the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Revolving Facility Advance), and provided always that an Interest Period for a Compounded Rate Advance shall not exceed six months.
1.2Irrevocability
A Request shall be irrevocable and, subject to the terms of this Agreement, the Borrower named therein shall draw the Revolving Facility Advance on the Drawing Date specified in the Request.
1.3Notice to Lenders
When the Facility Agent actually receives a Request pursuant to Clause 5.1 (Revolving Facility Advances) it shall promptly on the date of receipt notify each of the Lenders of the amount of the proposed Advance and the proposed Drawing Date, the amount of its participation in that Advance and, if different, the amount of that participation to be made available in cash and that Lender shall, subject to the provisions of this Agreement, make available to the Facility Agent on the Drawing Date its participation in that Advance, in each case in accordance with Clause 3.1 (Participation in Revolving Facility Advances).
1.4Number of Revolving Facility Advances
No more than 15 Revolving Facility Advances may be outstanding at any one time.
6.UTILISATION - SWINGLINE ADVANCES
1.1General
1.1.1In this Clause 6 (Utilisation – Swingline Advances) and Clause 7 (Swingline Advances):
(a)"Available Swingline Commitment" of a Swingline Lender means (but without limiting Clause 6.5 (Relationship with the Revolving Facility) that Lender's Swingline Commitment minus:
(i)the Dollar Amount of its participation in any outstanding Swingline Advances; and
(ii)in relation to any proposed Utilisation under the Swingline Facility, the Dollar Amount of its participation in any Swingline Advances that are due to be made under the Swingline Facility on or before the proposed Drawing Date, other than that Lender's participation in any Swingline Advances that are due to be repaid or prepaid on or before the proposed Drawing Date;
(b)"Available Swingline Facility" means the aggregate for the time being of each Swingline Lender's Available Swingline Commitment;

(c)"Federal Funds Rate" means, in relation to any day, the rate per annum equal to:
(i)the rate on overnight federal funds transactions calculated by the Federal Reserve Bank of New York as the federal funds effective rate, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or
(ii)if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on overnight federal funds transactions received by the Swingline Agent from three depository institutions of recognised standing selected by the Swingline Agent, and, if any such rate is below zero, the Federal Funds Rate will be deemed to be zero;
(d)"New York Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City; and
(e)"Overall Revolving Commitment" of a Lender means:
(i)its Revolving Facility Commitment; and
(ii)in the case of a Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate.
1.1.2Any reference in this Agreement to:
(a)an "Interest Period" includes each period determined under this Agreement by reference to which interest on a Swingline Advance is calculated; and
(b)a "Lender" includes a Swingline Lender unless the context otherwise requires.
1.1.3
(a)Clauses 4.3 (Conditions to each Utilisation of the Revolving Facility);
(b)Clause 5 (Utilisation of the Revolving Facility);
(c)Clause 8 (Alternative Currencies);
(d)Clause 9 (Interest and Fees) as it applies to the calculation of interest on an Advance but not default interest on an overdue amount; and
(e)Clause 14.7 (Market Disruption),
do not apply to Swingline Advances.
1.2Delivery of a Request for Swingline Advances
1.1.1A Borrower may utilise the Swingline Facility by delivery to the Swingline Agent of a duly completed Request in the form of Part II of Schedule 2 (Requests) not later than 11.00 a.m. (New York time) on the proposed Drawing Date.

1.1.2Each Request for a Swingline Advance must be sent to the Swingline Agent to the address in the U.S. notified by the Swingline Agent for this purpose with a copy to its address referred to in Clause 26.7 (Notices).
1.3Completion of a Request for Swingline Advances
1.1.1Each Request for a Swingline Advance is irrevocable and will not be regarded as having been duly completed unless:
(a)it identifies the Borrower;
(b)it specifies that it is for a Swingline Advance;
(c)the proposed Drawing Date is a New York Business Day within the Availability Period;
(d)the Swingline Advance is denominated in U.S. Dollars;
(e)the amount of the proposed Swingline Advance is an amount whose Dollar Amount is not more than the Available Swingline Facility and is a minimum of $25,000,000 or, if less, the Available Swingline Facility; and
(f)the proposed Interest Period:
(i)does not overrun the Final Maturity Date; and
(ii)is a period of not more than five New York Business Days; and
(iii)ends on a New York Business Day.
1.1.2Only one Swingline Advance may be requested in each Request.
1.4Swingline Lenders' participation
1.1.1If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Advance available through its Facility Office in the U.S.
1.1.2The Swingline Lenders will only be obliged to comply with sub-clause 6.4.1 above if on the date of the Request and on the proposed Drawing Date:
(a)no Event of Default or Potential Event of Default is continuing or would result from the proposed Utilisation; and
(b)the representations deemed to be repeated by each Obligor in accordance with Clause 12 (Representations and Warranties) are true in all material respects.
1.1.3The amount of each Swingline Lender's participation in each Swingline Advance will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Advance, adjusted to take account of any limit applying under Clause 6.5 (Relationship with the Revolving Facility).
1.1.4The Swingline Agent shall notify each Swingline Lender of the amount of each Swingline Advance and its participation in that Swingline Advance no later than 12.00 p.m. (New York time).

1.5Relationship with the Revolving Facility
1.1.1This sub-clause 6.5.1 applies when a Swingline Advance is outstanding or is to be borrowed.
1.1.2The Revolving Facility may be used by way of Swingline Advances. The Swingline Facility is not independent of the Revolving Facility.
1.1.3Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Revolving Facility Advance or a Swingline Advance to the extent that it would not result in the Dollar Amount of its participation and that of a Lender which is its Affiliate in all Revolving Facility Advances and all Swingline Advances exceeding its Overall Revolving Commitment.
1.1.4Where, but for the operation of sub-clause 6.5.3 above, the Dollar Amount of a Lender's participation and that of a Lender which is its Affiliate in all Revolving Facility Advances and all Swingline Advances would have exceeded its Overall Revolving Commitment, the excess will be apportioned among the other Lenders participating in the relevant Advance pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Advance is apportioned among the relevant Lenders in a manner consistent with sub-clause 6.5.3 above.
7.SWINGLINE ADVANCES
1.1Swingline
Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a U.S. Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.
1.2Purpose
Each Borrower shall apply all amounts borrowed by it under the Swingline Facility for general corporate purposes. A Swingline Advance may not be applied in repayment or prepayment of another Swingline Advance.
1.3Repayment
1.1.1Each Borrower that has drawn a Swingline Advance shall repay that Swingline Advance on the last day of its Interest Period.
1.1.2The Swingline Agent shall give notice to the Facility Agent if any Swingline Advance is not repaid in full on its due date. At such time the Facility Agent shall set a date (the "Loss Sharing Date") on which payments shall be made between the Lenders to re-distribute the Unpaid Amount between them (if requested to do so in writing by any affected Swingline Lender). The Swingline Agent shall provide such notification to the Facility Agent as is necessary to allow the Facility Agent to give at least 3 Business Days' notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.
1.1.3On the Loss Sharing Date each Lender must pay to the Swingline Agent its Proportion of the Unpaid Amount minus its (or its Affiliate's) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need to be paid by that Lender.

The "Proportion" of a Lender means the proportion borne by:
(a)its Revolving Facility Commitment (or, if the Revolving Facility Commitments are then zero, its Revolving Facility Commitment immediately prior to their reduction to zero) minus the Dollar Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Advances and Swingline Advances (but ignoring its (or its Affiliate's) participation in the unpaid Swingline Advance): to
(b)the Revolving Facility Total Commitments (or, if the Revolving Facility Total Commitments are then zero, the aggregate amount of the Revolving Facility Total Commitments immediately prior to their reduction to zero) minus the Dollar Amount of any outstanding Advances (but ignoring the unpaid Swingline Advance).
The "Unpaid Amount" means, in relation to a Swingline Advance, any principal not repaid and/or any interest accrued but unpaid on that Swingline Advance calculated from the Drawing Date to the Loss Sharing Date.
The "Unpaid Swingline Participation" of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.3 (Repayment)).
1.1.4Out of the funds received by the Swingline Agent pursuant to sub-clause 7.3.3 the Swingline Agent shall pay to each Swingline Lender an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate's) Proportion of the Unpaid Amount (such amount, if any, being the "Shortfall" of such Swingline Lender).
1.1.5If the amount actually received by the Swingline Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.
1.1.6
(a)On a payment under this Clause 7.3 (Repayment), the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.
(b)If and to the extent a paying Lender is not able to rely on its rights under paragraph (a) above, the Borrower which did not repay the relevant Swingline Advance shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this Clause 7.3 (Repayment).
(c)Any payment under this Clause 7.3 (Repayment) does not reduce the obligations in aggregate of any Obligor.
For the avoidance of doubt, no Lender shall be obliged to exceed its Revolving Facility Commitment as a result of making any payment under this Clause 7.3 (Repayment).
1.4Voluntary Prepayment of Swingline Advances
1.1.1The Borrower to which a Swingline Advance has been made may prepay at any time the whole of that Swingline Advance.
1.1.2Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

1.5Interest
1.1.1The rate of interest on each Swingline Advance for any day during its Interest Period is the higher of:
(a)the prime commercial lending rate in U.S. Dollars announced by the Swingline Agent at 12 noon (New York time) and in force on that day; and
(b)0.50% per annum over the rate per annum determined by the Swingline Agent to be the Federal Funds Rate for that day.
1.1.2The Swingline Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under sub-clause 7.5.1 above.
1.1.3If any day during an Interest Period for a Swingline Advance is not a New York Business Day, the rate of interest on a Swingline Advance on that day will be the rate applicable to the immediately preceding New York Business Day.
1.1.4Each Borrower shall pay accrued interest on each Swingline Advance made to it on the last day of its Interest Period.
1.6Interest Period
1.1.1Each Swingline Advance has one Interest Period only.
1.1.2The Interest Period for a Swingline Advance must be selected in the relevant Request.
1.7Conditions of assignment or transfer
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Revolving Commitment is not less than:
1.1.1its Swingline Commitment; or
1.1.2if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.
8.ALTERNATIVE CURRENCIES
1.1Alternative Currencies
1.1.1If before 5.30 p.m. on:
(a)the second Business Day before the proposed Drawing Date for a Revolving Facility Advance which it is proposed be denominated in an Alternative Currency (other than sterling or euro); or
(b)the Business Day before the Rate Fixing Day relative to a Revolving Facility Advance which it is proposed to be denominated in euro:
the Facility Agent receives notice from a Lender that:
(i)it is impracticable for that Lender to fund its participation in the Revolving Facility Advance in the proposed Alternative Currency in the ordinary course of business in the Relevant Market; or
(ii)the central bank or other governmental authorisation in the country of the proposed Alternative Currency is required to permit its use by the

Lender (through the office through which it participates in the Revolving Facility) for lending under this Agreement and the authorisation has not been obtained or is not in full force and effect; or
(iii)the use of the proposed Alternative Currency is restricted or prohibited by any request, directive, regulation or guideline of any governmental body, agency, department or regulatory or other authority (whether or not having the force of law) in accordance with which the Lender is accustomed to act, the Facility Agent shall give notice to the Obligors' Agent to that effect before 5.30 p.m. on:
(c)the Business Day before the proposed Drawing Date for that Revolving Facility Advance (if that Revolving Facility Advance is proposed be denominated in an Alternative Currency (other than euro)); or
(d)the Rate Fixing Day relative to that Revolving Facility Advance (if that Revolving Facility Advance is proposed to be denominated in euro).
1.1.2If the Facility Agent delivers notice under sub-clause 8.1.1 of this Clause 8.1 (Alternative Currencies):
(a)the Lender's participation in the Revolving Facility Advance shall be denominated in U.S. Dollars; and
(b)the relevant Borrower shall indemnify each Lender against any loss and expense which such Lender may have reasonably incurred as a consequence of the operation of this Clause 8.1 (Alternative Currencies).
1.2Notification
The Facility Agent shall promptly notify the Obligors' Agent and the Lenders of the Agent's Spot Rate of Exchange and relevant Dollar Amount, as the case may be, of the Revolving Facility Advance at the same time as it notifies the Lenders of the details of any Request.
1.3Availability of Alternative Currencies
If the Obligors' Agent delivers to the Facility Agent a Request specifying that a Borrower wishes a Revolving Facility Advance to be denominated in an Alternative Currency and to give effect to such request would cause the Loan to be denominated in more than four Alternative Currencies, then the Facility Agent will promptly notify the Obligors' Agent and the Lenders shall not be obliged to make any such Revolving Facility Advance.
9.INTEREST AND FEES
1.1Margin, Commitment and Utilisation Fees
1.1.1Subject to sub-clauses 9.1.2 to 9.1.5 (inclusive) below, the initial Margin as at the date of this Agreement shall be 0.40 per cent. per annum and thereafter the Margin shall be determined in accordance with the following table to be the percentage rate per annum set out in Column 2 below opposite the Credit Rating specified in Column 1 below:

Column 1 Credit Rating	Column 2 Margin
A-/A3 or higher	0.25 per cent. per annum
BBB+/Baa1	0.30 per cent. per annum
BBB/Baa2	0.40 per cent. per annum
BBB-/Baa3	0.50 per cent. per annum
BB+/Ba1 or lower	0.80 per cent. per annum

If a different Credit Rating is assigned by Moody's and S&P, the applicable Margin shall be determined by averaging the relevant Margin for the Credit Rating given by each of Moody's and S&P as determined in accordance with the table above.
1.1.2The Margin shall be the highest rate set out in the table in sub-clause 9.1.1 above in respect of any period when:
(i)an Event of Default has occurred and is continuing; or
(ii)there is no Credit Rating assigned by either Moody's or S&P.
1.1.3The Parent shall notify the Facility Agent of any change in, or withdrawal of, the Credit Rating promptly upon becoming aware of the same. Any change in the Margin as a result of a change in, or withdrawal of, the Credit Rating or as a result of the occurrence of an Event of Default shall take effect on the date falling two Business Days after the earlier of the Facility Agent receiving such notification from the Parent or otherwise becoming aware of the same, in the case of a change in or withdrawal of the Credit Rating as a result of any public announcement by Moody's or S&P.
1.1.4The applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.3 (inclusive) above shall be further adjusted by reference to the Environmental KPI Targets in accordance with the following table:

Environmental KPI Targets Achieved or Exceeded in the Relevant Sustainability Performance Period	Margin Adjustment (% Points)
2	0.015 reduction
1	No further adjustment
0	0.015 increase

provided that in the event that the Parent does not supply a Sustainability Certificate to the Facility Agent in respect of any Sustainability Performance Period by the Sustainability Reporting Date falling immediately after the last day of that Sustainability Performance Period to enable the Facility Agent to establish the number of Environmental KPI Targets that have been achieved or exceeded in that Sustainability Performance Period, it shall be assumed that no Environmental KPI Targets have been achieved or exceeded in that Sustainability Performance Period and the Margin shall be adjusted accordingly until such time as a Sustainability Certificate demonstrating that at least one Environmental KPI Target has been achieved or exceeded has been supplied to Facility Agent in respect of most recently completed Sustainability Performance Period. For the avoidance of doubt, at any time:
(a)the maximum total increase to the applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.3 (inclusive) above as a result of the operation of this sub-clause 9.1.4 shall be 0.015 percentage points; and
(b)the maximum total reduction in the applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.3 (inclusive) above as a result of the operation of this sub-clause 9.1.4 shall be 0.015 percentage points.
Any change in the Margin required pursuant to this sub-clause 9.1.4 shall take effect on the date falling five Business Days after the relevant Sustainability Reporting Date (or, where a change in the Margin is so required as a result of the delivery of a Sustainability Certificate after the relevant Sustainability Reporting Date, on the date falling five Business Days after the date of such delivery).
1.1.5The applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.4 (inclusive) above shall be further adjusted by reference to the SMS in accordance with the following table:

SMS in respect of the Relevant Sustainability Performance Period	Margin Adjustment (% Points)
Y or greater	0.015 reduction
Less than Y but greater than Z	No further adjustment
Z or less	0.015 increase

provided that in that event that the Parent does not supply a Sustainability Certificate to the Facility Agent in respect of any Sustainability Performance Period by the Sustainability Reporting Date falling immediately after the last day of that Sustainability Performance Period to enable the Facility Agent to establish the SMS in respect of that Sustainability Performance Period, it shall be assumed that the SMS in respect of that Sustainability Performance Period is Z or less and the Margin shall be adjusted accordingly until such time as a Sustainability Certificate demonstrating that the SMS is greater than Z has been supplied to Facility Agent in respect of the most recently completed Sustainability Performance Period. For the avoidance of doubt, at any time:

(a)the maximum total increase to the applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.4 (inclusive) above as a result of the operation of this sub-clause 9.1.5 shall be 0.015 percentage points; and
(b)the maximum total reduction in the applicable Margin determined in accordance with sub-clauses 9.1.1 to 9.1.4 (inclusive) above as a result of the operation of this sub-clause 9.1.5 shall be 0.015 percentage points.
Any change in the Margin required pursuant to this sub-clause 9.1.5 shall take effect on the date falling five Business Days after the relevant Sustainability Reporting Date (or, where a change in the Margin is so required as a result of the delivery of a Sustainability Certificate after the relevant Sustainability Reporting Date, on the date falling five Business Days after the date of such delivery).
If, for whatever reason Sustainalytics ceases to exist, fails to calculate and assign an SMS for reasons not attributable to the Parent or if additional costs which the Parent considers to be, and which the Facility Agent (acting on the instructions of the Majority Lenders) agrees, are unreasonable are involved in maintaining the SMS through Sustainalytics, the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations for a period of not more than 60 days with a view to agreeing on the selection of an alternative party, independent of the Parent, to calculate and assign an equivalent SMS to be used for the purposes of the above calculation. Should the Parent and the Facility Agent be unable to agree on the choice of this alternative party after 60 days, the Margin shall apply without adjustment by reference to the SMS (and if any such adjustment has already been applied at that time, it shall be discontinued upon expiry of such 60 day period).
1.1.6For the purposes of sub-clause 9.1.5 above:
(a)Peer Group Max SMS means the Sustainalytics management score derived from the highest weighted scores achieved by the Group's peer group for each of the management indicators assessed by Sustainalytics, as calculated by ING's sustainable finance modelling tool.
(b)X means the initial SMS, scheduled to be supplied by Sustainalytics to the Parent on or before 1 December 2022.
(c)Y means:
provided that:
if, as calculated using the above formula,
(d)Z means:
provided that:
if, as calculated using the above formula, .

1.1.7The Parent shall pay a utilisation fee (the "Utilisation Fee") of:
(a)0.075 per cent. per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceed zero but are less than or equal to 33% of the aggregate amount of the Revolving Facility Total Commitments;
(b)0.15 per cent. per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceed 33% of the Revolving Facility Total Commitments but are less than or equal to 66% of the aggregate amount of the Revolving Facility Total Commitments; and
(c)0.30 per cent. per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceed 66% of the Revolving Facility Total Commitments.
Such fee shall be payable on the day which is 3 months after the date of this Agreement and on each day falling at 3 monthly intervals thereafter (the "Payment Dates") and shall be payable in respect of each day on which such an excess occurs during the 3 month period preceding each Payment Date.
1.1.8The amount of the relevant Utilisation Fee shall be notified to the Borrowers by the Facility Agent and following such notification shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Revolving Facility Commitment bears to the Revolving Facility Total Commitments.
1.1.9Subject to sub-clause 9.1.12 below, the Borrowers shall pay a commitment fee of 35 per cent. of the applicable Margin on the unused and uncancelled amount of the Revolving Facility from and including the date of this Agreement to and including the last day of the Availability Period and shall be payable by the Borrowers in U.S. Dollars.
1.1.10The commitment fee shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Revolving Facility Commitment bears to the Revolving Facility Total Commitments.
1.1.11The commitment fee shall be paid on the day which falls three months after the date of this Agreement and on each date falling at three monthly intervals thereafter and on the Final Drawing Date (or any earlier date on which the Revolving Facility Commitments of the Lenders are permanently reduced to zero).
1.1.12No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment under the Revolving Facility of that Lender for any day on which that Lender is a Defaulting Lender.
1.2Interest Periods for Revolving Facility Advances
1.1.1Each Revolving Facility Advance has one Interest Period only. The Interest Period for each Revolving Facility Advance shall commence on the date of that Advance.
1.1.2An Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), save that an Interest Period which commences on the last Business Day in a calendar month shall, end on the last Business Day in the calendar month in which that Interest Period is to end.
1.1.3No Advance shall have an Interest Period ending after the Final Maturity Date.

1.1.4The Obligors' Agent and the Facility Agent may enter into such other arrangements as they may agree for the consolidation or splitting of Revolving Facility Advances and Interest Periods.
1.3Rate of Interest for Revolving Facility – Term Rate Advances
The rate of interest payable on a Term Rate Advance under the Revolving Facility for each Interest Period shall be the rate per annum determined by the Facility Agent to be the aggregate of:
1.1.1the applicable Margin; and
1.1.2EURIBOR.
1.4Rate of Interest for Revolving Facility – Compounded Rate Advances
1.1.1The rate of interest payable on a Compounded Rate Advance under the Revolving Facility for any day during an Interest Period shall be the rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)Compounded Reference Rate for that day.
1.1.2If any day during an Interest Period for a Compounded Rate Advance is not an RFR Banking Day, the rate of interest on that Compounded Rate Advance for that day will be the rate applicable to the immediately preceding RFR Banking Day.
1.5Payment of Interest on Revolving Facility Advances and payment of fees
1.1.1Interest and fees accruing under a Financing Document will accrue from day to day and the amount of any such interest or fee shall be calculated on the basis of actual days elapsed (not counting within an Interest Period the last day of that Interest Period) and a year of 360 days (or in the case of sterling, Hong Kong Dollars, Canadian Dollars and Singapore Dollars, 365 days or such other period applied generally in the relevant market to such calculations for the relevant currency) and, subject to sub-clause 9.5.2 below, without rounding. Interest shall be paid on each Advance by the relevant Borrower to the Facility Agent for the account of the Lenders under the relevant Facility in arrears on the Interest Payment Date in the currency applicable to that Advance.
1.1.2The aggregate amount of any accrued interest or fees which is, or becomes, payable by an Obligor under a Financing Document shall be rounded to 2 decimal places.
1.6Facility Agent's Certificate
1.1.1In respect of any Term Rate Advance the Facility Agent shall notify the Obligors' Agent and the Lenders under the relevant Facility of the rate of interest as soon as it is determined under this Agreement.
1.1.2The Facility Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(a)the relevant Borrower of that Compounded Rate Interest Payment;
(b)each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Compounded Rate Advance; and

(c)the relevant Lenders and the relevant Borrower of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment.
1.1.3The certificate of the Facility Agent as to a rate of interest shall, in the absence of manifest error, be conclusive.
1.1.4This Clause 9.6 (Facility Agent’s Certificate) shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.
1.7New Reference Bank
In respect of any Term Rate Advance if any Reference Bank ceases to be a Lender (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate ceases to be a Lender):
1.1.1it shall cease to be a Reference Bank; and
1.1.2the Facility Agent shall, with the approval of both the relevant Lender (or Affiliate of a Lender) and the Obligors’ Agent (the approval of the Obligors’ Agent not to be unreasonably withheld), nominate as soon as reasonably practicable another Lender (or Affiliate of a Lender) to be a Reference Bank in place of such Reference Bank.
10.REDUCTION OF FACILITIES AND REPAYMENT
1.1Reduction
The undrawn portion of the Revolving Facility Total Commitments shall be cancelled on the Final Drawing Date.
1.2Repayment of Revolving Facility Advances
1.1.1The relevant Borrower shall on the last day of the Interest Period relating to each Advance made to it repay that Advance to the Facility Agent for the account of the Lenders under the relevant Facility in accordance with Clause 15.1 (By Obligors). Any Advance repaid pursuant to this sub-clause 10.2.1 shall be available to be redrawn during the Availability Period in accordance with the terms of this Agreement. All Advances outstanding on the Final Maturity Date shall be repaid on that date and the Facilities shall be cancelled on that date.
1.1.2Without prejudice to each Borrower's obligation under sub-clause 10.2.1 above, if one or more Advances are to be made available to a Borrower:
(a)on the same day that a maturing Advance is due to be repaid by that Borrower under the relevant Facility;
(b)in the same currency as the maturing Advance (unless it arose as a result of the operation of Clause 8.1 (Alternative Currencies)); and
(c)in whole or in part for the purpose of refinancing the maturing Advance;
the aggregate amount of the new Advances shall be treated as if applied in or towards repayment of the maturing Advance so that:
(i)if the amount of the maturing Advance exceeds the aggregate amount of the new Advances:
(A)the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)each Lender's participation (if any) in the new Advances shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Advance and that Lender will not be required to make its participation in the new Advances available in cash; and
(ii)if the amount of the maturing Advance is equal to or less than the aggregate amount of the new Advances:
(A)the relevant Borrower will not be required to make any payment in cash; and
(B)each Lender will be required to make its participation in the new Advances available in cash only to the extent that its participation (if any) in the new Advances exceeds that Lender's participation (if any) in the maturing Advance and the remainder of that Lender's participation in the new Advances shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Advance.
11.PREPAYMENT AND CANCELLATION
1.1Voluntary Prepayment
1.1.1Any Borrower may, without premium, prepay an Advance made to it in whole or in part (but, if in part, in an aggregate minimum amount of $25,000,000 and an integral multiple of $5,000,000, or such other minimum amount and multiple in the currency concerned as the Facility Agent and Obligors' Agent may agree), provided that the Obligors' Agent has given the Facility Agent not less than:
(a)in the case of a Term Rate Advance, ten days' prior notice; or
(b)in the case of a Compounded Rate Advance, five RFR Banking Days' prior notice, stating the principal amount of the Advance to be prepaid.
1.1.2Any prepayment under this Clause 11.1 (Voluntary Prepayment) shall be made together with accrued interest and all other amounts due under this Agreement (including, without limitation, such amounts as may be due under Clauses 14.2 (Increased Costs) and 15.5 (Withholdings)) in respect of that prepayment and, subject to any Break Costs, without premium or penalty.
1.1.3If more than three prepayments of Compounded Rate Advances are made pursuant to this Clause 11.1 in any calendar year, the relevant Borrower shall, along with each additional prepayment of a Compounded Rate Advance pursuant to this Clause 11.1 in that calendar year, pay to the Facility Agent an administration fee of £3,500.
1.2Mandatory Prepayment
If any person or group of persons acting in concert (as defined in the Code) acquires control (as defined in Section 450 of the CTA 2010) of the Parent:
1.1.1the Parent shall promptly notify the Facility Agent upon becoming aware of that event; and

1.1.2if the Majority Lenders so require, the Facility Agent shall (and in circumstances where such acquisition of control takes place with the consent, and on the recommendation, of the Board of Directors of the Parent, by not less than 30 days' notice to the Parent) cancel the Facilities and declare all outstanding Advances together with accrued interest, and all other amounts accrued under the Financing Documents immediately due and payable whereupon the Facilities will be cancelled and all such outstanding Advances and amounts will become immediately due and payable.
1.3Cancellation of Facilities
1.1.1The Obligors' Agent may, without premium, cancel the undrawn part of the Facilities (in respect of which no Request has been served), in whole or in part (being in a minimum amount of $25,000,000 and an integral multiple of $5,000,000) at any time provided that it has given the Facility Agent not less than ten days' prior written notice stating the principal amount to be cancelled. During such ten day period no Borrower may draw or utilise all or any part of the amount the subject of such notice of cancellation. Any cancellation in part shall be applied against the relevant Commitment of each relevant Lender pro rata.
1.1.2The Obligors' Agent may not make a cancellation pursuant to sub-clause 11.3.1 above to the extent that that cancellation would result in a Lender (or its Affiliate) failing to meet the requirement in Clause 7.7 (Conditions of assignment or transfer).
1.4Prepayment of certain Lenders
1.1.1Without prejudice to the rights of the Borrowers under Clause 14.10 (Mitigation), if any Borrower becomes or will, on or before the last day of the Interest Period relating to an Advance made to it, become obliged to pay to any Lender additional amounts pursuant to Clause 14.2 (Increased Costs), or any amounts pursuant to Clause 14.7 (Market Disruption), sub-clause 15.5.2 of Clause 15.5 (Withholdings), or Clause 15.10 (Tax indemnity); and:
(a)the Obligors' Agent gives the Facility Agent and the relevant Lender not less than 10 days' prior notice of the date of prepayment, the Borrowers may on the date of prepayment specified in that notice prepay all (but not part only) of that Lender's participation in all Advances outstanding; or
(b)the Obligor's Agent gives the Facility Agent and the relevant Lender notice of its intention to replace that Lender in accordance with sub-clause 11.4.4 below, the Parent may replace that Lender in accordance with sub-clause 11.4.4 below.
1.1.2Any prepayment under this Clause 11.4 (Prepayment of certain Lenders) shall be made together with accrued interest and all other amounts due to the relevant Lender under this Agreement (including, without limitation, such amounts as may be due under Clause 14.2 (Increased Costs) and Clause 15.5 (Withholdings)) and, subject to any Break Costs, without premium or penalty.
1.1.3If a Lender's participation in all Advances is prepaid under this Clause 11.4 (Prepayment of certain Lenders), that Lender's Commitment shall thereupon be immediately cancelled.
1.1.4The Parent may, in the circumstances set out in sub-clause 11.4.1 above, on ten Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Benefit of Agreement) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent which confirms in writing its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) in accordance with Clause 23 (Benefit of Agreement) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Advances and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Financing Documents.
1.1.5The replacement of a Lender pursuant to sub-clause 11.4.4 above shall be subject to the following conditions:
(a)the Parent shall have no right to replace the Facility Agent;
(b)neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;
(c)in no event shall the Lender replaced under sub-clause 11.4.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Financing Documents; and
(d)the transfer must not result in that Lender (or its Affiliate) failing to meet the requirements set out in Clause 7.7 (Conditions of assignment or transfer).
1.5Cancellation of Defaulting Lender
1.1.1If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent ten Business Days' notice of cancellation of each Available Commitment of that Lender.
1.1.2On the notice referred to in sub-clause 11.5.1 above becoming effective, each Available Commitment of the Defaulting Lender shall, other than as set out in sub-clause 11.5.4 below, immediately be reduced to zero.
1.1.3The Facility Agent shall as soon as practicable after receipt of a notice referred to in sub-clause 11.5.1 above, notify all the Lenders.
1.1.4That Lender's Available Commitment under the Revolving Facility shall immediately be reduced to the lowest amount possible which does not result in that Lender (or its Affiliate) failing to meet the requirement set out in Clause 7.7 (Conditions of assignment or transfer).
1.6Irrevocability
Any notice under Clause 11.1 (Voluntary Prepayment), Clause 11.3 (Cancellation of Facilities) or Clause 11.4 (Prepayment of certain Lenders) shall be irrevocable. The amount of any prepayment shall become due and payable on the applicable date. No amount cancelled under Clause 11.2 (Mandatory Prepayment), Clause 11.3 (Cancellation of Facilities) or Clause 11.4 (Prepayment of certain Lenders) may subsequently be reinstated.
1.7Currency
Repayment and prepayment shall each be made in the currency or currencies in which the amounts repaid or prepaid (as appropriate) are denominated on the day the repayment or prepayment (as appropriate) is due to be made.

1.8Redrawing
1.1.1Subject to sub-clause 11.8.2 below, no amount which is prepaid under this Agreement may be redrawn.
1.1.2Any Advance prepaid under sub-clause 11.1.1 of Clause 11.1 (Voluntary Prepayment) shall be available to be redrawn during the Availability Period in accordance with the terms of this Agreement.
1.1.3If all or part of any Lender’s participation in an Advance under a Facility is prepaid and is not available for redrawing (other than by operation of Clause 4.3 (Conditions to each Utilisation of the Revolving Facility)), an amount of that Lender’s Commitment (equal to the Dollar Amount of the amount of the participation which is prepaid) in respect of that Facility will be deemed to be cancelled on the date of prepayment.
1.1.4Any prepayments of an Advance pursuant to Clause 11.1 (Voluntary Prepayment) or Clause 11.2 (Mandatory Prepayment) shall be applied pro rata to each Lender’s participation in that Advance.
12.REPRESENTATIONS AND WARRANTIES
1.1On Signing
Each Obligor acknowledges that each Finance Party has entered into the Financing Documents in full reliance on representations by each Obligor in the following terms and each Obligor warrants to each of them in respect of itself, and the Parent warrants to each of them in respect of itself and of each other Obligor that as of the date of this Agreement:
1.1.1Status: it is duly incorporated with limited liability and validly existing and, in the case of a U.S. Borrower in good standing, under the laws of its place of incorporation;
1.1.2Powers and authorisations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted, and sign and deliver, and perform the transactions contemplated in, the Financing Documents to which it is a party and the Financing Documents to which it is a party constitute valid and binding obligations of it enforceable in accordance with their terms subject to general equitable principles, insolvency, liquidation and other laws affecting creditors' rights generally;
1.1.3Non-Violation: neither the signing and delivery of the Financing Documents to which it is a party nor the performance of any of the transactions contemplated in any of them does or will contravene or constitute a default under, or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in, (a) any law by which it or any of its assets is bound or affected, (b) any document which contains or establishes its constitution, or (c) any agreement to which it is a party or by which any of its assets is bound which has had or would be reasonably likely to have, in any such case, a material adverse effect on its ability to observe and perform its obligations under the Financing Documents;
1.1.4Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or Tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity or enforceability of the liabilities and obligations of it or the rights of the Finance Parties under the Financing Documents;

1.1.5Deduction of Tax: it is not required under the law of its jurisdiction of incorporation (or, if different, the law of the jurisdiction in which that Obligor is resident for tax purposes) to make any Tax Deduction from any payment it may make under any Financing Document provided that, with respect to any Tax imposed on a Borrowing by any Borrower which is a U.S. Borrower by the United States of America, this sub-clause 12.1.5 shall not apply unless the Lender complies with the requirements of sub-clause 15.6.1 of Clause 15.6 (U.S. taxes);
1.1.6No filing or stamp taxes: under the law of its jurisdiction of incorporation it is not necessary that the Financing Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Financing Documents or the transactions contemplated by the Financing Documents;
1.1.7No misleading information:
(a)any factual information generated and provided by any Obligor to the Lenders in relation to this Agreement on or prior to the date of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; and
(b)no information has been withheld that results in any information provided to the Lenders in relation to this Agreement on or prior to the date of this Agreement being untrue or misleading in any material respect;
1.1.8No Default:
(a)no Event of Default has occurred which is continuing under this Agreement; and
(b)no event has occurred which constitutes a contravention of, or default in any material respect under, any agreement or instrument (other than the Financing Documents) by which it or any of its assets is bound or affected, being a contravention or default which has had or would be reasonably likely either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely affects the ability of the Obligors as a whole to observe or perform their obligations under the Financing Documents;
1.1.9Litigation: no:
(a) litigation, arbitration, administrative proceeding or claim in which there is a reasonable possibility of an adverse decision is presently in progress or pending or, to the knowledge of any Obligor, threatened against any member of the Group or any of their assets; or
(b)judgment or order of a court, arbitral body or agency has been issued, which has had or would be reasonably likely by itself or together with any other such proceedings, claims, judgments or orders either (a) to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or (b) materially and adversely to affect the ability of the Obligors as a whole to observe or perform their obligations under any Financing Documents or (c) to impair the validity or enforceability of this Agreement or any other Financing Document;
1.1.10Accounts: the Original Financial Statements fairly present the results of the operations of the Group for that year and the state of the affairs of the Group at that date; since that date there has been no material adverse change in the consolidated financial condition of the Group as shown in such statements;

1.1.11Anti-Terrorism and Sanctions Laws:
(a)to the best of the Obligors' knowledge, no Obligor nor any Affiliate thereof: (i) is a Restricted Party; or (ii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law and Sanctions Law applicable to such Obligor or such Affiliate;
(b)each Obligor and, to the best of the Obligors' knowledge, each Affiliate thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Law and Sanctions Law applicable to such Obligor or such Affiliate; and
(c)it is acknowledged and agreed that this representation and warranty is only sought and given to the extent that to do so would not result in any violation of, conflict with or liability under:
(i)Regulation (EC) 2271/96 (or any law or regulation implementing such Regulation in any member state of the European Union;
(ii)Regulation (EC) 2271/96 as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; or
(iii)Section 7 Foreign Trade and Payments Rules (AWV) (Außenwirtschaftsverordnung) (in connection with Section 4 paragraph 1 a no. 3 German Foreign Trade and Payments Act (AWG) (Außenwirtschaftsgesetz).
1.1.12Investment Company Act: none of the Obligors or their respective subsidiaries is an "investment company" or otherwise subject to regulation under the United States Investment Company Act of 1940, as amended (the "U.S. 1940 Act");
1.1.13Federal Reserve Regulations
(a)No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock; and
(b)None of the proceeds of the Advances or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Advances or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation U or Regulation X; and
1.1.14Anti-Corruption: each member of the Group has conducted its business in compliance with applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance by that member of the Group with such laws.
1.2After Signing
Each Obligor shall be deemed to represent and warrant in respect of itself, and the Parent shall be deemed to represent and warrant in respect of itself and each other Obligor, to each Finance Party on the date of each Request, every Drawing Date and on every other date upon which any utilisation of the Facilities is made available, with reference to the facts and circumstances then subsisting, that each of the representations and warranties contained in sub-clauses 12.1.1 (Status), 12.1.2 (Powers and authorisations), 12.1.3 (Non-Violation),

12.1.8 (No Default), 12.1.11 (Anti-Terrorism and Sanctions Laws) and 12.1.12 (Investment Company Act) of Clause 12.1 (On Signing) remains correct.
13.UNDERTAKINGS
1.1Duration
The undertakings in this Clause 13 (Undertakings) shall remain in force for so long as any amount is or may be outstanding under the Financing Documents or any Commitment is in force.
1.2Information
The Obligors will furnish or procure to be furnished to the Facility Agent, in sufficient copies for each of the Lenders:
1.1.1as soon as practicable (and in any event within 180 days after the close of each of the Parent's financial years) the audited consolidated accounts of the Group for that year;
1.1.2as soon as practicable (and in any event within 90 days of the end of each half year of the Parent's financial year) the published unaudited interim consolidated accounts of the Group;
1.1.3promptly, all notices, other documents or information despatched by the Parent to its shareholders generally (or any class thereof) or its creditors generally (or any class thereof);
1.1.4promptly, such further information in the possession or control of any of the Obligors or of any of their respective Material Subsidiaries regarding the financial condition or operations of any of the Obligors or any of their respective Material Subsidiaries, as the Facility Agent may reasonably request (including information in respect of the underlying documentation and underlying calculations used to produce any Sustainability Certificate); and
1.1.5details of:
(a)any litigation, arbitration or administrative proceedings, as soon as the same are instituted, or, to the knowledge of any Obligor, are threatened, which, if adversely determined; and
(b)any judgment or order of a court, arbitral body or agency which, would be reasonably likely to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely to affect the ability of any Obligor to observe or perform its obligations under the Financing Documents and which affect any Obligor or the Group as a whole.
1.3Requirements as to financial statements
1.1.1All accounts and statements required under Clause 13.2 (Information) above shall be certified as fairly representing the state of affairs of the Group and of the profit and cash flows of the Group and in the case of unaudited accounts and statements shall be prepared in a manner which is consistent with the audited consolidated accounts of the Group except to comply with changes in accounting practice or as noted therein.
1.1.2The Parent shall procure that each set of financial statements of the Parent delivered pursuant to Clause 13.2 (Information) is prepared using the Applicable Accounting Principles and financial reference periods consistent with those applied in the

Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a material change to IFRS, the accounting practices or reference periods and its auditors deliver to the Facility Agent:
(a)a description of any change necessary for those financial statements to reflect the Applicable Accounting Principles and reference periods upon which the Original Financial Statements were based; and
(b)sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 13.4 (Financial Ratios) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and that which would have been indicated had they been prepared using the Applicable Accounting Principles and reference periods consistent with those applied in the Original Financial Statements provided that any such comparative information shall only be required to be delivered if necessary to determine compliance with the financial ratios and the Material Subsidiary test hereunder.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
1.1.3If the Parent notifies the Facility Agent of a change in accordance with sub-clause 13.3.2 above then the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing:
(a)whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and
(b)if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
1.4Financial Ratios
1.1.1The Parent undertakes that it will procure that the Interest Cover Ratio for each Financial Period will equal or exceed 5.0 to 1.
1.1.2The Parent undertakes that it will procure that the financial condition of the Group shall be such that the ratio of Consolidated Total Net Debt on the last day of each Financial Period to Consolidated EBITDA for that Financial Period shall not exceed 3.5 to 1.
For the avoidance of doubt, all calculations for the purpose of this Clause 13.4 (Financial Ratios) shall be made on a basis consistent with Applicable Accounting Principles.
1.5Notification of Default
The Obligors' Agent and each Obligor will notify the Facility Agent in writing of any Event of Default or Potential Event of Default forthwith upon becoming aware thereof.

1.6Compliance certificates
1.1.1The Parent will no later than the time of the delivery of the accounts specified in sub-clauses 13.2.1 and 13.2.2 of Clause 13.2 (Information) (and, in relation to a certificate dealing with the matters referred to in paragraph (a) of this sub-clause 13.6.1, also promptly at the request of the Facility Agent from time to time) furnish the Facility Agent with:
(a)a certificate signed by any two of the company secretary of the Parent, the Director of Group Treasury (or equivalent from time to time) and the executive directors of the Parent certifying on behalf of the Parent without personal liability that no Event of Default or Potential Event of Default has occurred and is continuing or, if the same has occurred, specifying the Event of Default or Potential Event of Default and the steps being taken to remedy the same; and
(b)a certificate (a "Ratio Certificate") signed by either of the Chief Financial Officer and the Chief Executive of the Parent certifying without personal liability, as at the end of the period to which the relevant accounts relate, compliance with the covenants in Clause 13.4 (Financial Ratios) or, if such covenants have not been met, specifying the same and, in each case, setting out in reasonable detail the relevant computations.
1.1.2The Parent may, on or before (or after) the Sustainability Reporting Date in each calendar year from 2023 to 2026 (inclusive), furnish the Facility Agent with a Sustainability Certificate signed by either of the Chief Financial Officer or the Chief Executive certifying on behalf of the Parent without personal liability:
(a)the Group’s environmental performance as measured against each Environmental KPI and audited by an internationally recognised party; and
(b)the SMS,
in each case in respect of the Sustainability Performance Period ending immediately prior to that Sustainability Reporting Date.
1.1.3For the avoidance of doubt, there shall be no consequences (and no Potential Event of Default, Event of Default, breach of contract or other cause of action shall occur or arise) if:
(a)the Parent does not furnish the Facility Agent with a Sustainability Certificate on or before any Sustainability Reporting Date in respect of the Sustainability Performance Period ending immediately prior to that Sustainability Reporting Date; or
(b)the Group does not achieve or exceed:
(i)any Environmental KPI Target; or
(ii)SMS score,
other than any applicable increase to the Margin in accordance with sub-paragraphs 9.1.4 or 9.1.5 of Clause 9.1 (Margin, Commitment and Utilisation Fees).
1.7Consents
Each Obligor will use its best endeavours to obtain and promptly renew from time to time, and will promptly furnish certified copies to the Facility Agent of, all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under the Financing Documents or required for the validity or enforceability of the Financing Documents and each Obligor shall comply with the terms of the same.
1.8Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Financing Documents.
1.9Pari passu ranking
Each Obligor undertakes that, subject as set out herein, its obligations under the Financing Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations other than obligations in respect of national, provincial and local taxes and employees' remuneration and taxes and for certain other statutory exceptions.
1.10Negative pledge
The Parent undertakes that no Obligor will create, suffer or permit to subsist (and will procure that none of its Subsidiaries will create, suffer or permit to subsist) any Security Interest on the whole or any part of its respective present or future assets except for the following:
1.1.1Security Interests created with the prior written consent of the Majority Lenders;
1.1.2Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;
1.1.3any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of any Obligor after the date of this Agreement and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary) provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the date it becomes a Subsidiary but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at that date and provided that the amount secured under any such Security Interest shall not be increased beyond the amount secured at the date the company becomes a Subsidiary;
1.1.4those Security Interests existing at the date of this Agreement over the assets and/or revenues of a Subsidiary (whether or not it is an Obligor), provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the date of this Agreement but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at the date of this Agreement;
1.1.5Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Borrowings), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Borrowings) incurred in the ordinary course of business provided that the aggregate amount secured under such Security Interests shall not, at any time, exceed $50,000,000 (or its equivalent) save that such aggregate amount may be exceeded with the prior written consent of the Majority Lenders;

1.1.6Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;
1.1.7Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts), provided that any such Security Interest shall not apply to any other property of the purchaser thereof and provided further that the aggregate amount of all liabilities secured by Security Interests permitted by this sub-clause 13.10.7 shall not, at any time, exceed $60,000,000 (or its equivalent);
1.1.8any Security Interest arising out of title retention provisions in a supplier's conditions of supply of goods or services acquired by a member of the Group in the ordinary course of its business;
1.1.9any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;
1.1.10any Security Interest securing indebtedness re-financing indebtedness secured by Security Interests permitted by sub-clauses 13.10.3, 13.10.4 or 13.10.7 of this Clause 13.10 (Negative pledge) or this sub-clause 13.10.10 provided that (except to the extent otherwise permitted by sub-clause 13.10.1 of this Clause 13.10 (Negative pledge)) the maximum principal amount of the indebtedness secured by such Security Interests is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed indebtedness;
1.1.11any Security Interest created by a member of the Group which is not an Obligor securing banking facilities over accounts receivable (or book debts) outside the UK or the U.S.;
1.1.12any other Security Interest created or outstanding on or over any assets of any member of the Group provided that the aggregate outstanding amount secured by all Security Interests created or outstanding under this exception in this sub-clause 13.10.12 shall not at any time exceed $90,000,000 or its equivalent and further provided that no single such Security Interest under this sub-clause 13.10.12 shall secure an aggregate principal amount exceeding $25,000,000 or its equivalent; and
1.1.13any Security Interest arising out of any of the Back to Back Loans.
1.11Disposals
No Obligor will, without the prior written consent of the Majority Lenders (which may be given subject to conditions), and each Obligor will procure that none of its Subsidiaries will sell, transfer, lease or otherwise dispose of all or any substantial part of their respective assets except on an arm's length basis and for a fair market value or to another member of the Group.
1.12Change of business
Except with the prior written consent of the Majority Lenders, no Obligor will, and each Obligor will procure that none of its Material Subsidiaries will, make any change in its business as presently conducted, or carry on any other business other than its business as presently conducted or business consisting of allied or related activities, provided that this prohibition shall not apply unless such change of business or other business alters the nature of the business of the Group as a whole.
1.13Mergers
No Obligor will without the prior written consent of the Majority Lenders enter into any merger or consolidation if the effect thereof would be to alter the legal personality or identity of such Obligor except that any Borrower or any Guarantor may merge or consolidate with or into any other Subsidiary which is in the same jurisdiction as the relevant Borrower or the relevant Guarantor (as the case may be) provided that from the date on which the merger or consolidation takes effect a Borrower or a Guarantor is the legal entity surviving the merger or the legal entity into which it shall be merged or the legal entity which is formed by such consolidation shall assume its obligations hereunder in an agreement or instrument satisfactory in form and substance to the Majority Lenders.
1.14Insurance
Each Obligor will, and will procure that each of its Material Subsidiaries will, effect and maintain such insurance over and in respect of its respective assets and business and in such manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or a similar business and in the same or similar localities.
1.15Limitation on Borrowings of Subsidiaries
The Parent will not permit any of its Subsidiaries to create, permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) other than:
1.1.1Borrowings under this Agreement;
1.1.2any Borrowings of any Subsidiary owing to another member of the Group;
1.1.3Borrowings by a Subsidiary whose main business is to operate as a finance company for the Group;
1.1.4Borrowings by WPP AUNZ Ltd (or any subsidiary of WPP AUNZ Ltd) to the extent that the aggregate principal amount of such Borrowings does not exceed AUD600,000,000 at any time; and
1.1.5additional Borrowings of Subsidiaries to the extent that:
(a)no individual Material Subsidiary has or will create, permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) with an aggregate principal amount exceeding an amount equal to 15% of Consolidated EBITDA; and
(b)the aggregate principal amount of Borrowings of all Subsidiaries permitted under this sub-clause 13.15.5 does not exceed an amount equal to 35% of Consolidated EBITDA, in each case for the Financial Period most recently ended from time to time in respect of which financial results of the Group have been published or announced provided that no Borrowings of a Subsidiary shall be included in the percentage limits set out in paragraphs (a) and (b) of sub-clause 13.15.5 if such Subsidiary has provided a full and unconditional guarantee of all sums outstanding under the Facilities (without limit).

1.16Compliance with ERISA
1.1.1Each Obligor undertakes that, where relevant it (a) has fulfilled all its obligations under the minimum funding standards of ERISA and the Revenue Code, with respect to any employee pension benefit plan (a "Plan") covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Revenue Code maintained by such Obligor or to which such Obligor makes contributions, has within the previous five years made contributions or has an obligation to make contributions to and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and the Revenue Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) or a Plan under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA).
1.1.2Except as could not reasonably be expected to: (a) give rise to a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole; or (b) materially and adversely affect the ability of the Obligors as a whole to observe or perform their obligations under the Financing Documents, no ERISA Affiliate has or will have any actual or contingent, direct or indirect liability under Title IV of ERISA or with respect to a Plan that is subject to Title IV of ERISA.
1.17Guarantees
1.1.1If any Subsidiary (other than WPP AUNZ Ltd or any subsidiary of WPP AUNZ Ltd) (the "Relevant Subsidiary") gives a guarantee, indemnity or other assurance against financial loss to any creditor (a "Guaranteed Creditor") who is a creditor in respect of all or any part of the Borrowings raised by WPP CP LLC, WPP CP Finance, WPP Finance or any Subsidiary, or by a member of the Group (whether under a loan or other credit facility, bond or note or otherwise) where the Borrowings so raised equal or exceed $50,000,000 (or its equivalent), the Relevant Subsidiary will simultaneously provide an equivalent guarantee, indemnity or other assurance in favour of the Lenders of all obligations of the Obligors under the Facilities.
1.1.2If sub-clause 13.17.1 above applies, the Relevant Subsidiary may provide its guarantee by way of deed poll governed by English law or other instrument in a form satisfactory to the Facility Agent (acting reasonably and such approval to be given if the guarantee is equivalent to the guarantee given to the relevant Guaranteed Creditor) and the Relevant Subsidiary shall supply to the Facility Agent such certificates, documents and legal opinions (if any) equivalent to those it is supplying to the relevant Guaranteed Creditor (or a trustee or agent on its behalf).
1.18Margin Stock
None of the proceeds of the Advances will be used in a manner that violates Regulations T, U or X of the Board of Governors of the USA Federal Reserve System.
1.19"Know your customer" checks
1.1.1If:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)any change in the status of an Obligor or the composition of the shareholders of an Obligor (other than the Parent) after the date of this Agreement; or

(c)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures , including obtaining, verifying and recording information regarding any Obligor, its directors, authorised signing officers, direct or indirect shareholders or other persons in control of any Obligor, in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such information, including supporting documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks or requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.
1.1.2Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such information, including supporting documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks or requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.
1.1.3The Parent shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 3.7 (Accession of Additional Obligors) or a Substitute Borrower pursuant to Clause 3.9 (Substitution of Borrowers).
1.1.4Following the giving of any notice pursuant to sub-clause 13.19.3 above, if the accession of such Additional Obligor or a Substitute Borrower obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such information, including supporting documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks or requirements under all applicable laws and regulations pursuant to the accession of such Additional Obligor or the novation to such Substitute Borrower.
1.20Compliance with U.S. Regulations
No Obligor shall (and the Parent shall ensure that no other member of the Group will) become an "investment company," or an "affiliated person" of, an "investment company," as such terms are defined in the U.S. 1940 Act.
1.21Restricted Parties
1.1.1No Obligor shall use the proceeds, or cause or permit the proceeds of any Utilisation to be used, directly or indirectly, to make a loan or other advance to, invest in or contribute to or otherwise finance or support the activities or business of any

Restricted Party or in any other manner that would cause any Lender to be in breach of Anti-Terrorism Law and Sanctions Law.
1.1.2No Restricted Party or other person whose property is blocked under Sanctions will have any property interest in any funds repaid or remitted by or on behalf of any Obligor to any of the Lenders in connection with the Facilities.
1.1.3It is acknowledged and agreed that the undertakings in this Clause 13.21 are only sought and given to the extent that to do so would not result in any violation of, conflict with or liability under:
(a)Regulation (EC) 2271/96 (or any law or regulation implementing such Regulation in any member state of the European Union);
(b)Regulation (EC) 2271/96 as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; or
(c)Section 7 Foreign Trade and Payments Rules (AWV) (Außenwirtschaftsverordnung) (in connection with Section 4 paragraph 1 a no. 3 German Foreign Trade and Payments Act (AWG) (Außenwirtschaftsgesetz).
1.22Anti-Corruption
1.1.1No Obligor shall (and the Parent shall ensure that no other member of the Group will) use the proceeds, or cause or permit the proceeds of any Utilisation to be used, directly or indirectly, in any way that would be in breach of applicable Anti-Corruption Laws.
1.1.2Each Obligor shall (and the Parent shall ensure that each other member of the Group will):
(a)conduct its businesses in compliance with applicable Anti-Corruption Laws; and
(b)maintain policies and procedures designed to promote and achieve compliance with such laws.
14.CHANGES IN CIRCUMSTANCES
1.1Illegality
If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Advance:
1.1.1that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
1.1.2upon the Facility Agent notifying the Obligors' Agent, each Available Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender (to the greatest extent possible which does not result in that Lender (or its Affiliate) failing to meet the requirement set out in Clause 7.7 (Conditions of assignment or transfer) will be immediately cancelled; and
1.1.3each Borrower shall, to the extent necessary to cure such illegality, repay that Lender's participation in the Advances made to that Borrower on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Obligors' Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s (and any such Affiliate's) corresponding Commitment(s) shall be immediately cancelled in the amount of the participation repaid.
1.2Increased Costs
1.1.1Subject to Clause 14.4 (Exceptions) the Parent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of:
(a)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;
(b)compliance with any law or regulation or request (whether or not having the force of law) from any central bank or other fiscal, monetary or other authority made after the date of this Agreement; or
(c)the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
1.1.2In this Agreement:
(a)"Increased Costs" means:
(i)a reduction in the rate of return from the Facilities or on a Lender's (or its Affiliate's) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Financing Document, which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Financing Document;
(b)"Basel III" means:
(i)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated; and
(ii)the rules for global systematically important banks contained in "Global systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
(c)"Basel III Costs" means an Increased Cost in relation to Basel III or CRD IV;

(d)"CRD IV" means EU CRD IV and UK CRD IV;
(e)"EU CRD IV" means (A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012) and (B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and
(f)"UK CRD IV" means:
(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act;
(B)the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and
(C)direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.
1.3Increased cost claims
1.1.1Subject to Clause 14.3.3 below, a Lender intending to make a claim pursuant to Clause 14.2 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent.
1.1.2Subject to Clause 14.3.3 below, each Lender shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of such Increased Costs, together with calculations in reasonable detail.
1.1.3Nothing in Clauses 14.3.1 and 14.3.2 above shall require a Lender to disclose any information which in the opinion of that Lender (in its sole discretion) is confidential or proprietary.
1.4Exceptions
1.1.1Clause 14.2 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)compensated for by Clause 15.5 (Withholdings) or Clause 15.10 (Tax indemnity) (or would have been compensated for under Clause 15.5 (Withholdings) or Clause 15.10 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause 15.6 (U.S. taxes), sub-clause 15.7.3 of Clause 15.7 (UK taxes) or Clause 15.10 (Tax indemnity) applied);

(b)attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III or CRD IV) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) provided that the Credit Rating does not at any time fall below BBB- (in respect of a Credit Rating by S&P) or Baa3 (in respect of a Credit Rating by Moody's);
(c)attributable to Basel III Costs, except that a Lender may recover Basel III Costs under Clause 14.2 (Increased Costs) from the Parent if it is its policy to seek to recover Basel III Costs to a similar extent from other similar borrowers in relation to similar facilities.
(d)attributable to a FATCA Deduction required to be made by a Party; or
(e)attributable to the wilful breach by the relevant Lender or its Affiliates of any law or regulation.
1.5Unavailability of Screen Rate for Term Rate Advances or no RFR for Compounded Rate Advances denominated in Japanese Yen
1.1.1Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Term Rate Advance, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Term Rate Advance.
1.1.2Reference Bank Rate: If no Screen Rate is available for EURIBOR for:
(a)the currency of a Term Rate Advance; or
(b)the Interest Period of a Term Rate Advance and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Reference Bank Rate as of 11.30 a.m. (Brussels time) on the Rate Fixing Day for the currency of that Term Rate Advance and for a period equal in length to the Interest Period of that Term Rate Advance.
1.1.3Cost of funds (Term Rate Advances): If paragraph 14.5.2 above applies but no Reference Bank Rate is available for EURIBOR for the relevant currency or Interest Period there shall be no EURIBOR for that Term Rate Advance and Clause 14.8 (Cost of funds) shall apply to that Term Rate Advance for that Interest Period.
1.1.4Cost of funds (Compounded Rate Advances denominated in Japanese Yen): If:
(a)there is no applicable RFR for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Advance denominated in Japanese Yen; and
(b)"Cost of funds will apply as a fallback" is specified in the Compounded Rate Terms for that Compounded Rate Advance denominated in Japanese Yen,
Clause 14.8 (Cost of funds) shall apply to that Compounded Rate Advance denominated in Japanese Yen for that Interest Period.

1.6Calculation of Reference Bank Rate
1.1.1Subject to paragraph 14.6.2 below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the time specified in 14.5.2 above, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
1.1.2If at or about noon (Brussels time) on the Rate Fixing Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
1.7Market disruption
In the case of a Term Rate Advance only, if before close of business in London on the Rate Fixing Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Term Rate Advance exceed 50 per cent. of that Term Rate Advance) that its cost of funds relating to its participation in that Term Rate Advance would be in excess of EURIBOR, then Clause 14.8 (Cost of funds) shall apply to that Term Rate Advance for the relevant Interest Period. For the avoidance of doubt, this Clause 14.7 shall not apply to Compounded Rate Advances.
1.8Cost of funds
1.1.1If this Clause 14.8 applies to a Term Rate Advance or a Compounded Rate Advance denominated in Japanese Yen, for an Interest Period, Clause 9.3 (Rate of Interest for Revolving Facility – Term Rate Advances) shall not apply to that Term Rate Advance or Clause 9.4 (Rate of Interest for Revolving Facility – Compounded Rate Advances) shall not apply to that Compounded Rate Advance denominated in Japanese Yen, for that Interest Period and the rate of interest on each Lender's share of the relevant Term Rate Advance or the relevant Compounded Rate Advance denominated in Japanese Yen, for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Term Rate Advance or a Compounded Rate Advance denominated in Japanese Yen.
1.1.2If this Clause 14.8 applies and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligor’s Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
1.1.3Any alternative basis agreed pursuant to paragraph 14.8.2 above shall, with the prior consent of the Majority Lenders and the Obligors’ Agent, be binding on all Parties.
1.1.4If this Clause 14.8 applies pursuant to Clause 14.7 (Market disruption) and:
(i)a Lender's Funding Rate in relation to any Term Rate Advance is less than EURIBOR; or
(ii)a Lender does not notify a rate to the Facility Agent by the time specified in paragraph 14.8.1(ii) above,

that Lender’s cost of funds relating to its participation in that Term Rate Advance for that Interest Period shall be deemed, for the purposes of sub-clause 14.8.1 above, to be EURIBOR;
1.1.5Subject to Clause 14.8.4 above, if this Clause 14.8 applies but any Lender does not notify a rate to the Facility Agent by the time specified in sub-clause 14.8.1(ii) above the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.
1.9Notification to Obligors’ Agent
If Clause 14.8 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Obligors' Agent.
1.10Mitigation
1.1.1Each Lender shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 14.1 (Illegality), Clause 14.2 (Increased Costs) or Clause 15.5 (Withholdings) including (but not limited to) transferring its rights and obligations under the Financing Documents to another Affiliate or Facility Office.
1.1.2Sub-clause 14.10.1 above does not in any way limit the obligations of any Obligor under the Financing Documents.
1.11Limitation of liability
1.1.1The Parent shall promptly indemnify each Lender for all costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 14.10 (Mitigation).
1.1.2A Lender is not obliged to take any steps under Clause 14.10 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.
1.12Certificates
Any certification or determination by the Facility Agent or any Lender of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matter to which it relates.
15.PAYMENTS
1.1By Obligors
All payments to be made by an Obligor under this Agreement:
1.1.1for the account of any of the Lenders shall be made available to the Facility Agent (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment to such account as the Facility Agent may have notified to the Obligors' Agent for the account of the Facility Agent who shall, subject to Clause 15.3 (Clawback and pre-funding), before the close of business on the date of receipt, remit to each Lender its portion of the payment so made by remitting it to such account of that Lender which that Lender may have previously notified to the Facility Agent; and

1.1.2to the Facility Agent shall be made to such account as it may specify by notice to the Obligors' Agent.
1.2By the Lenders
All amounts to be advanced by the Lenders to a Borrower under this Agreement shall be remitted (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place for payment to such account as the Facility Agent may have notified to the Lenders for the account of the Facility Agent who shall, subject to Clause 15.3 (Clawback and pre-funding), make available to that Borrower the amounts so remitted on the same day by payment to the account and bank which are specified in the relevant Request. If the Facility Agent makes available to a Borrower any amount which has not been made unconditionally available to the Facility Agent that Borrower shall forthwith on notice from the Facility Agent repay such amount to the Facility Agent together with interest on such amount until its repayment at a rate determined by the Facility Agent to reflect its cost of funds.
1.3Clawback and pre-funding
1.1.1Where a sum is to be paid to the Facility Agent under the Financing Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
1.1.2Unless sub-clause 15.3.3 below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
1.1.3If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(a)the Facility Agent shall notify the Parent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and
(b)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
1.4Impaired Agent
1.1.1If, at any time, an Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Financing Documents to such Agent in accordance with sub-clause 15.1.1 of Clause 15.1 (By Obligors) or in accordance with Clause 15.2 (By the Lenders) may instead either:
(a)pay that amount direct to the required recipient; or

(b)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Financing Documents (the "Recipient Party" or "Recipient Parties"). In each case such payments must be made on the due date for payment under the Financing Documents.
1.1.2All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
1.1.3A Party which has made a payment in accordance with this Clause 15.4 (Impaired Agent) shall be discharged of the relevant payment obligation under the Financing Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
1.1.4Promptly upon the appointment of a successor Agent in accordance with Clause 19.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph 15.4.5 below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Party or Parties in accordance with sub-clause 15.1.1 of Clause 15.1 (By Obligors) or in accordance with Clause 15.2 (By the Lenders), as appropriate.
1.1.5A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(a)that it has not given an instruction pursuant to paragraph 15.4.4 above; and
(b)that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
1.5Withholdings
Subject to Clause 15.6 (U.S. taxes) and sub-clause 15.7.3 of Clause 15.7 (UK taxes), all payments by any Obligor under this Agreement whether in respect of principal, interest, fees or any other item, shall be made in full without any Tax Deduction unless such Tax Deduction is required by law, in which event such Obligor shall:
1.1.1ensure that the Tax Deduction does not exceed the minimum amount legally required (having regard to the details of the Lender concerned provided to that Obligor by such Lender through the Facility Agent);
1.1.2forthwith pay to the Facility Agent for the account of each Lender such additional amount so that the net amount received by that Lender will equal the full amount which would have been received by it had no such Tax Deduction been required;
1.1.3pay or remit to the relevant taxation or other authorities within the period for payment or remittance permitted by applicable law the full amount of the Tax Deduction (including, but without prejudice to the generality of the foregoing, the full amount of any Tax Deduction from any additional amount paid or remitted pursuant to this Clause 15.5 (Withholdings)); and

1.1.4furnish to the Facility Agent on behalf of the Lender concerned, within the period for payment or remittance permitted by the relevant law, either an official receipt of the relevant taxation authorities involved in respect of all Tax Deductions or if such receipts are not issued by the taxation authorities concerned on payment or remittance to them of Tax Deductions, a certificate of deduction or equivalent evidence of the relevant Tax Deduction.
The obligation on each Obligor to pay or remit an additional amount under this Clause 15.5 (Withholdings) shall not apply to the extent that the Tax Deduction is:
1.1.5deducted solely as a result of a participation under Clause 23.9 (Sub-Participations); or
1.1.6Tax which would have been compensated for by an increased payment under Clause 15.6 (U.S. taxes) or sub-clause 15.7.3 of Clause 15.7 (UK taxes) but was not so compensated for because the Lender concerned failed to comply with any obligations or requirements of sub-clause 15.6.1 of Clause 15.6 (U.S. taxes) or sub-clauses 15.7.3, 15.7.4 and 15.7.5 of Clause 15.7 (UK taxes).
1.6U.S. taxes
1.1.1Notwithstanding anything to the contrary in this Clause 15 (Payments), with respect to Tax Deductions which are imposed or levied by or on behalf of the United States of America or any authority thereof or therein having power to tax, any Obligor which is a U.S. Subsidiary (or any Guarantor of such an Obligor) shall only be under an obligation to gross up any amounts payable or paid by that Obligor hereunder to a Lender that is not a United States Person (or payable or paid by the Facility Agent to such Lender) if:
(a)such Lender as soon as practicable after a U.S. Subsidiary becomes an Obligor hereunder, but in any event prior to any payment by the Obligor concerned, delivers to that Obligor:
(i)two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) ("Form W-8ECI") certifying that the payments made pursuant to the Financing Documents are effectively connected with the conduct by such Lender of a trade or business in the United States of America; or
(ii)two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) ("Form W-8BEN") claiming complete exemption from withholding with respect to all payments to be made to such Lender under the Financing Documents under an applicable double tax treaty concluded by the United States of America (such Forms W-8BEN to be provided by the Facility Agent to the Lenders on signature of this Agreement); or
(iii)such other applicable form prescribed by the Internal Revenue Service certifying as to such Lender's entitlement to exemption from U.S. withholding tax with respect to all payments to be made by such Lender under the Financing Documents, in each case, indicating that such Lender is on the date of this Agreement (or, in the case of any Lender becoming a Party after the date of this Agreement, on the date it becomes a Party) entitled to receive payments of principal, interest and fees under this Agreement free from any deduction and withholding of U.S. income tax;
(b)promptly upon a change in facts requiring a change or re-issuance in the most recent Form W-8ECI or Form W-8BEN or other applicable form previously delivered by such persons or upon the reasonable request of the Borrower and if the delivery of the same be lawful, such Lender delivers to the Obligor concerned two accurate and complete original signed copies of Form W-8ECI or Form W-8BEN or other applicable form in replacement for the forms previously delivered by such Lender; and
(c)if any forms or documents other than or in addition to the forms referred to above are required or such forms referred to above shall cease to be required in order for any Obligor which is a U.S. Subsidiary or any Guarantor of such an Obligor to make payments of interest under this Agreement without any deduction or withholding on account of U.S. income tax, such Lender as soon as practicable delivers to the Obligor concerned or any Guarantor of such an Obligor or the relevant tax authority such forms or other similar document notified by any Obligor which is a U.S. Subsidiary or any Guarantor of such an Obligor to such Lender which such Lender can reasonably submit to any relevant tax authority so as to avoid such deduction or withholding to the extent that it is lawful for such Lender to do so.
This sub-clause 15.6.1 shall not apply where such obligation to gross up arises as a result of the introduction of or any change in law or regulation or in the official interpretation, administration or application thereof of any relevant tax authority or the amendment, withdrawal, suspension, cancellation or termination of any applicable tax treaty with respect to any Lender, in any such case, after the date of this Agreement. Further, no Lender will be considered to have failed to meet its obligations under this sub-clause 15.6.1 solely by reason of any withholding that arises under FATCA with respect to payments to that Lender.
1.1.2Each Lender which is a United States Person shall deliver (through the Facility Agent) to each Obligor which is a U.S. Subsidiary as soon as practicable after a U.S. Subsidiary becomes an Obligor hereunder, but in any event prior to any payment by the Obligor concerned, a statement signed by an authorised signatory of such Lender to the effect that it is a United States Person and, if necessary in order to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or any successor thereto) establishing that such Lender is not subject to United States backup withholding.
1.1.3The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form, information or statement delivered by any Lender pursuant to this Clause 15.6 (U.S. taxes).
1.7UK taxes
1.1.1If a Lender is not or has ceased to be a UK Qualifying Lender otherwise than as a result of any introduction of or change in or in the interpretation, administration or application of any relevant law or UK Treaty or any published practice or concession of any relevant taxing authority after the date it became a Lender under this Agreement, then an Obligor shall not be liable to pay to the Lender any additional amount under sub-clause 15.5.2 of Clause 15.5 (Withholdings) for a Tax Deduction imposed by the United Kingdom from a payment of interest on an Advance in excess of the amount that Obligor would have been obliged to pay if that Lender had been a UK Qualifying Lender.
1.1.2Each Lender confirms to the Parent on the date of this Agreement that if an Advance was made as at the date of this Agreement it would be a UK Qualifying Lender.

1.1.3An Obligor will not, on withholding or deducting an amount for or on account of United Kingdom tax, be required to pay any additional amount to a Lender under this Clause 15 (Payments) in respect of such withholding or deduction where:
(a)the Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that no deduction or withholding for or on account of United Kingdom tax would have been required to have been made in respect of such withholding or deduction if the Lender had complied with its obligations under sub-clauses 15.7.4 or 15.7.5 below (as applicable); or
(b)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:
(i)an officer of HM Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and
(ii)the payment could have been made to the Lender without any deduction or withholding for or on account of United Kingdom tax if that Direction had not been made; or
(c)the relevant Increase Lender or New Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:
(i)the relevant Lender has not given a Tax Confirmation to the Parent; and
(ii)the payment could have been made to the Lender without any deduction or withholding for or on account of United Kingdom tax if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the relevant Obligor to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA.
1.1.4    Subject to paragraph (b) below, a UK Treaty Lender and each Obligor which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a deduction or withholding for or on account of United Kingdom tax.
(b)(i)    A UK Treaty Lender which becomes or is a Party on the date of this Agreement that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (Lenders and Commitments); and
(ii)    a New Lender or Increase Lender that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (a) above.
1.1.5If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (b) of sub-clause 15.7.4 above and:

(a)a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(b)a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(i)that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(ii)HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without any deduction or withholding for or on account of United Kingdom tax within 60 days of the date of the Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a deduction or withholding for or on account of United Kingdom tax.
1.1.6If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (b) of sub-clause 15.7.4 above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Advance unless the Lender otherwise agrees.
1.1.7A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Facility Agent for delivery to the relevant Lender.
1.1.8A UK Non-Bank Lender shall promptly notify the Parent and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.
1.8Tax Credits
If any Obligor pays any additional amount (a "Tax Payment") under Clause 15.5 (Withholdings) and any Lender determines in its absolute discretion that it has effectively obtained and retained a refund of Tax or credit against Tax on its overall net income by reason of that Tax Payment (a "Tax Credit") and that Lender determines in its absolute discretion that it can identify such Tax Credit as being attributable to such Tax Payment, then that Lender shall reimburse to the relevant Obligor such amount as it shall determine to be the proportion of such Tax Credit as will leave that Lender, after that reimbursement, in the same after tax position as it would have been in if that Tax Payment had not been required to be made. Each Lender shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. No Lender shall be obliged to disclose any information regarding its tax affairs or computations to any Obligor.
1.9Date
If any payment under this Agreement would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following calendar month of the year, on the preceding Business Day.
1.10Tax indemnity
1.1.1The Parent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Financing Document.

1.1.2Sub-clause 15.10.1 above shall not apply:
(a)with respect to any Tax assessed on a Finance Party:
(i)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(ii)under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)to the extent a loss, liability or cost:
(i)is compensated for by an increased payment under Clause 15.5 (Withholdings); or
(ii)would have been compensated for by an increased payment under Clause 15.5 (Withholdings) but was not so compensated solely because one of the exclusions to Clause 15.5 (Withholdings) applied; or
(iii)relates to a FATCA Deduction required to be made by a Party.
1.1.3A Protected Party making, or intending to make a claim under sub-clause 15.10.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.
1.1.4A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.10 (Tax indemnity), notify the Facility Agent.
1.11FATCA information
1.1.1Subject to sub-clause15.11.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)confirm to that other Party whether it is:
(i)a FATCA Exempt Party; or
(ii)not a FATCA Exempt Party; and
(b)supply to that other Party such forms, documentation and the information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.
1.1.2If a Party confirms to another Party pursuant to paragraph (a)(i) of sub-clause 15.11.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
1.1.3Sub-clause 15.11.1 above shall not oblige any Finance Party to do anything, and paragraph (b) of sub-clause 15.11.1 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)any law or regulation;
(b)any fiduciary duty; or
(c)any duty of confidentiality.
1.1.4If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a) or (b) of sub-clause 15.11.1 above (including, for the avoidance of doubt, where sub-clause 15.11.3 above applies), then such Party shall be treated for the purposes of the Financing Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
1.1.5If a Borrower is a U.S. Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(a)where a Borrower is a U.S. Tax Obligor and the relevant Lender is a Lender as at the date of this Agreement, the date of this Agreement;
(b)where a Borrower is a U.S. Tax Obligor on a Transfer Date or Increase Date and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or Increase Date;
(c)the date a new U.S. Tax Obligor accedes as a Borrower; or
(d)where a Borrower is not a U.S. Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:
(i)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(ii)any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
1.1.6The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to sub-clause 15.11.5 above to the relevant Borrower.
1.1.7If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to sub-clause 15.11.5 above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
1.1.8The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to sub-clauses 15.11.5 or 15.11.7 above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with sub-clauses 15.11.5, 15.11.6 or 15.11.7 above.

1.12FATCA Deduction
1.1.1Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
1.1.2Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate of the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Facility Agent and the Facility Agent shall notify the other Finance Parties.
1.13Default Interest
1.1.1Subject to sub-clause 15.13.2 of this Clause 15.13 (Default Interest), if an Obligor fails to pay any amount in accordance with any Financing Document, the relevant Obligor shall pay interest on that amount from the time of default up to the time of actual payment (as well after as before judgment) at the rate per annum which is 1% per annum higher than the rate which would have been payable if the defaulted amount constituted an Advance in the currency of the defaulted amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).
1.1.2If an amount unpaid in accordance with any Financing Document in respect of the Facilities, is of principal of a Term Rate Advance due on a day during, but not the last day of, an Interest Period relating thereto, the period selected by the Facility Agent under sub-clause 15.13.1 of this Clause 15.13 (Default Interest) shall equal the unexpired portion of the Interest Period and there shall be substituted for the rate specified in sub-clause 15.13.1 of this Clause 15.13 (Default Interest) the rate of 1% per annum above the rate calculated in accordance with Clause 9.3 (Rate of Interest for Revolving Facility – Term Rate Advances) or Clause 7.5 (Interest) and applicable to the unpaid amount immediately before it fell due.
1.1.3Interest under this Clause 15.13 (Default Interest) shall accrue daily on the basis of a year of 360 days (or 365 days in the case of sterling, Hong Kong Dollars, Canadian Dollars and Singapore Dollars or such other period applied generally in the Relevant Market in relation to such calculations for the relevant currency) from and including the first day to the last day of each period for which a rate of interest is determined as aforesaid and shall be due and payable by the relevant Borrower at the end of each such period. So long as the default continues, the rate referred to in sub-clause 15.13.1 of this Clause 15.13 (Default Interest) shall be calculated on a similar basis at the end of each period selected by the Facility Agent and notified to the Lenders and interest payable under this sub-clause 15.13.3 which is unpaid at the end of each such period shall thereafter itself bear interest at the rates provided in this sub-clause 15.13.3.
1.14Currency indemnity
1.1.1If any sum due from an Obligor under the Financing Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(a)making or filing a claim or proof against that Obligor;
(b)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
1.1.2Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.
1.15Change of currency
1.1.1Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (with the consent of the Parent, not to be unreasonably withheld or delayed); and
(b)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
1.1.2If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with the generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
16.DEFAULT
1.1Events of Default
If (whether or not caused by any reason outside the control of the Obligors):
1.1.1any Obligor does not pay on the due date (or, in the case of amounts other than principal, within three Business Days thereafter) any amount payable by it under any of the Financing Documents at the place and in the currency expressed to be payable (unless such failure results solely from a technical problem in relation to the transfer of funds for which such Obligor is not responsible and which is remedied within five days of the due date); or
1.1.2any Obligor fails to comply in any material respect with any other provision of any of the Financing Documents and, other than in respect of a failure to comply with Clause 13.4 (Financial Ratios) or Clause 13.6 (Compliance certificates), if such default is capable of prompt remedy within 30 days after any Borrower or any Guarantor shall have given notice of such default pursuant to Clause 13.5 (Notification of Default) (or, if earlier, the date on which the Facility Agent shall have given notice to the Obligors' Agent of such default) such Obligor shall have failed to cure such default within such period; or
1.1.3any representation, warranty or written statement made or deemed to be repeated in, or in connection with, this Agreement or in any other Financing Document or in any certificate delivered by or on behalf of any Borrower or any Guarantor in writing under any of the Financing Documents is incorrect in any material respect when made or deemed to be repeated, or, in respect of those specified in Clause 12.2 (After Signing), would be if repeated at any time; or
1.1.4
(a)any other present or future Borrowings of a principal amount exceeding in the aggregate $50,000,000 (or its equivalent) of any member of the Group (other than, in respect of paragraph (ii) below, WPP AUNZ Ltd or any subsidiary of WPP AUNZ Ltd) shall:
(i)become due and payable as a result of a default; or
(ii)become capable of being declared due and payable prior to the due date thereof as a result of a default; or
(iii)not be paid on the due date thereof (or, if a grace period was originally provided for in the document evidencing or constituting such Borrowings, within any applicable grace period therefor); or
(b)any Security Interest over any assets of any member of the Group (other than, in respect of paragraph (ii) below, WPP AUNZ Ltd or any subsidiary of WPP AUNZ Ltd) and securing a principal amount exceeding $50,000,000 (or its equivalent) shall:
(i)be enforced; or
(ii)become enforceable as a result of a default; or
1.1.5any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, or any Obligor or any Material Subsidiary suspends making payments (whether of principal or interest) with respect to all or a material part or a particular class of its debts or announces an intention to do so; or
1.1.6any action is taken to appoint a receiver, monitor, trustee or trustee in bankruptcy to any Obligor or any Material Subsidiary, an application for an administration order in relation to any Obligor or any Material Subsidiary is presented to the court by any such company or its directors or the supervisor of a voluntary arrangement relating to any Obligor or any Material Subsidiary or such an order is made on the application of a creditor of any Obligor or any Material Subsidiary, or any Obligor, any Material Subsidiary, any of their respective directors, or any holder of a qualifying floating charge over the assets of the business of such Obligor or Material Subsidiary files with the court a notice of intention to appoint or notice of appointment of an administrator in relation to any Obligor or any Material Subsidiary, or any meeting of any Obligor or any Material Subsidiary is convened by the relevant company's directors for the purpose of considering any resolution to present an application for such an order or to file such notice of intention or notice of appointment or any such resolution is passed at any meeting of any Obligor or any Material Subsidiary; or
1.1.7any kind of composition, scheme or plan of arrangement, compromise or arrangement involving any Obligor or any Material Subsidiary and its creditors generally (or any class of them) is proposed by the company concerned as a result of financial difficulties; or
1.1.8any administrative or other receiver or any manager, monitor, trustee or trustee in bankruptcy is appointed in respect of any Obligor or any Material Subsidiary or all or a substantial part of any Obligor's or any Material Subsidiary's property, or the directors of any Obligor or any Material Subsidiary request any person to appoint such a receiver, administrative receiver, manager, monitor, trustee or trustee in bankruptcy or any kind of attachment (except prejudgment attachment), sequestration, distress or execution against any Obligor or any Material Subsidiary or all or a substantial part of any Obligor's or Material Subsidiary's property is levied or sued out and not discharged within 30 days; or
1.1.9any meeting of any Obligor or any Material Subsidiary is convened by the relevant company's directors for the purpose of considering any resolution for (or to petition for) its winding up, dissolution or liquidation or for the appointment of a receiver, monitor, trustee or trustee in bankruptcy to any Obligor or Material Subsidiary or any Obligor or any Material Subsidiary passes such a resolution, or any Obligor or any Material Subsidiary or any other person (except its creditor) presents any petition for the winding up, dissolution or liquidation of any Obligor or any Material Subsidiary or for the appointment of a receiver, monitor, trustee or trustee in bankruptcy to any Obligor or Material Subsidiary (save for a petition which is vexatious or frivolous and which is discharged or stayed within 14 days) or an order for the winding up, dissolution or liquidation of, or the appointment of a receiver, monitor, trustee or trustee in bankruptcy to, any Obligor or Material Subsidiary is made on the petition of any of its creditors unless, in each case, it is a voluntary solvent winding-up, amalgamation, reconstruction or reorganisation or part of a voluntary scheme of arrangement; or
1.1.10there occurs in relation to any Obligor or any Material Subsidiary in any country or territory in which it carries on business or to the jurisdiction of whose courts it or any of its property is subject any event which reasonably appears to the Majority Lenders to correspond in that country or territory with any of those mentioned in sub-clauses 16.1.5 to 16.1.9 of this Clause 16.1 (Events of Default) or any Obligor or any Material Subsidiary otherwise becomes subject, in any such country or territory, to any law relating to insolvency, reorganisation, arrangement, bankruptcy, winding-up or liquidation; or
1.1.11any Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business except consequent upon a disposal, merger or acquisition not otherwise prohibited under this Agreement; or
1.1.12any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with its obligations under any of the Financing Documents to which it is a party in any material respect is revoked or withheld or does not remain in full force and effect or is materially and adversely modified; or
1.1.13at any time it is unlawful for any Obligor to perform any of its material obligations under any Financing Document to which it is a party; or
1.1.14any litigation, arbitration or administrative proceeding or claim in which there is a reasonable possibility of an adverse decision which has had or would be reasonably likely by itself or together with any other such proceedings or claims either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or which would be reasonably likely materially and adversely to affect the ability of the Obligors taken as a whole to observe or perform their obligations under any Financing Documents and which affect any Obligor or the Group as a whole is in progress or pending or threatened; or
1.1.15(a) any Obligor shall commence any case, proceeding or other action in the United States (i) under any existing or future law relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against any

Obligor any case, proceeding or other action in the United States of a nature referred to in paragraph (a) of this sub-clause 16.1.15 which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days; or (c) there shall be commenced against any Obligor any case, proceeding or other action in the United States seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order in the United States for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (d) any Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in (a), (b) or (c) of this sub-clause 16.1.15; or (e) any Obligor which is incorporated in the United States shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or shall make a general assignment for the benefit of its creditors; or
1.1.16any Obligor repudiates a Financing Document or evidences an intention to repudiate a Financing Document, then, at once or at any time thereafter, the Facility Agent may, and upon the request of the Majority Lenders shall, by notice to the Obligors' Agent, declare the Total Outstandings together with accrued interest and all other amounts accrued or outstanding under the Financing Documents to be immediately due and payable whereupon:
(a)all Advances and all other sums outstanding under the Facilities shall become so due and payable together with accrued interest thereon and any other amounts then payable under this Agreement or the Facilities; and
(b)no further Utilisations of the Facilities shall be permitted.
Notwithstanding the foregoing, if an Event of Default specified in (a), (b), (d) or (e) of sub-clause 16.1.15 occurs with respect to an Obligor in a U.S. jurisdiction or in a U.S. court of competent jurisdiction, such Obligor shall cease to be entitled to utilise the Commitments otherwise available to it and the Outstandings (or in the case of a Guarantor, the Guaranteed Amounts) owed by such Obligor shall become immediately due and payable, without any action by the Facility Agent or the Lenders and without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Financing Documents to the contrary notwithstanding.
1.2Notice
If the Facility Agent is notified under this Agreement of the occurrence of an Event of Default it shall promptly inform each of the Lenders. If any Lender becomes aware of the occurrence of an Event of Default it shall promptly inform the Facility Agent.
17.INDEMNITY
1.1Break Costs
1.1.1Subject to sub-clause 17.1.2 below, the Parent shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of an Advance or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.
1.1.2Sub-clause 17.1.1 above shall not apply in respect of any Compounded Rate Advance or related Unpaid Sum.

1.1.3Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
1.2Other indemnities
1.1.1The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Financing Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 22.2 (Pro rata Sharing);
(c)funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.
1.1.2The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party, each officer, director and employee of a Finance Party (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Financing Documents or the transactions contemplated by the Financing Documents, whether or not such investigation, litigation or proceeding is brought by a member of the Group, any shareholder or creditor of any member of the Group, an Indemnified Party or any other person, except to the extent that such claim, damage, loss, liability, cost or expense is caused by such Indemnified Party's gross negligence or wilful misconduct. Any third party referred to in this sub-clause 17.2.2 may rely on this sub-clause 17.2.2 subject to sub-clause 1.3.6 of Clause 1.3 (Construction) and the provisions of the Third Parties Act.
1.3Indemnity to the Agent
The Parent shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
1.1.1investigating any event which it reasonably believes is a Default;
1.1.2acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
1.1.3instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as expressly permitted under this Agreement.
1.4Waiver of Defences
Each Obligor agrees that no delay, extension of time, renewal, compromise, waiver, indulgence, release of security or rights or any other matter or thing shall in any way prejudice the Lenders' or the Facility Agent's rights or powers hereunder. No Obligor shall by virtue of any payment made by it pursuant to this Clause 17 (Indemnity) claim in competition with the Facility Agent or any Lender any right of subrogation, contribution or indemnity against any member of the Group so long as any amount is or is capable of becoming outstanding hereunder.
18.GUARANTEE AND INDEMNITY
1.1Guarantee
Each Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the proper and punctual payment by each of the Obligors of the Guaranteed Amounts and unconditionally and irrevocably undertakes, as a continuing obligation, with each Finance Party that, if for any reason any Obligor does not make such payment, each Guarantor shall pay the Guaranteed Amounts upon first written demand by the Facility Agent.
1.2Principal Debtor
Each Guarantor shall be deemed to be liable for the Guaranteed Amounts as a sole or principal debtor.
1.3Discharge
The liabilities and obligations of each of the Guarantors under this Agreement shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the proper and valid payment of all the Guaranteed Amounts and, subject to Clause 18.4 (Preference), an absolute discharge or release of any of the Guarantors signed by the Facility Agent on behalf of the Lenders; and without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged any Guarantor (wholly or in part) or which would have afforded such Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, any of the Obligors or any other person.
1.4Preference
Any such discharge or release as is referred to in Clause 18.3 (Discharge), and any composition or arrangement which any of the Guarantors may effect with the Finance Parties, shall be deemed to be made subject to the condition that it will be void if any payment or security which any Finance Party may previously have received or may thereafter receive from any person in respect of the Guaranteed Amounts is set aside under any applicable law or proves to have been for any reason invalid and the liabilities and obligations of each Guarantor under this Clause 18 (Guarantee and Indemnity) will continue or be reinstated as if such discharge or release had not occurred.
1.5No Impairment
Without prejudice to the generality of Clauses 18.2 (Principal Debtor) and 18.3 (Discharge) none of the liabilities or obligations of any of the Guarantors under this Agreement shall be impaired by, and each Guarantor hereby irrevocably waives any defences it may now or hereafter have in any way relating to, the Finance Parties (or any of them):
1.1.1agreeing with any Obligor any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Financing Document or any other document or security including without limitation any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Financing Document or other document (other than a variation of this Clause 18.5 (No Impairment) and any such variation shall, whatever its nature, be binding upon such Guarantor in all circumstances, notwithstanding that it may increase or otherwise affect the liability of such Guarantor provided however that if any such variation is made without the prior written consent of such Guarantor or the Obligors' Agent on behalf of such Guarantor, which has the effect of increasing the amount of the Facilities or the Margin, the amount of such Guarantor's liability under this Clause 18.5 (No Impairment) shall be limited to the amount for which they would have been liable had such variation not been made;
1.1.2releasing or granting any time or any indulgence whatsoever to any Obligor or such Guarantor and, in particular, waiving any of the pre-conditions for Advances under this Agreement or any contravention by any Obligor of this Agreement, or entering into any transaction or arrangements whatsoever with or in relation to any Obligor, and/or any third party;
1.1.3taking, perfecting, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the Guaranteed Amounts in such manner as it or they think fit, or claiming, proving for, accepting or transferring any payment in respect of the Guaranteed Amounts in any composition by or winding up of, any Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring.
1.6Demands
Demands under this Clause 18.6 (Demands) may be made from time to time, and the liabilities and obligations of each Guarantor under this Agreement may be enforced, irrespective of:
1.1.1whether any demands, steps or proceedings are being or have been made or taken against any of the Obligors and/or any third party; or
1.1.2whether or in what order any security to which any Finance Party may be entitled in respect of the Guaranteed Amounts is enforced.
Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default to or upon any Obligor.
1.7Suspense Account
Until all amounts which may be or become payable by the Obligors hereunder or under any of the Financing Documents or in connection herewith or therewith have been irrevocably paid and discharged in full, each Finance Party (or any trustee or agent on its behalf) may:
1.1.1refrain from applying or enforcing any other security, moneys or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of such amounts or apply and enforce the same in such manner and order as it sees fit (whether against such amounts or otherwise) and none of the Guarantors shall be entitled to the benefit of the same; and
1.1.2hold in suspense account (subject to the accrual of interest thereon at market rates for the account of any Guarantor) any moneys received from any Guarantor or on account of that Guarantor's liability hereunder.
1.8Subordination
So long as any of the Guarantors has any liability under this Agreement and except as provided in Clause 18.9 (Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity):
1.1.1no Guarantor shall take or accept any Security Interest from any Obligor or, in relation to the Guaranteed Amounts, from any third party, without first obtaining the Facility Agent's written consent;

1.1.2after the occurrence of an Event of Default, each such Guarantor shall not, without first obtaining the Facility Agent's written consent, seek to recover, whether directly or by set off, lien, counterclaim or otherwise, nor accept any moneys or other property, nor exercise any rights in respect of, any sum which may be or become due to any such Guarantor on any account by any Obligor or, in relation to the Guaranteed Amounts, from any third party, nor claim, prove for or accept any payment in any composition by, or any winding up of, any Obligor or, in relation to the Guaranteed Amounts, any third party;
1.1.3if, notwithstanding the foregoing, any such Guarantor holds or receives any such security, moneys or property, it shall forthwith pay or transfer the same to the Facility Agent.
1.9Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity
Each Guarantor agrees that it will not exercise any rights that it may now have or hereafter acquire against any Obligor or any other person that arise from the existence, payment, performance or enforcement of the Guaranteed Amounts or by reason of any amount being payable, or liability arising, under this Clause 18.9 (Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity), including without limitation any right of subrogation, contribution, reimbursement, exoneration, indemnity, set-off, to claim or prove as a creditor of any Obligor in competition with any Finance Party or to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee) (or any similar right) prior to the later of the cash payment in full of the Guaranteed Amounts and all other amounts payable under this Clause 18 (Guarantee and Indemnity) and the Final Maturity Date. If any amount shall be paid to any such Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Finance Parties and shall forthwith be paid to the Facility Agent to be credited and applied to the Guaranteed Amounts and all other amounts payable under this Clause 18 (Guarantee and Indemnity), whether or not due, in accordance with the terms of the Financing Documents, or be held as collateral security for any Guaranteed Amounts or other amounts payable under this Clause 18 (Guarantee and Indemnity) and thereafter arising. If (a) any such Guarantor shall make payment of all or any part of the Guaranteed Amounts, (b) all of the Guaranteed Amounts and all other amounts payable under this Clause 18 (Guarantee and Indemnity) shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, the Facility Agent will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to that Guarantor of an interest in the Guaranteed Amounts resulting from such payment by such Guarantor.
1.10Release of Guarantor's right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Financing Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
1.1.1that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Financing Documents; and
1.1.2each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Financing Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Financing Document or of any other security taken pursuant to, or in connection with, any Financing Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

1.11Indemnity
As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes with the Finance Parties (and each of them) that, should the Guaranteed Amounts not be recoverable from any Guarantor under this Clause 18 (Guarantee and Indemnity) for any reason whatsoever (including, but without prejudice to the generality of the foregoing, by reason of any other provision of this Agreement being or becoming void, unenforceable or otherwise invalid under any applicable law) then, notwithstanding that it may have been known to that Finance Party, each Guarantor shall, as a sole, original and independent obligation, upon first written demand by the Facility Agent under Clause 18.1 (Guarantee), make payment of the Guaranteed Amounts by way of a full indemnity in such currency and otherwise in such manner as is provided for in this Agreement and shall indemnify the Finance Parties (and each of them) against all losses, claims, costs, charges and expenses to which it may be subject or which they may incur under or in connection with this Agreement.
1.12U.S. Guarantee Limitation – Fraudulent Conveyance
Any term or provision of this Clause 18 (Guarantee and Indemnity) or any other term in this Agreement or any Financing Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such Guarantor's obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent conveyance laws.
1.13Guarantee Limitation - Deemed Dividends
Any term or provision of this Clause 18 (Guarantee and Indemnity) or any other term in this Agreement or any Financing Document notwithstanding:
1.1.1no member of the Group will have any obligation or liability, directly or indirectly, as guarantor or otherwise under this Agreement or any Financing Document with respect to any obligation or liability arising under any Financing Document of any U.S. Borrower (the "U.S. Obligations"); and
1.1.2not more than 65 per cent. of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of, and none of the assets or property of, any member of the Group may be pledged directly or indirectly as security for any U.S. Obligations, in each case to the extent such obligation, liability or pledge would cause or result in any "deemed dividend" to any U.S. Obligor pursuant to Section 956 of the Revenue Code; provided that this Clause 18.13 (Guarantee Limitation – Deemed Dividends) shall not limit or reduce any obligation or liability of any Borrower acting in its capacity as such.
1.14Waiver of Jersey customary law rights
Without prejudice to any provision of this Agreement, each Obligor irrevocably and unconditionally waives such right as it may have or claim under Jersey law:
1.1.1whether by virtue of the droit de discussion or otherwise to require that recourse be had by the Finance Parties to the assets of any other Obligor or any other person before any claim is enforced against that Obligor in respect of the obligations assumed by it under any Financing Documents; and
1.1.2whether by virtue of the droit de division or otherwise to require that any liability under any Financing Document be divided or apportioned with any other Obligor or any other person or reduced in any manner whatsoever.

19.THE AGENTS
1.1Appointment of the Agents
1.1.1Each Lender appoints the Facility Agent to act as its agent under and in connection with the Financing Documents; and
1.1.2each Swingline Lender appoints the Swingline Agent to act as its agent under and in relation to the Swingline Facility, and in each case authorises that Agent on its behalf to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Financing Documents together with any other incidental rights, powers, authorities and discretions.
1.2Instructions
1.1.1The Agents shall:
(a)unless a contrary indication appears in a Financing Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(i)all Lenders if the relevant Financing Document stipulates the matter is an all Lender decision; and
(ii)in all other cases, the Majority Lenders; and
(b)not be liable for any act (or omission) if they act (or refrain from acting) in accordance with paragraph (a) above.
1.1.2The Agents shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Financing Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. An Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
1.1.3Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Financing Document and unless a contrary indication appears in a Financing Document, any instructions given to an Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
1.1.4Each Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Financing Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
1.1.5In the absence of instructions, an Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
1.1.6An Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Financing Document.

1.3Duties of an Agent
1.1.1The Agent's duties under the Financing Documents are solely mechanical and administrative in nature.
1.1.2Subject to sub-clause 19.3.3 below, an Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.
1.1.3Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Increase Confirmation to Parent), sub-clause 19.3.2 above shall not apply to any Transfer Certificate or Increase Confirmation.
1.1.4Except where a Financing Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy of completeness of any document it forwards to another Party.
1.1.5If an Agent receives notice from a Party referring to this Agreement, describing an Event of Default or Potential Event of Default and stating that the circumstance described is an Event of Default or Potential Event of Default, it shall promptly notify the Lenders.
1.1.6An Agent shall promptly notify the Lenders of any Event of Default arising under sub-clause 16.1.1 of Clause 16.1 (Events of Default).
1.1.7Each Agent shall provide to the Parent within five Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Financing Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Financing Documents may be made by that means and the account details of each Lender for any payment to be distributed by an Agent to that Lender under the Financing Documents.
1.1.8An Agent shall have only those duties, obligations and responsibilities expressly specified in the Financing Documents to which it is expressed to be a party (and no others shall be implied).
1.4No fiduciary duties
1.1.1Nothing in any Financing Document constitutes an Agent as a trustee or fiduciary of any other person.
1.1.2An Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
1.5Business with the Group
An Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

1.6Rights and discretions
1.1.1An Agent may:
(a)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and
(b)assume that:
(i)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Financing Documents; and
(ii)unless it has received notice of revocation, that those instructions have not been revoked; and
(c)rely on a certificate from any person:
(i)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(ii)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of sub-paragraph (i) above, may assume the truth and accuracy of that certificate.
1.1.2An Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:
(a)no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under sub-clause 16.1.1 of Clause 16.1 (Events of Default));
(b)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(c)any notice or request made by the Parent (other than a Request) is made on behalf of and with the consent and knowledge of all the Obligors.
1.1.3An Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
1.1.4Without prejudice to the generality of sub-clause 19.6.3 above or sub-clause 19.6.5 below, an Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to such Agent (and so separate from any lawyers instructed by the Lenders) if such Agent in its reasonable opinion deems this to be necessary.
1.1.5An Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by such Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
1.1.6An Agent may act in relation to the Financing Documents through its officers, employees and agents.

1.1.7Unless a Financing Document expressly provides otherwise, an Agent may disclose to any other Party any information it reasonably believes it has received as an agent under this Agreement.
1.1.8Without prejudice to the generality of sub-clause 19.6.6 above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.
1.1.9Notwithstanding any other provision of any Financing Document to the contrary, an Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
1.1.10Notwithstanding any provision of any Financing Document to the contrary, an Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
1.7Responsibility for documentation
An Agent is not responsible or liable for:
1.1.1the adequacy, accuracy or completeness of any information (whether oral or written) supplied by that Agent, any Obligor or any other person given in or in connection with any Financing Document or the transactions contemplated in the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;
1.1.2the legality, validity, effectiveness, adequacy or enforceability of any Financing Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; or
1.1.3any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
1.8No duty to monitor
An Agent shall not be bound to enquire:
1.1.1whether or not any default has occurred;
1.1.2as to the performance, default or any breach by any Party of its obligations under any Financing Document; or
1.1.3whether any other event specified in any Financing Document has occurred.
1.9Exclusion of liability
1.1.1Without limiting sub-clause 19.9.2 of this Clause 19.9 (Exclusion of liability), (and without prejudice to any other provision of any Financing Document excluding or limiting the liability of an Agent), an Agent will not be liable for:
(a)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Financing Document, unless directly caused by its gross negligence or wilful misconduct;
(b)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Financing Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Financing Document, other than by reason of its gross negligence or wilful misconduct; or
(c)without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of an Agent) arising as a result of:
(i)any act, event or circumstance not reasonably within its control; or
(ii)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
1.1.2No Party (other than an Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document and any officer, employee or agent of that Agent may rely on this sub-clause 19.9.2 subject to sub-clause 1.3.6 of Clause 1.3 (Construction) and the provisions of the Third Parties Act.
1.1.3An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.
1.1.4Nothing in this Agreement shall oblige either Agent to carry out:
(a)any "know your customer" or other checks in relation to any person; or
(b)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent.
1.1.5Without prejudice to any provision of any Financing Document excluding or limiting an Agent's liability, any liability of an Agent arising under or in connection with any Financing Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of an Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to an Agent at any time which increase the amount of that loss. In no event shall an Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not an Agent has been advised of the possibility of such loss or damages.
1.10Lenders' indemnity to the Agents
1.1.1Each Lender shall (in proportion to its share of the Revolving Facility Total Commitments or, if the Revolving Facility Total Commitments are then zero, to its share of the Revolving Facility Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Financing Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Financing Document).
1.1.2Each Swingline Lender shall (in proportion to its share of the Total Swingline Commitments or, if the Total Swingline Commitments are then zero, to its share of the Total Swingline Commitments immediately prior to their reduction to zero) indemnify the Swingline Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Swingline Agent (otherwise than by reason of the Swingline Agent's gross negligence or wilful misconduct) in acting as Swingline Agent under the Financing Documents (unless the Swingline Agent has been reimbursed by an Obligor pursuant to a Financing Document).
1.11Deduction from amounts payable by the Agents
If any Party owes an amount to either Agent under the Financing Documents the relevant Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Financing Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Financing Documents that Party shall be regarded as having received any amount so deducted.
1.12Resignation of an Agent
1.1.1An Agent may resign and appoint one of its Affiliates (acting through an office in a jurisdiction such that there are no adverse tax implications in respect of payments to be made to or by such successor Agent, and in the case of the Swingline Agent, in the same time zone as the resigning Swingline Agent) as successor by giving notice to the Lenders (or, in the case of the Swingline Agent, the Swingline Lenders) and the Parent.
1.1.2Alternatively an Agent may resign by giving 30 days' notice to the Lenders (or, in the case of the Swingline Agent, the Swingline Lenders) and the Parent, in which case the Majority Lenders (or, in the case of the Swingline Agent, the Majority Swingline Lenders) may, with the consent of the Parent (not to be unreasonably withheld or delayed) appoint a successor Agent.
1.1.3If the Majority Lenders (or, in the case of the Swingline Agent, the Majority Swingline Lenders) have not appointed a successor Agent in accordance with sub-clause 19.12.2 of this Clause 19.12 (Resignation of an Agent) within 30 days after notice of resignation was given, that retiring Agent may, with the consent of the Parent (not to be unreasonably withheld or delayed) appoint a successor Agent (acting through an office in a jurisdiction such that there are no adverse tax implications in respect of payments to be made to or by such successor Agent and, in the case of the Swingline Agent, in the same time zone as the resigning Swingline Agent).

1.1.4The resigning Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Financing Documents. The Parent shall, within three Business Days of demand, reimburse the resigning Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
1.1.5An Agent's resignation notice shall only take effect upon the appointment of a successor.
1.1.6Upon the appointment of a successor, the resigning Agent shall be discharged from any further obligation arising from its role as Agent in respect of the Financing Documents (other than its obligations under sub-clause 19.12.4 above) but shall remain entitled to the benefit of Clause 19.10 (Lender's indemnity to the Agents) and this Clause 19 (The Agents) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
1.1.7An Agent shall resign in accordance with sub-clause 19.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to sub-clause 19.12.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to an Agent under the Financing Documents, either:
(a)an Agent fails to respond to a request under Clause 15.11 (FATCA information) and the Parent or a Lender reasonably believes that such Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(b)the information supplied by an Agent pursuant to Clause 15.11 (FATCA information) indicates that such Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(c)an Agent notifies the Parent and the Lenders that such Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if such Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to such Agent, requires it to resign.
1.13Replacement of the Agent
1.1.1After consultation with the Parent, the Majority Lenders (or, in the case of the Swingline Agent, the Majority Swingline Lenders) may, by giving 30 days' notice to the relevant Agent (or, at any time an Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders (or, in the case of the Swingline Agent, the Majority Swingline Lenders)) replace such Agent by appointing a successor Agent (acting through an office in a jurisdiction such that there are no adverse tax implications in respect of payments to be made to or by such successor Agent and, in the case of the Swingline Agent, in the same time zone as the Swingline Agent being replaced).
1.1.2The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders or, in the case of the Swingline Agent, the Swingline Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Financing Documents.
1.1.3The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or, in the case of the Swingline Agent, the Majority Swingline Lenders) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Financing Documents but shall remain entitled to the benefit of this Clause 19 (The Agents) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
1.1.4Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
1.14Agent Confidentiality
1.1.1In acting as Agent for the Finance Parties (or, in the case of the Swingline Agent, the Swingline Lenders) an Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
1.1.2If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.
1.15Relationship with the Lenders
1.1.1Subject to Clause 23.8 (Pro rata interest settlement), an Agent may treat the person shown in its records as Lender or, in the case of the Swingline Agent, the Swingline Lenders at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(a)entitled to or liable for any payment due under any Financing Document on that day; and
(b)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Financing Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
1.1.2Any Lender may by notice to the Agents appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Financing Documents. Such notice shall contain the address, fax number and, if so specified, e-mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, e-mail address (if so specified), department and officer by that Lender for the purposes of Clause 26.8 (Addresses) and the Agents shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

1.16Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Financing Document, each Lender confirms to the Agents that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:
1.1.1the financial condition, status and nature of each member of the Group;
1.1.2the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;
1.1.3whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and
1.1.4the adequacy, accuracy and/or completeness of any information provided by an Agent, any Party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.
1.17Role of the Mandated Lead Arrangers
Except as specifically provided in the Financing Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Financing Document.
1.18Role of Reference Banks
(a)No Reference Bank is under any obligation to provide a quotation or any other information to the Agents.
(b)No Reference Bank will be liable for any action taken by it under or in connection with any Financing Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document, or any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 19.18 (Role of Reference Banks) subject to sub-clause 1.3.6 of Clause 1.3 (Construction) and the provisions of the Third Parties Act.
1.19Third Party Reference Banks
Any Reference Bank may rely on Clause 19.18 (Role of Reference Banks), Clause 25 (Confidentiality of Funding Rates and Reference Bank Quotations) and sub-clause 26.4.3, subject to sub-clause 1.3.6 of Clause 1.3 (Construction) and the provisions of the Third Parties Act.

1.20Amounts paid in error
(a)If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall, promptly, and in any event within three Business Days of demand, refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(b)Neither:
(i)the obligations of any Party to the Facility Agent; nor
(ii)the remedies of the Facility Agent,
(whether arising under this Clause 19.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).
(c)All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 19.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, "Erroneous Payment" means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (acting reasonably) was made in error.
20.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
1.1.1interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
1.1.2oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
1.1.3oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.
21.FEES AND EXPENSES
1.1Upfront Fees
The Parent shall (or shall procure that an Obligor shall) pay the upfront fees to the persons specified, in the amount and at the times agreed, in a Fee Letter.
1.2Agency fee
The Parent shall (or shall procure that an Obligor shall) pay, to each of the Facility Agent and the Swingline Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

1.3Transaction expenses
The Parent shall promptly on demand, and having been provided with reasonable evidence of such, pay each Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:
1.1.1this Agreement and any other documents referred to in this Agreement; and
1.1.2any other Financing Documents executed after the date of this Agreement.
1.4Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 15.15 (Change of currency), the Parent shall, within three Business Days of demand, and having been provided with reasonable evidence of such, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.
1.5Enforcement costs
The Parent shall, within three Business Days of demand, and having been provided with reasonable evidence of such, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Financing Document.
1.6Stamp Duty
The Obligors shall pay any stamp, documentary and other similar duties and Taxes to which the Financing Documents (other than an assignment or transfer of a Lender's rights or obligations hereunder not requested by an Obligor) may be subject or give rise in any relevant jurisdiction and shall fully indemnify each Finance Party from and against any losses, liabilities or costs which any of them may incur as a result of any delay or omission by the Borrowers to pay any such duties or Taxes.
1.7Value Added Tax
1.1.1All amounts expressed to be payable under a Financing Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to sub-clause 21.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Financing Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
1.1.2If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Financing Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Financing Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(a)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(b)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
1.1.3Where a Financing Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
1.1.4Any reference in this Clause 21.7 (Value Added Tax) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).
1.1.5In relation to any supply made by a Finance Party to any Party under a Financing Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
1.8Reference rate transition costs
The Company shall within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with any amendment or waiver requested or made pursuant to clause 26.4.4 or with respect to a Compounded Rate Supplement.
22.SET-OFF AND PRO RATA SHARING
1.1Set-off
Following an Event of Default which is continuing and has not been waived, any Lender may at the same time as providing notice to the relevant Obligor combine, consolidate or merge all or any of a Borrower's or a Guarantor's accounts with, and liabilities to, that Lender and may set off or transfer any sum standing to the credit of any such accounts in or towards satisfaction of any of that Borrower's or any of that Guarantor's, as the case may be, liabilities to that Lender under the Financing Documents, and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and each Lender is hereby authorised to effect any necessary conversions at the Lender's own rate of exchange then prevailing.
1.2Pro rata Sharing
1.1.1If a Lender receives or recovers any amount (other than from the Facility Agent or the Swingline Agent) in respect of sums due from a Borrower or a Guarantor under the Financing Documents (whether by set-off or otherwise) it shall promptly notify the Facility Agent of such amount and the manner of its receipt or recovery.
1.1.2Following receipt of notice under sub-clause 22.2.1 of this Clause 22.2 (Pro rata Sharing) the Facility Agent shall, as soon as practicable, having regard to the circumstances, consult with the Lenders to establish the aggregate amount of sums received or recovered by the Lenders and what payments are necessary amongst the Lenders for such aggregate amount to be divided amongst each Lender in the proportion to which each Lender's Outstandings bear to the Total Outstandings.
1.1.3The Lenders shall promptly make such payments to each other, through the Facility Agent, as the Facility Agent shall direct to effect the divisions referred to in sub-clause 22.2.2 of this Clause 22.2 (Pro rata Sharing).
1.1.4If a Lender makes a payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2 (Pro rata Sharing), any payment previously received by that Lender as described in sub-clause 22.2.1 of this Clause 22.2 (Pro rata Sharing) shall, subject to sub-clause 22.2.5 of this Clause 22.2 (Pro rata Sharing), be deemed to have been made by the relevant Borrower or the relevant Guarantor, as the case may be, on the understanding that it was received by that Lender as agent for the Lenders and that the payments described in sub-clause 22.2.3 of this Clause 22.2 (Pro rata Sharing), would be made and the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to each of the Lenders shall accordingly be determined on the basis that such payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2 (Pro rata Sharing) would be made.
1.1.5If a Lender makes a payment or payments pursuant to sub-clause 22.2.3 of this Clause 22.2 (Pro rata Sharing), sub-clause 22.2.4 of this Clause 22.2 (Pro rata Sharing) shall not apply if, as a result, the indebtedness of the relevant Borrower or the relevant Guarantor to the Lender has been extinguished, discharged or satisfied by the amount received or recovered (for example, because of set-off). In this event, for the purpose only of determining the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to the Lenders (other than the Lender making the said payment or payments) and the liabilities of the Lenders to each other, the said payment or payments by the Lender shall be deemed to have been made on behalf of the relevant Borrower or the relevant Guarantor, as the case may be, in respect of its obligations under the Financing Documents and to the extent the Facilities are thereby discharged the relevant Borrower or the relevant Guarantor, as the case may be, shall fully indemnify the Lender for such payment or payments.
1.1.6Any moneys payable by the relevant Borrower or the relevant Guarantor under sub-clause 22.2.5 of this Clause 22.2 (Pro rata Sharing) by way of indemnity shall be payable from the date the Lender makes the payment or payments under sub-clause 22.2.3 of this Clause 22.2 (Pro rata Sharing), shall carry interest from such date and for such purpose and all other purposes of this Agreement be treated in the same way as other amounts payable under this Agreement as though such moneys were payable in respect of the Outstandings of the Lender which has the benefit of the indemnity contained in sub-clause 22.2.5 of this Clause 22.2 (Pro rata Sharing) (whether or not the indebtedness attributable to such participation has been extinguished, discharged or satisfied in whole or in part).
1.1.7Every payment and adjustment made pursuant to this Clause 22.2 (Pro rata Sharing) shall be subject to the condition that if any receipt or recovery as referred to in sub-clause 22.2.1 of this Clause 22.2 (Pro rata Sharing) made by a Lender (or any part thereof) subsequently has to be repaid by the relevant Lender (the "Sharing Lender") to the relevant Borrower or the relevant Guarantor, the Facility Agent (if it shall then hold the same) and each of the Lenders which has received any part thereof shall repay the relevant amount received (or the relevant part, as the case may be) to the Sharing Lender together with such amount (if any) as is necessary to reimburse to the Sharing Lender the appropriate proportion of any interest (in respect of the period during which the Facility Agent or (as the case may be) such Lender held such amount (or part thereof)) it shall have been obliged to pay when repaying such amount as aforesaid and the relevant adjustments pursuant to the preceding sub-clauses of this Clause 22.2 (Pro rata Sharing) shall be to that extent cancelled.
1.1.8All payments made by an Obligor under the Financing Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.
1.3Litigation
If any Lender shall commence an action or proceeding in any court to enforce its rights and, as a result thereof or in connection therewith, shall receive any amount which would otherwise require such Lender to make a payment to another Lender pursuant to this Clause 22.3 (Litigation) the relevant Lender shall not be required to make any such payment to (a) a Lender that has the legal right to, but does not (after notification to that Lender by the Lender instituting legal proceedings), join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court or (b) the Lender(s) which shall have joined the same action or proceeding or shall have commenced and prosecuted a separate action or proceeding to enforce their rights in the same or in another court if, by reason of the negligence or wilful default of such Lender(s), such Lender(s) shall obtain a sum which is proportionately smaller (including a nil receipt) than that received by the Lender otherwise required to make a payment pursuant to this Clause 22.3 (Litigation).
1.4Notification
Each Lender shall promptly give notice to the Facility Agent of:
1.1.1the institution by such Lender of any legal action or proceedings hereunder or in connection herewith prior to such institution; and
1.1.2the receipt or recovery by such Lender of any amount due and payable to such Lender hereunder and received or recovered by it otherwise than through the Facility Agent.
Upon receipt of any such notice the Facility Agent will as soon as practicable thereafter notify all the other Lenders.
23.BENEFIT OF AGREEMENT
1.1Assignments and transfers by Obligors
Except as otherwise provided in Clause 3.9 (Substitution of Borrowers), no Obligor may assign or transfer all or any part of its rights or obligations under the Financing Documents without the prior written consent of all the Lenders.
1.2Assignments and transfers by the Lenders
Subject to this Clause 23 (Benefit of Agreement), a Lender (the "Existing Lender") may:
1.1.1assign any of its rights; or
1.1.2transfer by novation any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

1.3Conditions of assignment or transfer
1.1.1The prior written consent of the Parent is required for any assignment or transfer by a Lender of all or part of its rights or obligations under any of the Facilities, unless the assignment or transfer is to another Lender or an Affiliate of any Lender.
1.1.2The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Parent within that time.
1.1.3The consent of the Parent to an assignment or transfer is not required when an Event of Default has occurred and is continuing.
1.1.4Any such transfer may be in whole or in part of the Existing Lender's relevant Commitment but, if in part, in a minimum amount of $5,000,000 (unless the Obligors' Agent otherwise agrees in its absolute discretion or the whole of such Existing Lender's Commitment is transferred).
1.1.5An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Lenders as it would have been under if it had been an Existing Lender and performance by the Facility Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.
1.1.6A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.
1.1.7If:
(a)a Lender assigns or transfers any of its rights or obligations under the Financing Documents or changes its Facility Office; and
(b)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14.2 (Increased Costs), Clause 15.5 (Withholdings) or Clause 15.10 (Tax indemnity), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred provided that this sub-clause 23.3.7 shall not prevent an Obligor from being required to pay an increased amount under Clause 15.5 (Withholdings) to a Lender which is a UK Qualifying Lender if the relevant withholding is in respect of Tax imposed by the United Kingdom.
1.1.8Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

1.4Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,000.
1.5Limitation of responsibility of Existing Lenders
1.1.1Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other documents;
(b)the financial condition of any Obligor;
(c)the performance and observance by any Obligor of its obligations under the Financing Documents or any other documents; or
(d)the accuracy of any statements (whether written or oral) made in or in connection with any Financing Documents or any other document, and any representations or warranties implied by law are excluded.
1.1.2Each New Lender confirms to the Existing Lender and the other Lenders that it:
(a)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Financing Documents; and
(b)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.
1.1.3Nothing in any Financing Documents obliges an Existing Lender to:
(a)accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 (Benefit of Agreement); or
(b)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Financing Documents or otherwise.
1.6Procedure for transfer
1.1.1Subject to the conditions set out in Clause 23.3 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 23.6.3 of this Clause 23.6 (Procedure for transfer) when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to sub-clause 23.6.2 below of this Clause 23.6 (Procedure for transfer), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
1.1.2The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such Lender.
1.1.3Subject to Clause 23.8 (Pro rata interest settlement), on the Transfer Date:
(a)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Financing Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Financing Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");
(b)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;
(c)the Facility Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender on the date of this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and
(d)the New Lender shall become a Party as a "Lender".
1.7Copy of Transfer Certificate or Increase Confirmation to Parent
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate or Increase Confirmation.
1.8Pro rata interest settlement
1.1.1If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to sub-clause 23.3.5 of Clause 23.3 (Conditions of assignment or transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period(or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and
(b)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
1.1.2In this Clause 23.8 (Pro rata interest settlement) references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
1.1.3An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
1.9Sub-Participations
No Lender shall be required to notify any other Party of a sub-participation of its rights and interests hereunder provided that nothing in this Clause 23.9 (Sub-Participations) gives any sub-participant any rights against any Borrower or Guarantor. No Borrower shall be liable to pay any additional amounts under Clause 14.2 (Increased Costs) or Clause 15.5 (Withholdings) arising as a direct consequence of any such sub-participation.
1.10Security interest over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 23 (Benefit of Agreement), each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create a security interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Financing Document to secure obligations of that Lender including, without limitation:
1.1.1any charge, assignment or other security interest to secure obligations to a federal reserve or central bank; and
1.1.2any charge, assignment or other security interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as a security interest for those obligations or securities, except that no such charge, assignment or security interest shall:
1.1.3release a Lender from any of its obligations under the Financing Documents or substitute the beneficiary of the relevant charge, assignment or security interest for the Lender as a Party to any of the Financing Documents; or
1.1.4require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Financing Documents.
1.11The Register
The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each assignment agreement and Transfer Certificate delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the commitments of and obligations owing to each Lender. The entries in the Register shall be conclusive in the absence of manifest error and each Obligor, the Facility Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless it is recorded in the Register.

24.CONFIDENTIALITY
1.1Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.2 (Disclosure of Confidential Information) and Clause 24.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
1.2Disclosure of Confidential Information
Any Finance Party may disclose:
1.1.1to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub-clause 24.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
1.1.2to any person:
(a)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Financing Documents or which succeeds (or which may potentially succeed) it as an Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(b)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(c)appointed by any Finance Party or by a person to whom paragraphs (a) or (b) of sub-clause 24.2.2 above applies to receive communications, notices, information or documents delivered pursuant to the Financing Documents on its behalf (including, without limitation, any person appointed under sub-clause 19.15.2 of Clause 19.15 (Relationship with the Lenders));
(d)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (a) or (b) of sub-clause 24.2.2 above;
(e)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(f)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 23.10 (Security interest over Lenders' rights);

(g)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(h)who is a Party; or
(i)with the consent of the Parent;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(i)in relation to paragraphs (a) or (b) and (c) of sub-clause 24.2.2 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(ii)in relation to paragraph (d) of sub-clause 24.2.2 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(iii)in relation to paragraphs (e), (f) and (g)of sub-clause 24.2.2 above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
1.1.3to any person appointed by that Finance Party or by a person to whom paragraphs (a) or (b) of sub-clause 24.2.2 above applies to provide administration or settlement services in respect of one or more of the Financing Documents including without limitation, in relation to the trading of participations in respect of the Financing Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this sub-clause 24.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the Loan Market Association Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;
1.1.4to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Financing Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and
1.1.5notwithstanding any of the provisions of the Financing Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the "tax structure" and "tax treatment" (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facilities and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

1.3Disclosure to numbering service providers
1.1.1Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:
(a)names of Obligors;
(b)country of domicile of Obligors;
(c)place of incorporation of Obligors;
(d)the date of this Agreement;
(e)Clause 26.13 (Choice of Law);
(f)the names of the Agents;
(g)date of each amendment and restatement of this Agreement;
(h)amount of Revolving Facility Total Commitments;
(i)currencies of the Facilities;
(j)type of Facilities;
(k)ranking of Facilities;
(l)Final Maturity Date for Facilities;
(m)changes to any of the information previously supplied pursuant to sub-paragraphs (a) to (l) above; and
(n)such other information agreed between such Finance Party and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
1.1.2The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
1.1.3Each Obligor represents at the date of this Agreement that none of the information set out in paragraphs (a) to (l) of sub-clause 24.3.1 above is, nor will at any time be, unpublished price-sensitive information.
1.1.4The Agent shall notify the Parent and the other Finance Parties of:
(a)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(b)the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

1.4Entire agreement
This Clause 24 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Financing Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
1.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
1.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:
1.1.1of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (e) of sub-clause 24.2.2 of Clause 24.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that sub-clause during the ordinary course of its supervisory or regulatory function; and
1.1.2upon becoming aware that Confidential Information has been disclosed in breach of this Clause 24 (Confidentiality).
1.7Continuing obligations
The obligations in this Clause 24 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
1.1.1the date on which all amounts payable by the Obligors under or in connection with the Financing Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
1.1.2the date on which such Finance Party otherwise ceases to be a Finance Party.
25.CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
1.1Confidentiality and disclosure
1.1.1The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by sub-clause 25.1.2, 25.1.3 and 25.1.4 below.
1.1.2The Facility Agent may disclose:
(a)any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 9.6 (Facility Agent's Certificate); and
(b)any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the

Financing Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a Confidentiality Undertaking.
1.1.3The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(a)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(b)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(c)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(d)any person with the consent of the relevant Lender or Reference Bank, as the case may be.
1.1.4The Facility Agent's obligations in this Clause 25 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.6 (Facility Agent’s Certificate) provided that (other than pursuant to paragraph (a) of sub-clause 25.1.2 above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
1.2Other obligations
1.1.1The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.
1.1.2The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(a)of the circumstances of any disclosure made pursuant to sub-clause 25.1.3(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that any information has been disclosed in breach of this Clause 25 (Confidentiality of Funding Rates and Reference Bank Quotations).
26.FURTHER PROVISIONS
1.1Evidence of Indebtedness
In any proceedings relating to this Agreement:
1.1.1a statement as to any amount due to the Lenders under this Agreement which is certified as being correct by an officer of the Facility Agent; and
1.1.2a statement as to any amount due to a Lender under this Agreement which is certified as being correct by an officer of the Lender, shall, unless otherwise provided in this Agreement, be prima facie evidence that such amount is in fact due and payable.
1.2Application of Moneys
If any sum paid or recovered in respect of the liabilities of a Borrower under this Agreement is less than the amount then due, the Facility Agent may apply that sum to principal, interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Majority Lenders shall determine.
1.3Rights Cumulative: Waivers
The rights and remedies provided in this Agreement are cumulative, may be exercised as often as is considered appropriate by the relevant Party and are not exclusive of any rights or remedies provided by law. The respective rights of the Facility Agent and the Lenders in relation to the Facilities (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.
1.4Amendments
1.1.1The Facility Agent may (except where any other authority is required for the same by the express provisions of the Financing Documents) grant waivers or consents or vary the terms of the Financing Documents if authorised by the Majority Lenders and the Obligors' Agent. Any such waiver, consent or variation so authorised and effected by the Facility Agent shall be binding on all the Lenders and the Facility Agent shall be under no liability whatsoever in respect of any such waiver, consent or variation. Subject to subclauses 26.4.4 and 26.4.5 below (and except where specifically permitted elsewhere in this Agreement), this Clause 26.4 (Amendments) shall not authorise:
(a)any change in the rate at which interest is payable or the method by which interest is calculated under this Agreement;

(b)any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fee, commission or any other amount payable under the Financing Documents;
(c)any extension of the Final Drawing Date or the Final Maturity Date;
(d)any increase in any Lender's Commitment;
(e)any variation of (a) the definitions of Majority Lenders or Majority Swingline Lenders; (b) Clauses 11.8.4 (Redrawing), 14.1 (Illegality), 22.2 (Pro rata Sharing), 23.1 (Assignments and transfers by Obligors), 23.2 (Assignments and transfers by the Lenders), this Clause 26.4 (Amendments), Clause 26.13 (Choice of Law) or Clause 26.14 (Submission to jurisdiction); or
(f)any release of any Guarantor, any change in the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) or any variation or amendment to Clause 13.15 (Limitation on Borrowings of Subsidiaries),
except with the prior consent of all the Lenders.
1.1.2Clause 23.8.3 shall apply to this Clause 26.
1.1.3An amendment or waiver which relates to the rights or obligations of the Agent or a Reference Bank (each in their capacity as such) may not be affected without the consent of the Agent or that Reference Bank, as the case may be.
1.1.4If a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for an Advance, any amendment or waiver which relates to:
(a)providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and
(b)
(i)aligning any provision of any Financing Document to the use of that Replacement Reference Rate;
(ii)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(iii)implementing market conventions applicable to that Replacement Reference Rate;
(iv)providing for appropriate fallback provisions for that Replacement Reference Rate; or
(v) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.
1.1.5An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Advance in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:
(a)relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(b)is issued on or after the date of this Agreement,
may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent.
1.1.6In this Clause 26.4:
(a)“Published Rate” means an RFR or EURIBOR.
(b)"Published Rate Replacement Event" means, in relation to a Published Rate:
(i)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors’ Agent materially changed; or
(ii)
(A)
(1)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(B)the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(C)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(D)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(iii)in the case of the Screen Rate for any Quoted Tenor, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);
(iv)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(A)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors' Agent) temporary; or
(B)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 Business Days; or
(v)in the opinion of the Majority Lenders and the Obligors' Agent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
(c)"Quoted Tenor" means, in relation to the Screen Rate for euro, any period for which the Screen Rate is customarily displayed on the relevant page or screen of an information service.
(d)"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
(e)"Replacement Reference Rate" means a reference rate which is:
(i)formally designated, nominated or recommended as the replacement for a Published Rate by:
(A)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(ii)in the opinion of the Majority Lenders and the Obligors’ Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(iii)in the opinion of the Majority Lenders and the Obligors’ Agent, an appropriate successor to a Published Rate.

1.5Disenfranchisement of Defaulting Lenders
1.1.1For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Revolving Facility Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Financing Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.
1.1.2For the purposes of this Clause 26.5 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(a)any Lender which has notified the Facility Agent that it has become a Defaulting Lender;
(b)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
1.6Replacement of a Defaulting Lender
1.1.1The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Facility Agent and such Lender:
(a)replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Benefit of Agreement) all (and not part only) of its rights and obligations under this Agreement;
(b)require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Benefit of Agreement) all (and not part only) of the undrawn Revolving Facility Commitment and Swingline Commitment of the Lender,
to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Advances and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Financing Documents.
1.1.2Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 26.6 (Replacement of a Defaulting Lender) shall be subject to the following conditions:
(a)the Parent shall have no right to replace the Facility Agent;

(b)neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;
(c)the transfer must take place no later than ten days after the notice referred to in sub-clause 26.6.1 above;
(d)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Financing Documents;
(e)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to sub-clause 26.6.1 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender; and
(f)the Defaulting Lender shall not be obliged to transfer its rights and obligations pursuant to sub-clause 26.6.1 above to the extent that the transfer would result in that Lender (or its Affiliate) failing to meet the requirement set out in Clause 7.7 (Conditions of assignment or transfer).
1.7Notices
1.1.1Except as otherwise stated herein, any communication to be made hereunder shall be made in writing and may be made by fax or letter or, to the extent that the relevant Party has specified such address pursuant to sub-clauses 26.8.1, 26.8.2 or 26.8.3 of Clause 26.8 (Addresses) below, by e-mail, and in the case of the notification of rates of interest by the Facility Agent pursuant to Clause 9.6 (Facility Agent's Certificate) and the distribution of any information by an Agent pursuant to Clause 19.3 (Duties of an Agent), the relevant Agent may refer any Obligor or the Lenders (whichever is appropriate) by fax or letter, or if so specified, e-mail to a website and to the location of the relevant information on such website in discharge of such notification or delivery obligation provided that:
(a)such notification or delivery obligation shall not be discharged by the relevant Agent referring a Lender or Obligor to a website if such Lender or Obligor has previously provided written notice to the Agents that it does not wish to receive notices via a website; and
(b)in relation to the notification of rates of interest pursuant to Clause 9.6 (Facility Agent's Certificate), if any Party notifies the Facility Agent that it is unable to access such website the Facility Agent will promptly notify that Party of the relevant interest rate using an alternative method of communication permitted under this Clause 26.7 (Notices).
1.1.2Any communication or document by means of fax or letter which becomes effective in accordance with the sub-clause above after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.
1.1.3Any electronic communication made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the relevant Agent only if it is addressed in such a manner as the relevant Agent shall specify for this purpose.
1.1.4Any electronic communication which becomes effective, in accordance with sub-clause 26.7.3 above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

1.8Addresses
Any such notice or other communications shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when despatched (in the case of fax or, if so specified, e-mail) to such Party addressed to it at its address, facsimile number or, if so specified, its e-mail address or where reference in such communication is to a website, when the delivery of such letter, fax or as the case may be, e-mail referring the addressee to such website is effective:
1.1.1in the case of a Lender, as specified in Schedule 1 (Lenders and Commitments) or at such other address, facsimile number and/or e-mail address as such Lender may notify to the Facility Agent in writing from time to time;
1.1.2in the case of an Obligor, as such Obligor may specify in writing to the Obligors' Agent and the Facility Agent from time to time;
1.1.3in the case of the Obligors' Agent, the Swingline Agent or the Facility Agent as follows, or as such Party may specify to all the other Parties hereto in writing from time to time:
The Obligors' Agent
WPP PLC
Queensway House
Hilgrove Street
St Helier
Jersey
JE1 1ES
With a copy to:
Sea Containers House,
18 Upper Ground,
London SE1 9GL
Facsimile No:    +44 (0)207 493 6819
Attention:    Group Chief Counsel
The Facility Agent
Citibank Europe plc, UK Branch
5th Floor Citigroup Centre
Mail drop CGC2 05-65
Canary Wharf
London E14 5LB
Facsimile No:    +44 (0)20 7492 3980/7076 9536
Attention:    EMEA Loans Agency
The Swingline Agent
Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attn: Agency Operations
Phone: (302) 894-6010
Fax: (646) 274-5080
Borrower inquiries only: AgencyABTFSupport@citi.com
Borrower notifications: GlAgentOfficeOps@Citi.com

1.9Communication when Agent is Impaired Agent
If an Agent is an Impaired Agent the Parties may, instead of communicating with each other through such Agent, communicate with each other directly and (while such Agent is an Impaired Agent) all the provisions of the Financing Documents which require communications to be made or notices to be given to or by the relevant Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
1.10English Language
All notices or communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
1.11Invalidity of any Provision
If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
1.12Counterparts
This Agreement may be executed in any number of counterparts, and such execution shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
1.13Choice of Law
This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, the laws of England.
1.14Submission to jurisdiction
1.1.1
(a)For the benefit of the Finance Parties, all the parties agree that the courts of England are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.
(b)Without prejudice to paragraph (a) of sub-clause 26.14.1 above, each of the Obligors irrevocably submits to the jurisdiction of any state or federal court of the State of New York.
(c)The Obligors irrevocably waive any objections on the ground of venue or forum non conveniens or any similar grounds.
(d)The Obligors irrevocably consent to service of process by mail or in any other manner permitted by the relevant law.
1.1.2The Obligors shall at all times maintain an agent for service of process in England and in New York (which, in the case of New York, may operate out of offices in Delaware). Such agent shall be, in the case of England, WPP Jubilee at its address at Sea Containers House, 18 Upper Ground, London, England SE1 9GL and, in the case of New York, WPP Group U.S. Finance LLC c/o Corporate Creations Network

Inc., 3411 Silverside Road, Tatnall Building, Suite 104, Wilmington DE 19810 and any writ, judgment or other notice of legal process shall be sufficiently served on the Obligors if delivered to such agent at its address for the time being. The Obligors undertake not to revoke the authority of the above agents and if, for any reason, any such agent no longer serves as agent of the Obligors to receive service of process, the Obligors shall promptly appoint another such agent and advise the Facility Agent thereof. WPP Jubilee hereby accepts its appointment as agent for service of process in England and agrees to accept service of any writ, judgment or other notice of legal process on behalf of the Obligors in England.
1.15Waiver of Jury Trial
EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED, OR CONNECTED WITH ANY OF THE FINANCING DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR BEFORE OR AFTER THE PAYMENT, OBSERVANCE AND PERFORMANCE IN FULL OF SUCH PARTY'S OBLIGATIONS HEREUNDER.
1.16USA Patriot Act
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.
Signed by the authorised representatives of the Parties.

Schedule 1
LENDERS AND COMMITMENTS
Part I
THE REVOLVING FACILITY LENDERS

Name of Lender	Commitment (in U.S. Dollars)	Treaty Passport scheme reference number	Jurisdiction of tax residence(if applicable)
Bank of America, N.A., London Branch	188,333,334	13/B/7418/DTTP	USA
Barclays Bank PLC	188,333,334	N/A	N/A
BNP Paribas, London Branch	188,333,334	N/A	N/A
Citibank, N.A., London Branch	188,333,334	N/A	N/A
Commerzbank AG, London Branch	188,333,333	N/A	N/A
Goldman Sachs Bank USA	188,333,333	13/G/351779/DTTP	USA
HSBC Bank plc	188,333,333	N/A	N/A
ING Bank N.V., London Branch	188,333,333	N/A	N/A
JPMorgan Chase Bank, N.A., London Branch	188,333,333	13/M/0268710/DTTP	USA
National Westminster Bank Plc	188,333,333	N/A	N/A
Sumitomo Mitsui Banking Corporation	188,333,333	N/A	Japan
Wells Fargo Bank N.A., London Branch	188,333,333	N/A	N/A
Danske Bank A/S, London Branch	80,000,000	N/A	N/A
Intesa Sanpaolo S.p.A.	80,000,000	N/A	N/A
Nordea Bank Abp, filial i Sverige	80,000,000	N/A	N/A
Total	2,500,000,000

Part II
THE SWINGLINE LENDERS

Name of Swingline Lender	Swingline Commitment (in U.S. Dollars)	Treaty Passport scheme reference number	Jurisdiction of tax residence (if applicable)
Bank of America, N.A.	100,000,000	13/B/7418/DTTP	USA
Barclays Bank PLC	100,000,000	N/A	N/A
BNP Paribas, London Branch	100,000,000	N/A	N/A
Citibank N.A.	100,000,000	N/A	N/A
Commerzbank AG, London Branch	100,000,000	N/A	N/A
Goldman Sachs Bank USA	100,000,000	13/G/351779/DTTP	USA
HSBC Bank plc	100,000,000	N/A	N/A
ING Bank N.V., Dublin Branch	100,000,000	1/I/70193/DTTP	Netherlands
JPMorgan Chase Bank, N.A.	100,000,000	13/M/0268710/DTTP	USA
National Westminster Bank Plc	100,000,000	N/A	N/A
Sumitomo Mitsui Banking Corporation	100,000,000	N/A	Japan
Wells Fargo Bank N.A., London Branch	100,000,000	12/W/356771/DTTP	USA
Total	1,200,000,000

Schedule 2
REQUESTS
Part I
REQUEST IN RESPECT OF ADVANCES (OTHER THAN SWINGLINE ADVANCES)
To:    [*the Facility Agent]    Date:    [*                    ], 20 [*  ]

Dear Sirs,
$2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (as amended and restated from time to time) (the "Agreement")
Drawing Number: [*                            ]
1.We refer to Clause 5 (Utilisation of the Revolving Facility) of the Agreement. Terms defined in the Agreement have the same meanings in this Request.
2.We wish to borrow Revolving Facility Advances with the following specifications:
(a)Borrower: [*                           ]
(b)Drawing Date: [*                               ] 20[*  ]
(c)Currency: [*                                         ]
(d)Amount: [*                                          ]
(e)Interest Period: [*                                    ]
(f)Payment Instructions: [*                                      ]
3.We confirm that [the matters represented and warranted by each Borrower and each Guarantor set out in Clause 12.2 (After Signing) of the Agreement are true and accurate on the date of this Request as if made with reference to the facts and circumstances now prevailing and that no Event of Default or Potential Event of Default has occurred and is continuing or would result from the Revolving Facility Advance]/[no Event of Default has occurred and is continuing or would result from the Revolving Facility Advance]1.
4.[This Advance is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Advance]/[The proceeds of this Advance should be credited to [account]].
**    The confirmation in Option 1 is required for all Revolving Facility Advances other than a rollover utilisation (as defined in Clause 4.3 (Conditions to each Utilisation of the Facilities). Option 2 is required for rollover utilisations.

Yours faithfully,

_______________________
[Authorised Signatory]
for and on behalf of
[Obligors' Agent]

Part II
SWINGLINE ADVANCE REQUEST
From:    [Borrower]
To:    The Swingline Agent (as defined in the Agreement (as defined below))
Dated:

Dear Sirs
WPP PLC - $2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (the "Agreement")
1.We wish to borrow a Swingline Advance on the following terms:

Proposed Drawing Date:	[•] (or, if that is not a New York Business Day, the next New York Business Day)
Facility to be utilised:	Swingline Facility
Amount:	$[•] or, if less, the Available Swingline Facility
Interest Period:	[•]
2.We confirm that each condition specified in Clause 6.4 (Swingline Lenders' participation) of the Agreement is satisfied on the date of this Request.
3.The proceeds of this Swingline Advance should be credited to [account].
4.This Request is irrevocable.
Yours faithfully

.........................................................
authorised signatory for
[Obligors' Agent]

Schedule 3
CERTIFICATE
[Letterhead of Borrower or Guarantor]
To:    [*the Facility Agent]
WPP PLC - $2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (the "Agreement")
I [*name], the [Secretary] of [*name of Borrower/Guarantor] of [*address] (the "Company")
HEREBY CERTIFY that:
1.attached hereto marked "A" are true and correct copies of [the memorandum of association, articles of association and the certificate of incorporation/articles of incorporation]/[by-laws and certificate of good standing/certificate of status/certificate of compliance] of the Company;
2.attached hereto marked "B" is a true and correct copy of [resolutions duly passed] at [a meeting of the Board of Directors] of the Company duly convened and held on [•] 20[*  ] approving the revolving credit facility agreement to be entered into between, amongst others, the Company and Citibank Europe plc, UK Branch as agent and authorising its signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;
3.[attached hereto marked ["C1" and "C2"] are true and correct copies of the acceptance by [each of] the agent in [England and New York] of their [respective] appointments as agent of the Company for the purpose of accepting service of process;]
4.[attached hereto marked ["D"] is a true and correct copy of a resolution signed by all the holders of the issued shares of the Company, approving the terms of, and the transactions contemplated by, the Financing Documents to which the Company is a party;]/[[in respect of an Additional Guarantor] attached hereto marked ["D"] is a true and correct copy of a resolution signed by all the holders of the issued shares of the Company, approving the terms of, and the transactions contemplated by, the Financing Documents to which the Company is a party;] and
5.each copy document relating to the Company specified in [Clause 4.1 (Conditions to the Facilities)]/[Clause 4.2 (Conditions for Additional and Substitute Obligors)] of the Agreement is correct, complete and in full force and effect as at a date no earlier than the date of the [Agreement]/[Accession Notice (as defined in the Agreement) delivered by the Company pursuant to Clause 3.7 (Accession of Additional Obligors) of the Agreement]/[Novation Agreement (as defined in the Agreement) delivered by the Company pursuant to Clause 3.9 (Substitution of Borrower)].
The following signatures are the true signatures of the persons who have been authorised to sign the [Agreement]/[Accession Notice]/[Novation Agreement] referred to in paragraph 5 above and to give notices and communications, including (in the case of [an additional] Borrower) notices of drawing, under or in connection with the Agreement.

Name	Position	Signature
[•]	[•]
[•]	[•]*
[•]	[•]
Signed:	................................................
[Secretary]

Schedule 4
FORM OF ACCESSION NOTICE
To:    [the Facility Agent]
WPP PLC - $2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (as amended and restated from time to time) (the "Agreement")
1.We refer to the Agreement. Terms defined in the Agreement shall bear the same meaning herein.
2.We hereby give you notice that we wish [proposed additional Borrower/Guarantor] of [address, fax number], a company incorporated in [*                                ] to become a [Borrower]/[Guarantor] under the terms of the Agreement.
3.We hereby confirm that [proposed additional Borrower is a wholly-owned Subsidiary]/ [proposed additional Guarantor is a Subsidiary].
4.As contemplated by the provisions of the Agreement we, [[proposed additional Borrower], shall accordingly become entitled to make Requests under the Agreement in accordance with the terms and conditions thereof and undertake with each Finance Party and the Parent to be bound by the terms and conditions of the Agreement insofar as such terms and conditions apply to an additional Borrower]/[[proposed additional Guarantor], undertake with each Finance Party and the Parent to be bound by the terms and conditions of the Agreement insofar as such terms and conditions apply to an additional Guarantor].
5.We, [proposed additional Borrower/Guarantor], confirm that at [          ] the representations set out in paragraph [*               ] of Clause 12.2 (After Signing) of the Agreement would be true (to the extent that such representations can relate to any [additional Borrower]/[additional Guarantor]) if repeated by reference to ourselves instead of the Parent and [each Borrower]/[each Guarantor] and we, as the Obligors' Agent, confirm that, at [•] the representations set out in Clause 12.2 (After Signing) of the Agreement are true and no Event of Default or Potential Event of Default has occurred and is continuing.
6.The Obligors' Agent (as agent for itself and for each of the Borrowers and the Guarantors) confirms that Clause 18 (Guarantee and Indemnity) of the Agreement shall apply to the obligations of the [additional Borrower]/[additional Guarantor] under the Agreement.
7.We enclose in respect of [proposed additional Borrower/Guarantor] the certificate set out in Schedule 3 (Certificate) of the Agreement.
8.This accession notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

__________________________	__________________________
for and on behalf of	for and on behalf of
[additional Borrower]/[additional Guarantor*]	[Obligors' Agent]
[*Executed as a DEED in the
case of an additional Guarantor]

Schedule 5
NOTICE OF PROPOSED SUBSTITUTION
To:    [the Facility Agent]
WPP PLC - $2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (the "Agreement")
Attention:
[Date]
Pursuant to Clause 3.9 (Substitution of Borrowers) of the Agreement, we hereby give you notice of the following proposed substitution of a Borrower in relation to the Advances mentioned below:
1.Existing Borrower: [2                     ]
2.Proposed Substitute Borrower: [*                     ]
3.Proposed date for substitution: [*                     ]
4.Drawing Date or date of utilisation of relevant Advance: [*                     ]
5.Utilisation of Advances: [*                     ]
6.Currency of Advance: [                     ]
Yours faithfully,

_______________________
[Authorised Signatory]
For and on behalf of
[Obligors' Agent]
* must be at least fourteen days after the date upon which the Facility Agent will receive this Notice.

Schedule 6
FORM OF NOVATION AGREEMENT
A NOVATION AGREEMENT dated [                     ]
BETWEEN:
(1)[                                               ] (the "Original Borrower");
(2)[                                               ] (the "Substitute Borrower");
(3)WPP plc on behalf of itself and each other Borrower and Guarantor (as such capitalised terms are defined in the Agreement referred to below) (the "Obligors' Agent");
(4)[                   ] as facility agent (the "Facility Agent") on behalf of itself and the Lenders (as defined in the Agreement referred to below);
is supplemental to the revolving facility agreement dated [●] entered into between amongst others, WPP PLC as parent and Citibank Europe plc, UK Branch as facility agent (the " Agreement").
IT IS AGREED:
1.NOVATION
In consideration of a payment made by the Original Borrower to the Substitute Borrower and the release of the Original Borrower from its obligations and liabilities (actual or contingent) specified in the Schedule hereto under the Agreement and with effect on and from [                 ] (the "Effective Date") the Substitute Borrower hereby undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Original Borrower under the Agreement in respect of the Advances specified in the Schedule (including any such obligations or liabilities as may have accrued or become due in respect thereof prior to the Effective Date).
2.INTEGRATION
This Novation Agreement shall be read as one with the Agreement so that any reference therein to "this Agreement", "hereunder" and similar shall include and be deemed to include this Novation Agreement.
3.REPRESENTATIONS AND WARRANTIES
The Substitute Borrower represents and warrants to each Finance Party on [•] in the terms of the representations and warranties contained in Clause 12.2 (After Signing) of the Agreement (with reference to the facts and circumstances subsisting as at such date).
4.CONTINUING LIABILITY
The Obligors' Agent on behalf of itself and each other Obligor acknowledges and confirms that its obligations under Clause 18 (Guarantee and Indemnity) of the Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.
5.GOVERNING LAW
This Novation Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

SCHEDULE
[
]
IN WITNESS whereof the parties hereto have caused this Novation Agreement to be duly executed on the date first written above.

For and on behalf of
[The Original Borrower]	..................................................………
For and on behalf of
[The Substitute Borrower]	..................................................………
For and on behalf of each Guarantor,
each Borrower and the Obligors' Agent	..................................................………
For and on behalf of the Facility Agent for and on behalf of each
Finance Party	..................................................………

Schedule 7
FORM OF TRANSFER CERTIFICATE
To:    [*the Facility Agent]
Transfer Certificate
WPP PLC - $2,500,000,000 Revolving Facility Agreement
dated 15 March 2019 (the "Agreement")
Terms defined in the Agreement have the same meanings herein.
1.[Existing Lender] (the "Existing Lender") (a) confirms that to the extent that details appear in the Schedule hereto against, as the case may be, the heading "Existing Lender's Commitment" and/or "Existing Lender's Participation", such details accurately summarise, as the case may be, its commitment and/or participation in the Facilit[y/ies] and (b) requests [New Lender] (the "New Lender") to accept and procure the transfer to the New Lender of the portion specified in the Schedule of, as the case may be, its commitment and/or participation in the Facilit[y/ies] by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Agreement.
2.The New Lender hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 23.6 (Procedure for transfer) of the Agreement so as to take effect in accordance with the terms thereof on [date of transfer].
3.The New Lender confirms that it has received a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Existing Lender to check or enquire on its behalf into the execution, validity, enforceability, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Existing Lender to assess or keep under review on its behalf the financial condition, credit worthiness, affairs, status or nature of the Borrowers or of any other Party to the Agreement.
4.The New Lender hereby undertakes with the Existing Lender and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.
5.The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the execution, validity, enforceability, effectiveness or adequacy of the Agreement or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or any other Party to the Agreement or for the performance and observance by any Obligor or any other such party of any of its obligations under the Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.
6.The Existing Lender hereby gives notice to the New Lender (and the New Lender hereby acknowledges and agrees with the Existing Lender) that the Existing Lender is under no obligation to purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the portion transferred and referred to in the Schedule at any time after this Transfer Certificate shall have taken effect.
7.Following the date upon which this Transfer Certificate shall have taken effect, without limiting the provisions hereof, each of the New Lender and the Existing Lender hereby acknowledges and confirms to the other that in relation to the portion transferred and referred to in the Schedule variations, amendments or alterations to any of the terms of any of the Agreement and the Financing Documents arising in connection with any renegotiation or rescheduling of the obligations hereunder shall apply to and be binding on the New Lender alone.
8.This Transfer Certificate, any non-contractual obligations arising out of or in connection with it, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.
9.This Transfer Certificate is accepted as a Transfer Certificate for the purposes of the Agreement by the Facility Agent and the Transfer Date is confirmed as [•].
10.[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an Advance under a Financing Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]3
11.[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]4, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Parent notify:
(a)each Borrower which is a Party as a Borrower as at the Transfer Date; and
(b)each Borrower which becomes an Additional Obligor after the Transfer Date, that it wishes that scheme to apply to the Agreement.]5
3 Include if New Lender comes within paragraph (b) of the definition of UK Qualifying Lender in Clause 1.1 (Definitions).
4 Insert jurisdiction of tax residence.
5 Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Existing Lender's Commitment		Portion Transferred

Existing Lender's Participation
Amount	Term	Portion Transferred
[Existing Lender]		[New Lender]
Address:

By:		By:
Date:		Date:
_______________________ [Authorised Signatory] For and on behalf of Facility Agent

Schedule 8
FORM OF INCREASE CONFIRMATION
WPP PLC - $2,500,000,000 Revolving Facility Agreement dated 15 March 2019 (the "Agreement")
To:    [•] as Facility Agent and [•] as Parent, for and on behalf of each Obligor
From:    [the Increase Lender] (the "Increase Lender")
Dated:
We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
1.We refer to Clause 2.2 (Increase) of the Agreement.
2.The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was a Lender on the date of this Agreement under the Agreement in respect of the Relevant Commitment.
3.The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [•].
4.On the Increase Date, the Increase Lender becomes party to the Financing Documents as a Lender.
5.The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 26.8 (Addresses) of the Agreement are set out in the Schedule.
6.The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in sub-paragraph 2.2.6 of Clause 2.2 (Increase) of the Agreement.
7.This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
8.This Increase Confirmation, and any non-contractual obligations arising out of or in connection with it, are governed by English law.
9.This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.
10.[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an Advance under a Financing Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]6
11.[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]7, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Parent notify:
(a)each Borrower which is a Party as a Borrower as at the Increase Date; and
(b)each Borrower which becomes an Additional Obligor after the Increase Date, that it wishes that scheme to apply to the Agreement.]8
12.This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
13.This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English Law.
14.This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.
6 Include if New Lender comes within paragraph (b) of the definition of UK Qualifying Lender in Clause 1.1 (Definitions).
7 Insert jurisdiction of tax residence.
8 Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Increase Date is confirmed as [ ].
Facility Agent
By:

Schedule 9
FORM OF RESIGNATION LETTER
WPP PLC - $2,500,000,000 Revolving Facility Agreement dated 15 March 2019 (the "Agreement")
To:    [ ] as Facility Agent
From:    [Parent] and [resigning Borrower]
Dated:

Dear Sirs

1.We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.Pursuant to Clause 3.8 (Removal of Borrowers) of the Agreement, we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.
3.We confirm that:
(a)No Event of Default or Potential Event of Default is continuing or would result from the acceptance of this request; and
(b)such Borrower is under no actual or contingent obligations as a Borrower under any Financing Document.
4.This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Borrower]
By:	By:

Agreed and acknowledged by:

Citibank Europe plc, UK Branch
as Facility Agent
By:
Date:

Schedule 10
COMPOUNDED RATE TERMS
PART 1
DOLLARS

CURRENCY:	Dollars.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable.
Central Bank Rate:
(a)The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)if that target is not a single figure, the arithmetic mean of:
(i)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available, excluding the days with the highest (or, if there is more than one highest spread, only one of those highest spreads) and lowest (or, if there is more than one lowest spread, only one of those lowest spreads) spreads to the Central Bank Rate.
Central Bank Rate Spread: Credit Adjustment Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agreed to do so in place of the Facility Agent) between:
the RFR for that RFR Banking Day; and

the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

The credit adjustment spread specified below for a tenor of the same length as the relevant Interest Period of the relevant Compounded Rate Advance, or (if a corresponding tenor is not specified) the next highest tenor or, in any case, such other credit adjustment spread as may be agreed between the Facility Agent (acting on the instructions of all of the Lenders) and the Company.
Tenor
Applicable Credit Adjustment Spread (%)

1 Month
0.11448

2 Months
0.18456

3 Months
0.26161

6 Months
0.42826

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or

(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or

(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption: Relevant Market:	Not applicable. The market for overnight cash borrowing collateralised by US Government securities.
RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:
Any day other than:
(a)a Saturday or Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

PART 2
STERLING

CURRENCY:	Sterling.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable.
Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available, excluding the days with the highest (or, if there is more than one highest spread, only one of those highest spreads) and lowest (or, if there is more than one lowest spread, only one of those lowest spreads) spreads to the Central Bank Rate.
Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agreed to do so in place of the Facility Agent) between:
the RFR for that RFR Banking Day; and

the Central Bank Rate prevailing at the close of business on that RFR Banking Day.
Credit Adjustment Spread:	The credit adjustment spread specified below for GBP for a tenor of the same length as the relevant Interest Period of the relevant Compounded Rate Advance, or (if a corresponding tenor is not specified) the next highest tenor or, in any case, such other credit adjustment spread as may be agreed between the Facility Agent (acting on the instructions of all of the Lenders) and the Company.
Tenor
Applicable Credit Adjustment Spread (%)

1 Month
0.0326

2 Months
0.0633

3 Months
0.1193

6 Months
0.2766
Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

(a)the RFR for that RFR Banking Day; or

(a)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or

(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption: Relevant Market:	Not applicable. The sterling wholesale market.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

PART 3
SWISS FRANCS

CURRENCY:	Swiss francs.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable.
Central Bank Rate:	The policy rate of the Swiss National Bank as published by the Swiss National Bank from time to time.
Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available, excluding the days with the highest (or, if there is more than one highest spread, only one of those highest spreads) and lowest (or, if there is more than one lowest spread, only one of those lowest spreads) spreads to the Central Bank Rate.
Central Bank Rate Spread:
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agreed to do so in place of the Facility Agent) between:
(a)    the RFR for that RFR Banking Day; and
(b)    the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Credit Adjustment Spread:	The credit adjustment spread specified below for a tenor of the same length as the relevant Interest Period of the relevant Compounded Rate Advance or (if a corresponding tenor is not specified) the next highest tenor or, in any case, such other credit adjustment spread as may be agreed between the Facility Agent (acting on the instructions of all of the Lenders) and the Company.
Tenor
Applicable Credit Adjustment Spread (%)

1 Month
-0.0571

2 Months
-0.0231

3 Months
0.0031

6 Months
0.0741

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or

(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or

(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption: Relevant Market:	Not applicable. The Swiss francs overnight repo market.

RFR:	The SARON (Swiss Average Rate Overnight) reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for the settlement of payments and foreign exchange transactions in Zurich.
PART 4
JAPANESE YEN

CURRENCY:	Japanese yen.
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable.
Credit Adjustment Spread:	The credit adjustment spread specified below for a tenor of the same length as the relevant Interest Period of the relevant Compounded Rate Advance, or (if a corresponding tenor is not specified) the next highest tenor or, in any case, such other credit adjustment spread as may be agreed between the Facility Agent (acting on the instructions of all of the Lenders) and the Company.
Tenor
Applicable Credit Adjustment Spread (%)

1 Month
-0.02923

2 Months
-0.00449

3 Months
0.00835

6 Months
0.05809
Daily Rate:	The "Daily Rate" for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or

(b)if the RFR is not available for that RFR Banking Day, the most recent RFR for a day which is no more than five RFR Banking Days before that RFR Banking Day, rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.
Lookback Period:	Five RFR Banking Days.
Market Disruption: Relevant Market:	Not applicable. The Japanese yen uncollateralised overnight call market.
RFR:	The Tokyo Overnight Average Rate (TONA) provided by the Bank of Japan as administrator of the benchmark, or any successor administrator.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which commercial banks are open for general business in Tokyo, Japan.

Schedule 11
DAILY NON-CUMULATIVE COMPOUNDED RFR RATE
The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Advance is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:
where:
"UCCDR~~i~~" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";
"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and
the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):
where:
"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
"dcc" has the meaning given to that term above; and
the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:
"d0" means the number of RFR Banking Days in the Cumulation Period;
"Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" has the meaning given to that term above; and
"tni" has the meaning given to that term above.

Schedule 12
FORM OF SUSTAINABILITY COMPLIANCE CERTIFICATE

To:     [Facility Agent]
From:     [Borrower]
Date: [•]
Dear Sirs,
[•] (the "Agreement")
1.We refer to the Agreement. This is a Sustainability Certificate. Terms defined in the Agreement shall, subject to the contrary indication, have the same meanings when used in this Sustainability Certificate.
2.We confirm that the realised scores for each Environmental KPI set out below, which are taken from the Group’s most recent sustainability report dated [•], are those set out under the heading "Realised Score" below.

Environmental KPI	Target score for the relevant year	Realised Score for the relevant year	Target Score reached? (Y/N)
Environmental KPI 1 (tCO2e)
Environmental KPI 2 (%)

3.We also attach the latest Sustainalytics ESG Report dated [•] which confirms that the SMS is [X] which is [equal or greater than our SMS target score [Y]] / [less than our SMS target score [Y] but greater than an SMS score of [Z]] / [equal or less than the SMS score [Z]].
4.We confirm that the Margin adjustment pursuant to Clauses 9.1.4 should be [plus/minus] [•]% and 9.1.5 should be [plus/minus] [•]%, and therefore that the overall Margin adjustment pursuant to Clauses 9.1.4 and 9.1.5 should be [plus/minus] [•]% and that the applicable Margin should be [•]% per annum.
[Borrower]
By: [X]
Title: [Chief Financial Officer]/[Chief Executive]

SIGNATORIES
[This Agreement was originally signed on 15 March 2019 and the signature pages are for reference only.]
The Parent
WPP PLC

By:

The Borrowers
WPP CP LLC

By:

WPP FINANCE CO. LIMITED

By:

WPP CP FINANCE PLC

By:

The Guarantors
WPP PLC

By:

WPP JUBILEE LIMITED

By:

WPP 2005 LIMITED

By:

The Facility Agent
CITIBANK EUROPE PLC, UK Branch

By:

The Swingline Agent
CITIBANK, N.A.

By:

The Mandated Lead Arrangers
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

By:

BARCLAYS BANK PLC

By:

BNP PARIBAS

By:

CITIGROUP GLOBAL MARKETS LIMITED

By:

COMMERZBANK AG, LONDON BRANCH

By:

GOLDMAN SACHS BANK USA

By:

HSBC BANK PLC

By:

ING BANK N.V., LONDON BRANCH

By:

J.P. MORGAN SECURITIES PLC

By:

NATIONAL WESTMINSTER BANK PLC

By:

SUMITOMO MITSUI BANKING CORPORATION

By:

WELLS FARGO BANK N.A., LONDON BRANCH

By:

DANSKE BANK A/S

By:

INTESA SANPAOLO S.P.A

By:

NORDEA BANK ABP, FILIAL I SVERIGE

By:

The Lenders
BANK OF AMERICA, N.A. LONDON BRANCH

By:

BANK OF AMERICA, N.A.
(for Swingline Advances)

By:

BARCLAYS BANK PLC

By:

BNP PARIBAS, LONDON BRANCH

By:

CITIBANK, N.A., LONDON BRANCH

By:

CITIBANK, N.A.
(for Swingline Advances )

By:
COMMERZBANK AG, LONDON BRANCH

By:

GOLDMAN SACHS BANK USA

By:

HSBC BANK PLC

By:

ING BANK N.V., LONDON BRANCH

By:
ING BANK N.V., DUBLIN BRANCH
(for Swingline Advances)

By:

JPMORGAN CHASE BANK N.A., LONDON BRANCH

By:

JPMORGAN CHASE BANK, N.A.
(for Swingline Advances)

By:

NATIONAL WESTMINSTER BANK PLC

By:

SUMITOMO MITSUI BANKING CORPORATION

By:

SUMITOMO MITSUI BANKING CORPORATION
(for Swingline Advances)

By:

WELLS FARGO BANK N.A., LONDON BRANCH

By:

DANSKE BANK A/S, LONDON BRANCH

By:

INTESA SANPAOLO S.p.A.

By:

NORDEA BANK ABP, FILIAL I SVERIGE

By:

SIGNATORIES

The Parent

WPP PLC

By: Charles Van der Welle

CHARLES VAN DER WELLE
AUTHORISED SIGNATORY

The Borrowers

WPP CP LLC

By:

WPP FINANCE CO. LIMITED

By: Charles Van der Welle

CHARLES VAN DER WELLE
DIRECTOR

WPP CP FINANCE PLC

By: Charles Van der Welle

CHARLES VAN DER WELLE
DIRECTOR

SIGNATORIES

The Parent

WPP PLC

By:

The Borrowers

WPP CP LLC

By:

Thomas Graziano
Vice President - Tax Operations and Secretary

WPP FINANCE CO. LIMITED

By:

WPP CP FINANCE PLC

By:

The Guarantors

WPP PLC

By: Charles Van der Welle

CHARLES VAN DER WELLE
AUTHORISED SIGNATORY

WPP JUBILEE LIMITED

By: Charles Van der Welle

CHARLES VAN DER WELLE
DIRECTOR

WPP 2005 LIMITED

By: Charles Van der Welle

CHARLES VAN DER WELLE
DIRECTOR

The Facility Agent

CITIBANK EUROPE PLC, UK Branch

By: